Exhibit 10.1

EXECUTION VERSION
LAMAR MEDIA CORP.

CREDIT AGREEMENT
Dated as of April 28, 2010

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
THE ROYAL BANK OF SCOTLAND PLC
as Syndication Agent
BANK OF AMERICA, N.A.,
and
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Co-Documentation Agents
J.P. MORGAN SECURITIES INC.
WELLS FARGO SECURITIES, LLC
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

SECTION 1.01. DEFINED TERMS	1
SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS	26
SECTION 1.03. TERMS GENERALLY	26
SECTION 1.04. ACCOUNTING TERMS; GAAP	26
SECTION 1.05. SUBSIDIARIES; DESIGNATION OF UNRESTRICTED SUBSIDIARIES	26
ARTICLE II
THE CREDITS
ARTICLE III
GUARANTEE BY GUARANTORS

(i)

Page

SECTION 3.07. CONTINUING GUARANTEE	57
SECTION 3.08. RIGHTS OF CONTRIBUTION	57
SECTION 3.09. GENERAL LIMITATION ON GUARANTEE OBLIGATIONS	58
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
ARTICLE V
CONDITIONS

SECTION 5.01. EFFECTIVE DATE	62
SECTION 5.02. EACH EXTENSION OF CREDIT	64
ARTICLE VI
AFFIRMATIVE COVENANTS

(ii)

Page
ARTICLE VII
NEGATIVE COVENANTS
ARTICLE VIII
EVENTS OF DEFAULT
ARTICLE IX
THE ADMINISTRATIVE AGENT
ARTICLE X
MISCELLANEOUS

(iii)

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Lenders and Commitments
Schedule 4.06	—	Disclosed Matters
Schedule 4.11	—	Supplemental Disclosure
Schedule 4.13	—	Material Agreements and Liens
Schedule 4.14	—	Subsidiaries
Schedule 6.11	—	Real Property
Schedule 7.02	—	Liens
Schedule 7.03	—	Existing Guarantees
Schedule 7.07	—	Certain Existing Affiliate Transactions
Schedule 7.08	—	Existing Restrictions
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Counsel to the Credit Parties
Exhibit B-2	—	Form of Opinion of Puerto Rico Counsel to the Subsidiary Borrower
Exhibit B-3	—	Form of Opinion of New York Counsel to the Credit Parties
Exhibit C	—	Form of First Lien Intercreditor Agreement
Exhibit D-1	—	Form of Pledge Agreement
Exhibit D-2	—	Form of Holdings Guaranty and Pledge Agreement
Exhibit E	—	Form of Joinder Agreement
Exhibit F	—	Form of Lender Addendum
Exhibit G	—	Form of Additional Subsidiary Borrower Designation Letter
Exhibit H	—	Form of Offered Range Prepayment Option Notice
Exhibit I	—	Form of Lender Participation Notice
Exhibit J	—	Offered Range Voluntary Prepayment Notice

(iv)

          CREDIT AGREEMENT (this “Agreement”) dated as of April 28, 2010 between LAMAR MEDIA CORP., LAMAR ADVERTISING OF PUERTO RICO, INC., each “ADDITIONAL SUBSIDIARY BORROWER” that may be designated as such hereunder pursuant to an Additional Subsidiary Borrower Designation Letter, the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:
          “2013 Senior Subordinated Notes” means the 7 1/4% Senior Subordinated Notes due 2013 of the Company in the original principal amount of $385,000,000.
          “2015 Senior Subordinated Notes” means collectively, (i) the 6⅝% Senior Subordinated Notes due 2015 of the Company in the original principal amount of $400,000,000, (ii) the 6⅝% Senior Subordinated Notes due 2015 – Series B of the Company in the original principal amount of $216,000,000 and (iii) the 6⅝% Senior Subordinated Notes due 2015 – Series C of the Company in the original principal amount of $275,000,000.
          “2018 Senior Subordinated Notes” means the 7⅞% Senior Subordinated Notes due 2018 of the Company in the original principal amount of $400,000,000.
          “Acceptable Purchase Price” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Acceptance Date” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) the Company and/or any of its Subsidiaries acquires the business of, or all or substantially all of the assets of, any firm, corporation or division thereof, whether through purchase of assets, purchase of stock, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of the Company becomes a Subsidiary of the Company.
          “Additional Subsidiary Borrower” means any Wholly Owned Subsidiary of the Company organized under the laws of Puerto Rico, Canada (or a Province thereof), Mexico or any other U.S. or non-U.S. jurisdiction that is designated by the Company as an “Additional Subsidiary Borrower” with respect to any Incremental Term Loans pursuant to an Additional Subsidiary Borrower Designation Letter.
          “Additional Subsidiary Borrower Designation Letter” means an Additional Subsidiary Borrower Designation Letter substantially in the form of Exhibit G between the Company, the relevant Additional Subsidiary Borrower and the Administrative Agent.
          “Adjusted Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) 1.0% plus the LIBO Rate for the applicable Class of Loans (without giving effect to any rounding) for a one month Interest Period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder together with its successors in such capacity.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate of the Company or any of its Restricted Subsidiaries solely by reason of his or her being a director, officer or employee of the Company or any of its Restricted Subsidiaries and (b) none of the Subsidiary Guarantors shall be Affiliates of the Company or any of its Restricted Subsidiaries.
          “Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) relating to the Administrative Agent under this Agreement, the percentage of the total Commitments or, if greater, the Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitment or Loans, as applicable, of all Classes hereunder.
          “Applicable Purchase Price” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Applicable Rate” means:
     (a) for any Eurodollar Revolving Credit Loan, Eurodollar Term A-1 Loan or Eurodollar Term A-2 Loan, 3.00%; provided that such rate shall be reduced to (i) 2.75% at any time that the Senior Debt Ratio was less than or equal to 2.50 to 1 but greater than 2.00 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01 and (ii) 2.50% at any time that the Senior Debt Ratio was less than or equal to 2.00 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01;
     (b) for any Base Rate Revolving Credit Loans, Base Rate Term A-1 Loan or Base Rate Term A-2 Loan, 2.00%; provided that such rate shall be reduced to (i) 1.75% at any time that the Senior Debt Ratio was less than or equal to 2.50 to 1 but greater than 2.00 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01 and (ii) 1.50% at any time that the Senior Debt Ratio was less than or equal to 2.00 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01;
     (c) for commitment fees, 0.50%; provided that such rate shall be reduced to 0.375% at any time that the Senior Debt Ratio was less than or equal to 2.50 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01;
     (d) for any Type of Incremental Loans of any Series established after the Effective Date, such rates of interest as shall be agreed upon at the time Incremental Loan Commitments of such Series are established;
     (e) subject to Section 2.01(c), for any Eurodollar Term B Loan, 3.00%, provided that such rate shall be reduced to 2.75% at any time that the Senior Debt Ratio was less than or equal to 2.50 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01; and
     (f) subject to Section 2.01(c), for any Base Rate Term B Loan, 2.00%, provided that such rate shall be reduced to 1.75% at any time that the Senior Debt Ratio was less than or equal to 2.50 to 1 as at the last day of the fiscal quarter most recently ended as to which the Company has delivered financial statements and a certificate of a Financial Officer pursuant to Section 6.01.
          Each change in the “Applicable Rate” based upon any change in the Senior Debt Ratio shall become effective for purposes of the accrual of interest (including in respect of all then-outstanding Loans) hereunder on the date three Business Days after the delivery to the Administrative Agent of the financial statements of the Company and certificate of a Financial Officer for the most recently ended fiscal quarter pursuant to Section 6.01, and shall remain effective for such purpose until three Business Days after the next delivery of such financial statements and certificate of a Financial Officer to the Administrative Agent hereunder.
          Notwithstanding the foregoing, in the event the Company consummates any Acquisition or Disposition for aggregate consideration of $100,000,000 or more, the Company shall forthwith deliver to the Administrative Agent a certificate of a Financial Officer, in form and detail satisfactory to the Administrative Agent, setting forth a redetermination of the Senior Debt Ratio reflecting such Acquisition or Disposition and, on the date three Business Days after the delivery of such certificate, the Applicable Rate shall be adjusted to give effect to such redetermination of the Senior Debt Ratio.
          Anything in this Agreement to the contrary notwithstanding, (i) the Applicable Rate shall be the highest rates provided for above if the certificate of a Financial Officer shall not be delivered by the times provided in Section 6.01 or within three Business Days after the occurrence of any Acquisition or Disposition described above (but only, in the case of this paragraph, with respect to periods prior to the delivery of such certificate) and (ii) in the event that any financial statements under Section 6.01 or any certificate delivered pursuant to Section 6.01(c) is determined by the Administrative Agent and the Company to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered or within 91 days after the date on which all Loans have been repaid and all Commitments have been terminated, and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Company shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a corrected certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected certificate (but in no event shall the Lenders owe any amounts to the Borrowers), and (iii) the Borrowers shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
          “Available Liquidity” means on any date, the sum of (i) the excess, if any, of (x) the amount of all Revolving Credit Commitments of each Lender that is not a Defaulting Lender on such date over (y) the aggregate Revolving Credit Exposure on such date plus (ii) the aggregate amount of unrestricted cash and Permitted Investments of the Company and its Restricted Subsidiaries on such date.
          “Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.
          “Basic Documents” means the Loan Documents, the Senior Subordinated Notes Indentures and the Senior Notes Indenture (or any indenture governing Permitted Refinancing First Lien Notes or any applicable governing agreement for any Refunding Indebtedness).
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowers” means (i) the Company, (ii) the Initial Subsidiary Borrower and (iii) effective upon the designation thereof pursuant to an Additional Subsidiary Borrower Designation Letter, each Additional Subsidiary Borrower.
          “Borrowing” means Loans of a particular Class of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any period, the sum for the Company or any of its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any Acquisition or any reinvestment into assets, plant and equipment from the proceeds of any Casualty Event or Disposition.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Management Agreement” means, with respect to the Company or any of its Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit or purchasing card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
          “Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that a Lender holding such Commitment is obligated to make are Revolving Credit Loans, Term A-1 Loans, Term A-2 Loans, Term B Loans or Incremental Term Loans of a particular Series.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitments” means the Revolving Credit Commitments, Term A-1 Loan Commitments, Term A-2 Loan Commitments, Term B Loan Commitments and commitments in respect of Incremental Term Loans, as applicable.
          “Company” means Lamar Media Corp., a Delaware corporation.
          “Confidential Information Memorandum” means the Confidential Information Memorandum dated April 2010 with respect to the syndication of the credit facilities provided herein.
          “Consolidated Excess Cash Flow” means, for any period, the excess of (a) EBITDA for such period over (b) the sum of (i) all Debt Service for such period plus (ii) the aggregate amount of all Capital Expenditures made during such period (excluding Capital Expenditures to the extent financed with the proceeds of Indebtedness or constituting Capital Lease Obligations incurred pursuant to Section 7.01) plus (iii) the aggregate amount paid, or required to be paid, in cash in respect of income, franchise, real estate and other like taxes for such period (to the extent not deducted in determining EBITDA for such period) plus (iv) the aggregate amount of Restricted Payments made during such period by the Company to Holdings to enable Holdings to make interest payments on its Indebtedness (other than Restricted Payments deducted in computing EBITDA for such period) plus (v) any net increase (or minus any net decrease) in Working Capital from the first day through the last day of such period plus (vi) for each fiscal year of the Company, the amount of any net reduction (if any) in the aggregate outstanding principal amount of the Revolving Credit Loans from the first day of such period to the last day of such period (excluding any such reduction to the extent financed with the proceeds of Indebtedness) plus (viii) the aggregate amount of optional prepayments of principal of the Term Loans made pursuant to Section 2.09 (excluding prepayments to the extent financed with the proceeds of Indebtedness) plus (ix) the aggregate amount of cash consideration paid in respect of Acquisitions (excluding Acquisitions to the extent financed with the proceeds of Indebtedness (other than Revolving Credit Loans) or proceeds of the issuance of equity securities or capital contributions) during such period.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Parties” means, collectively, Holdings, the Borrowers and the Subsidiary Guarantors.
          “Cumulative Credit” means, at any time of determination, an amount equal to the sum of:
     (a) the Cumulative Retained Excess Cash Flow Amount at the time of determination, plus
     (b) the cumulative amount of cash proceeds contributed to the Company as capital following the Effective Date and at or prior to the time of determination, minus
     (c) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.05(a)(x) after the Effective Date and prior to the time of determination, minus
     (d) any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(e) after the Effective Date and prior to the time of determination.
          “Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the cumulative sum of Consolidated Excess Cash Flow for each fiscal year of the Company ending after the Effective Date minus the cumulative sum of the ECF Application Amounts for each such fiscal year; provided, that, solely for purposes of calculating the Cumulative Retained Excess Cash Flow Amount, Consolidated Excess Cash Flow shall not be reduced by the amount of any optional prepayment of principal of the Term Loans.
          “Debt Service” means, for any period, the sum, for the Company and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments or regularly scheduled mandatory prepayments of principal of any Indebtedness (including the Term Loans and the Incremental Loans and the principal component of any payments in respect of Capital Lease Obligations, but excluding any prepayments pursuant to Section 2.09, other than prepayments of amortization amounts within 12 months of the due date thereof) made during such period plus (b) all Interest Expense for such period.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days after the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, (b) notified the Company, the Administrative Agent, any Issuing Lender or any Lender in writing that such Lender does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that such Lender does not intend to comply with its funding obligations under this Agreement unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, (c) failed, within three Business Days after request by the Administrative Agent or the Company, to confirm promptly in writing that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within three Business Days after the date when due, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, or (e) become subject to a Lender-Related Distress Event.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.
          “Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Company or any of its Restricted Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any obsolete or worn-out tools and equipment no longer used or useful in the business of the Company and its Restricted Subsidiaries and (iii) any Collateral under and as defined in the Pledge Agreement pursuant to an exercise of remedies by the Administrative Agent under Section 4.05 thereof.
          “Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by the Company or any of its Restricted Subsidiaries in connection with such Disposition.
          “Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.
          “EBITDA” means, for any period, operating income for Holdings and its Subsidiaries (other than any Unrestricted Subsidiary) (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, Interest Expense, depreciation, amortization and any other non-cash income or charges accrued for such period, one-time cash restructuring charges and cash severance charges in the fiscal year ending on December 31, 2009 (which charges shall not in the aggregate exceed $2,500,000 for such fiscal year) and charges and expenses in connection with the Transactions and the repurchase or redemption of 2013 Senior Subordinated Notes) for such period and (except to the extent received or paid in cash by Holdings or any of its Subsidiaries (other than any

Unrestricted Subsidiary) income or loss attributable to equity in Affiliates for such period), excluding any extraordinary and unusual gains or losses during such period, and excluding the proceeds of any Casualty Events and Dispositions. For purposes hereof, the effect thereon of any adjustments required under Statement of Financial Accounting Standards No. 141R shall be excluded.
     Notwithstanding the foregoing, except as otherwise provided in Section 7.04(f), if during any period for which EBITDA is being determined Holdings shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement, EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.
          “ECF Application Amount” means, with respect to any fiscal year of the Company, the product of the ECF Percentage applicable to such fiscal year multiplied by the Consolidated Excess Cash Flow for such fiscal year.
          “ECF Percentage” means 50%, provided that for each fiscal year ending on or after December 31, 2010, if the Total Holdings Debt Ratio as at the last day of such fiscal year shall be less than or equal to 5.00 to 1.00 but greater than 4.00 to 1.00, then such percentage shall be reduced to 25% and if the Total Holdings Debt Ratio as at the last day of such fiscal year shall be less than or equal to 4.00 to 1.00, then such percentage shall be reduced to 0%, provided that any such reduction in the ECF Percentage shall be not become effective unless the financial statements required to have been delivered for the applicable fiscal year pursuant to Section 6.01(a) shall have been delivered.
          “Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Hedging Arrangement” means any agreement or other arrangement pursuant to which the Company or any of its Restricted Subsidiaries shall agree to purchase shares of capital stock of the Company from another Person at a fixed price or formula (or to make payments to another Person calculated with reference to the price of any such shares), whether such agreement or other arrangement arises in connection with an acquisition of a business or property, an employee benefit plan, a hedging transaction or otherwise.
          “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VIII.
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by any jurisdiction as a result of such recipient being organized or having its principal office in, or, in the case of any Lender having its applicable lending office in or being engaged in business in such jurisdiction (other than a business deemed to arise solely as a result of entering into, or being a party to or enforcing or receiving any payments under, any of the Loan Documents or engaging in any other transaction thereunder) (b) any Tax similar to the branch profits tax under section 884(a) of the Code imposed by any jurisdiction described in (a), (c) in the case of a Foreign Lender to a U.S. Borrower (other than an assignee pursuant to a request by the Company under Section 2.17(b)), any U.S. Federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to any law in effect at the time such Foreign Lender becomes a party to this Agreement, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.15(a) and (d) any withholding tax attributable to a recipient’s failure to comply with Section 2.15(e).
          “Existing Credit Agreement” means Credit Agreement dated as of September 30, 2005, as amended, between the Company, the Subsidiary Guarantors, the lenders named therein (including certain of the Lenders hereunder) and JPMorgan Chase Bank, N.A., as Administrative Agent.

          “Existing Letters of Credit” means outstanding letters of credit under the Existing Credit Agreement as of the Effective Date, all such Existing Letters of Credit being listed on Schedule 1.01 hereto.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of l%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company, as the case may be.
          “First Lien Intercreditor Agreement” means an agreement in substantially the form of Exhibit C, with such changes thereto as are reasonably acceptable to the Administrative Agent and the Company.
          “Fixed Charges Ratio” means, as at any date, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) the sum for the Company and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (i) all Debt Service for such period plus (ii) the aggregate amount of all Capital Expenditures made during such period plus (iii) the aggregate amount paid, or required to be paid, in cash in respect of income, franchise, real estate and other like taxes for such period (to the extent not deducted in determining EBITDA for such period) plus (iv) the aggregate amount of Restricted Payments made during such period by the Company to Holdings to enable Holdings to make interest payments on its Indebtedness (other than Restricted Payments deducted in computing EBITDA for such period).
          “Foreign Lender” means any Lender that is not a United States person within the meaning of section 7701(a)(30) of the Code.
          “Foreign Subsidiary” means a Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”) or a subsidiary of a CFC.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.
          “Guaranteed Obligations” means (a) in the case of the Company and the Subsidiary Guarantors, the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by such Subsidiary Borrower hereunder or under any other Loan Document, and all obligations of the Company or any Subsidiary to any Secured Cash Management Bank or Secured Swap Provider under any Secured Cash Management Agreement or Secured Swap Agreement, in each case strictly in accordance with the terms thereof and (b) in the case of the Subsidiary Guarantors, the principal of and interest on the Loans made by the Lenders to the Company, all LC Disbursements and all other amounts from time to time owing to the Lenders, the Issuing Lenders or the Administrative Agent by the Company hereunder or under any other Loan Document, and all obligations of the Company or any Subsidiary to any Secured Cash Management Bank or Secured Swap Provider under any Secured Cash Management Agreement or Secured Swap Agreement, in each case strictly in accordance with the terms thereof.
          “Guarantor” means, collectively, the Subsidiary Guarantors and, in its capacity as a guarantor pursuant to Article III, the Company.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holdings” means Lamar Advertising Company, a Delaware corporation of which the Company is a Wholly Owned Subsidiary.
          “Holdings Guaranty and Pledge Agreement” means a Guaranty and Pledge Agreement substantially in the form of Exhibit D-2 between Holdings, the Administrative Agent and the additional Secured Parties party thereto.
          “Holdings Senior Notes” means collectively, the 2.875% Convertible Notes due 2010 issued by Holdings pursuant to a First Supplemental Indenture dated as of June 16, 2003 between Holdings and Wachovia Bank of Delaware, National Association, as Trustee, in an original aggregate maximum face amount equal to $287,500,000, together with any notes issued in exchange therefor.
          “Inactive Subsidiary” means, as at any date, any Subsidiary of the Company that, as at the end of and for the quarterly accounting period ending on or most recently ended prior to such date, shall have less than $1,000 in assets.
          “Incremental Amendment” has the meaning assigned to such term in Section 2.01(c).
          “Incremental Lenders” has the meaning assigned to such term in Section 2.01(c).
          “Incremental Term Loan” has the meaning assigned to such term in Section 2.01(c).
          “Indebtedness” means, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts are payable within 120 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) obligations under Equity Hedging Arrangements (and, for purposes hereof, the amount of Indebtedness under an Equity Hedging Arrangement shall be deemed to be equal to the aggregate maximum contingent or potential liability under such Equity Hedging Arrangement). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.
          Notwithstanding the foregoing, the following items shall not be deemed “Indebtedness” for purposes hereof: (i) obligations under Swap Agreements; (ii) Surety Bond Obligations; (iii) obligations in respect of the undrawn face amount of letters of credit (other than letters of credit supporting obligations that would otherwise constitute Indebtedness under this definition) to the extent that the aggregate amount of all such obligations does not exceed $30,000,000; (iv) any obligations to pay deferred compensation under employee benefits plans to the extent such obligations are fully funded; and (v) any principal, accrued interest or premium of any Indebtedness intended to be refunded with the proceeds of an incurrence of Refunding Indebtedness permitted under Section 7.01 to the extent that (x) notice of redemption or prepayment of the Indebtedness to be refunded shall have been given to the holders thereof or shall be given substantially contemporaneously with the incurrence of such Refunding Indebtedness and (y) proceeds of such Refunding Indebtedness shall have been deposited into escrow with irrevocable instructions to the escrow agent to apply such proceeds to the redemption of, or repurchase of, such Indebtedness to be refunded.
          “Indemnified Taxes” means all Taxes other than Excluded Taxes.
          “Initial Subsidiary Borrower” means Lamar Advertising of Puerto Rico, Inc., a corporation organized under the laws of Puerto Rico and a wholly-owned subsidiary of the Company.
          “Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.06.
          “Interest Expense” means, for any period, the sum, for the Company and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Swap Agreements accrued during such period (whether or not actually paid or received during such period) including, without limitation, fees, but excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Swap Agreements in effect on the date hereof plus (c) all fees (other than (i) any amendment fees paid by the Company during such period in connection with any amendment to this Agreement (ii) any fees, expenses or original issue discount incurred in connection with any incurrence of Indebtedness by the Company or any Restricted Subsidiary (iii) any prepayment fees or premium associated with any prepayment of Indebtedness) incurred in connection with this Agreement and the Loans hereunder, including letter of credit fees and expenses related thereto, incurred hereunder after the Effective Date.

          Notwithstanding the foregoing, (x) if during any period for which Interest Expense is being determined the Company shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement (other than any calculation of Consolidated Excess Cash Flow), Interest Expense shall be determined on a pro forma basis as if such Acquisition or Disposition (and any Indebtedness incurred by the Company or any of its Restricted Subsidiaries in connection with such Acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period and (y) in determining the amount of Interest Expense for any period during which the Company or any Restricted Subsidiary shall have escrowed the proceeds from any Indebtedness incurred to refund other Indebtedness subject to irrevocable instructions for such proceeds to be applied to such refunding, Interest Expense relating to the Indebtedness to be refunded shall be reduced by any interest earned on such escrowed proceeds and from any securities in which such proceeds shall be invested.
          “Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class, nine or twelve months) thereafter, as the relevant Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing,
     (x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Termination Date, such Interest Period shall end on the Revolving Credit Termination Date,
     (y) no Interest Period for any Term Loan Borrowing may commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of Term Loans of the applicable Class having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of Term Loans of such Class, respectively, scheduled to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date, and
     (z) notwithstanding the foregoing clauses (x) and (y), no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurodollar Loan for such period.
          “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or capital contribution to, any other Person or any agreement to make any such acquisition or capital contribution (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 180 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business; or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person.
          Notwithstanding the foregoing, the following items shall not be deemed “Investments” for purposes hereof: (i) Capital Expenditures, (ii) Acquisitions and (iii) obligations (including, without limitation, deposits) in connection with Surety Bonds.
          “Issuing Lender” means JPMorgan Chase Bank, N.A. and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation and has been approved as an “Issuing Lender” by the Administrative Agent in its reasonable discretion, each in its capacity as the issuer of Letters of Credit hereunder. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E.
          “JPMCB” means JPMorgan Chase Bank, N.A., a national banking corporation.
          “LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lender Addendum” means, with respect to any Lender party hereto on the Effective Date, a Lender Addendum, substantially in the form of Exhibit F, to be executed and delivered by such Lender on or before the Effective Date as provided in Section 10.14, provided that with respect to any Lender who has executed a counterpart to this Agreement on the Effective Date, such signature page shall serve as the Lender Addendum for such Lender.
          “Lender-Related Distress Event” means, (i) with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary bankruptcy or insolvency proceeding with respect to such Distressed Person, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, or the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof or (ii) with respect to any Lender, the Administrative Agent shall have reasonably determined that such Lender has failed to comply with such Lender’s funding obligations under any other syndicated credit facility pursuant to which such Lender must extend credit.
          “Lender Participation Notice” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Lenders” means each Incremental Loan Lender, each Lender that has executed a Lender Addendum, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) solely in the case of Term B Loans, 1.25% per annum and (b) the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that the rate in clause (b) above is not available at such time for any reason, then such rate in clause (b) with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating lease) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes evidencing Loans hereunder and the Security Documents.
          “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including any Incremental Loans of any Series.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Restricted Subsidiaries (or of the Company and all of its Subsidiaries) taken as a whole, (b) the ability of any Obligor to perform any of its obligations under this Agreement or any Credit Party to perform any of its obligations under the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans or Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Company or any of its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.
          “MIL” means Missouri Logos, LLC, a Wholly Owned Subsidiary of Interstate Logos, L.L.C., a Wholly Owned Subsidiary of the Company.
          “Missouri Partnership” means Missouri Logos, a Missouri general partnership, in which MIL is a general partner.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Available Proceeds” means:
     (i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;
     (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Company and its Restricted Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event; and
     (iii) in the case of any issuance of any Permitted Refinancing First Lien Notes, the aggregate gross proceeds therefrom received by the Company or any of its Subsidiaries net of any investment banking fees and legal, accounting, printing and other similar fees and expenses incurred by the Company or any of its Restricted Subsidiaries directly in connection with the issuance of such any Permitted Refinancing First Lien Notes.
          “Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments received by the Company and its Restricted Subsidiaries directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including, without limitation, Disposition Investments); provided that
     (a) Net Cash Payments shall be net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Company and its Restricted Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Company and its Restricted Subsidiaries as a result of such Disposition, but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within twelve months of the date of such Disposition; and
     (b) Net Cash Payments shall be net of any repayments by the Company or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness under this Agreement or in respect of Permitted Refinancing First Lien Notes) to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.
          “New Senior Notes” means any senior notes issued after the date hereof in accordance with the requirements of Section 7.01(j).
          “New Senior Notes Indentures” means the indentures pursuant to which any New Senior Notes are issued.
          “New Senior Subordinated Notes” means any notes issued after the date hereof in accordance with the requirements of Section 7.01(b).
          “New Senior Subordinated Notes Indentures” means the indentures pursuant to which any New Senior Subordinated Notes are issued.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).
          “Obligors” means, collectively, the Borrowers and the Subsidiary Guarantors.
          “Offered Loans” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Offered Range Prepayment Option Notice” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Offered Range Voluntary Prepayment” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Offered Range Voluntary Prepayment Notice” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Other Taxes” means any and all present or future stamp, documentary, recording, or other excise or property Taxes, arising from any payment or prepayment made hereunder or from the execution, performance, registration, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (d) of this definition; and
     (f) with respect to Foreign Subsidiaries, obligations guaranteed by the jurisdiction in which the Foreign Subsidiary is organized and is conducting business maturing within one year from the date of acquisition thereof in an aggregate principal amount up to but not exceeding $25,000,000 at any one time outstanding as to all Foreign Subsidiaries.
          “Permitted Refinancing First Lien Notes” means debt securities issued by the Company after the Effective Date pursuant to Section 7.01(c), secured by Liens on all or a portion of the Collateral ranking pari passu with the Liens securing the Guaranteed Obligations hereunder and subject to the First Lien Intercreditor Agreement, (a) the terms of which do not provide for any scheduled principal repayment, mandatory redemption or sinking fund obligations prior to the final maturity date of all Term Loans outstanding on the date such debt securities are issued (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate, call protection and redemption premiums), taken as a whole, are not more restrictive to the Company and the Subsidiaries than those set forth in this Agreement, (c) of which no Subsidiary of the Company is an issuer or guarantor other than any Subsidiary Guarantor and (d) which are not secured by any Liens on any assets of the Company or any of its Subsidiaries other than assets of the Company and the Subsidiary Guarantor that constitute Collateral.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreement” means a Pledge Agreement, substantially in the form of Exhibit D-1, between the Obligors, the Administrative Agent and the additional Secured Parties party thereto.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Principal Payment Dates” means, with respect to any Term Loan, any scheduled date for the payment of principal of such Term Loan pursuant to Section 2.08(b)(i), (ii) or (iii) or Section 2.08(c), as applicable.

          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Proposed Offered Range Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Proposed Range” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Qualified Holdings Obligations” means, collectively, obligations of the following categories incurred from time to time by Holdings on behalf of the Company and its Subsidiaries: (i) directors’ fees, and fees, costs and expenses in respect of professional and related services which may be rendered to the Company and its Subsidiaries from time to time, including the fees and expenses of accountants, lawyers, investment bankers and other consultants retained in connection with matters affecting the Company and its Subsidiaries collectively, (ii) premiums, fees and expenses in connection with insurance policies and employee benefit programs (including workmen’s compensation) maintained on behalf of the Company or any of its Subsidiaries, (iii) fees, costs and expenses incurred in connection with acquisitions and financings, including banking and underwriting fees (including underwriters discounts), (iv) fees, costs and expenses in connection with the purchase by the Company and its Subsidiaries of data communications services and (v) any other fees, costs and expenses (other than Taxes) incurred by Holdings on behalf of the Company and its Restricted Subsidiaries that would, if paid by the Company and its Restricted Subsidiaries, be treated as an operating expense.
          “Qualified Reilly Partnership” means any general or limited partnership, all of the partnership interests of which are owned by (a) Kevin P. Reilly, Sr., (b) his wife, (c) his children, (d) his children’s spouses, (e) his grandchildren, or (f) trusts of which he, his wife, his children, his children’s spouses and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the sole trustee(s).
          “Qualifying Lenders” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Qualifying Loans” has the meaning assigned to such term in Section 2.09(a)(ii).
          “Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.
          “Refunding Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries permitted under Section 7.01(e).
          “Register” has the meaning assigned to such term in Section 10.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, (i) prior to the borrowing of the Term A-1 Loans, Term A-2 Loans and Term B Loans on the Effective Date, Lenders holding a majority in aggregate principal amount of the Commitments in effect at such time and (ii) thereafter Lenders (other than Defaulting Lenders) holding a majority in aggregate principal amount of the Term Loans and Revolving

Credit Commitments (or, if the Revolving Credit Commitments have terminated, the Revolving Credit Exposure) of all Lenders other than Defaulting Lenders at such time.
          “Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders (other than Defaulting Lenders) holding a majority in aggregate principal amount of the Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, the Revolving Credit Exposure) of all Revolving Credit Lenders other than Defaulting Lenders at such time.
          “Restricted Indebtedness” has the meaning assigned to such term in Section 7.11.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company (and including also any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding dividends payable solely in shares of common stock of the Company.
          “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
          “Revolving Commitment Increase” has the meaning set forth in Section 2.01(c).
          “Revolving Commitment Increase Lender” has the meaning set forth in Section 2.01(c).
          “Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Credit Termination Date and (b) the date of termination of the Revolving Credit Commitments.
          “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09, (b) increased from time to time pursuant to Section 2.01(c) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate original amount of the Revolving Credit Commitments is $250,000,000.
          “Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.
          “Revolving Credit Lender” means (a) initially, a Lender that has a “Revolving Credit Commitment” set forth opposite the name of such Lender on Schedule 2.01 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 10.04.
          “Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a) pursuant to a Revolving Credit Commitment.

          “Revolving Credit Termination Date” means the earlier of: (i) April 28, 2015 (or, if such day is not a Business Day, the next preceding Business Day) or (ii) if any Permitted Refinancing First Lien Notes have been issued and are outstanding, the date on which no Term Loans are outstanding under this Agreement.
          “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by the Company or any of its Subsidiaries with any Person that, at the time such Cash Management Agreement was entered into, was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender (a “Secured Cash Management Bank”) (even if such Person shall cease to be the Administrative Agent, a Lender or an Affiliate of a Lender).
          “Secured Parties” means the Lenders, the Administrative Agent, each Issuing Lender, each Secured Swap Provider, each Secured Cash Management Bank and any successors or assigns of the foregoing.
          “Secured Swap Agreement” means any Swap Agreement that is entered into by the Company or any of its Subsidiaries with any counterparty that, at the time such Swap Agreement was entered into, was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender (a “Secured Swap Provider”) (even if such Person shall cease to be the Administrative Agent, a Lender or an Affiliate of a Lender).
          “Security Documents” means the Pledge Agreement, the Holdings Guaranty and Pledge Agreement and any other collateral agreement, intercreditor agreement, mortgage, deed of trust, ship mortgage, license or sub-license agreement or account control agreement delivered in connection with the Loan Documents, and all Uniform Commercial Code financing statements and continuation statements required by such documents to be filed with respect to the security interests created pursuant thereto.
          “Senior Debt Ratio” means, as at any date, the ratio of (a) all Indebtedness (other than Subordinated Indebtedness) of the Company and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) on such date to (b) EBITDA for the period of four consecutive quarters ending on or most recently ended prior to such date for which financial statements are available or were required to be delivered.
          “Senior Notes” means the 9 3/4% Senior Notes due 2014 of the Company in the original principal amount of $350,000,000.
          “Senior Notes Indenture” means the indenture pursuant to which the Senior Notes were issued.
          “Senior Subordinated Notes” means, collectively, (a) the 2013 Senior Subordinated Notes, (b) the 2015 Senior Subordinated Notes and (c) the 2018 Senior Subordinated Notes.
          “Senior Subordinated Notes Indentures” means the indentures pursuant to which the Senior Subordinated Notes have been issued.
          “Senior Unsecured Indebtedness” means, collectively, Indebtedness in respect of the Senior Notes and any New Senior Notes (and, as contemplated in Section 7.01(e), any Indebtedness that extends, renews, refunds or replaces any Senior Notes or New Senior Notes).
          “Series” has the meaning assigned to such term in Section 2.01(c).

          “Significant Subsidiary Guarantor” means, as at any date, any Subsidiary Guarantor having assets with a fair market value of $60,000,000 or more.
          “Special Acquisition Subsidiary” means any entity formed by Holdings that is a Wholly Owned Subsidiary of Holdings but not a Subsidiary of the Company, and that is formed for the sole purpose of effecting a tax free acquisition of another corporation (the “Target”) under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, in which Holdings invests not more than $1,000 in cash at any one time and which Wholly Owned Subsidiary is contributed to the Company or to a Restricted Subsidiary (and, thereby becomes a Wholly Owned Subsidiary of the Company or such Restricted Subsidiary) within five Business Days after the consummation of the merger or other transaction resulting in the acquisition of the Target.
          “Springing Maturity Event” has the meaning assigned to such term in Section 2.07.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” means, collectively, Indebtedness in respect of the Senior Subordinated Notes and any New Senior Subordinated Notes (and, as contemplated in Section 7.01(e), any Indebtedness that extends, renews, refunds or replaces any Senior Subordinated Notes or New Senior Subordinated Notes).
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, association or other entity (other than a partnership) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, association or other entity (other than a partnership) of which securities or other ownership interests representing more than 50% of the ordinary voting power as of such date, are owned, controlled or held or (b) any partnership the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Company.
          “Subsidiary Borrowers” means, collectively, (i) the Initial Subsidiary Borrower and (ii) effective upon the designation thereof pursuant to any Additional Subsidiary Borrower Designation Letter, each Additional Subsidiary Borrower.
          “Subsidiary Guarantors” means the Persons listed under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto or which become a party hereto as a “Subsidiary Guarantor” hereunder pursuant to any Joinder Agreement, provided, however that no Foreign Subsidiary shall be a Subsidiary Guarantor with respect to any Loan to the Company or to any Domestic Subsidiary under this Agreement.
          “Surety Bonds” means surety or other similar bonds required to be posted by the Company and its Restricted Subsidiaries in the ordinary course of their respective businesses or posted on behalf of Affiliates in the ordinary course of their respective businesses.
          “Surety Bond Obligations” means, with respect to any Surety Bond as to which any Credit Party or Restricted Subsidiary is a direct or contingent obligor, all such direct or contingent obligations.
          “Swap Agreement” means any agreement with respect to any swap, forward, future, cap, collar or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no “phantom stock” or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries, or any Equity Hedging Arrangement, shall be deemed to be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, assessments, duties, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term A Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Term A-1 Commitment and/or Term A-2 Commitment at such time and (b) from and after the Effective Date, any Lender that holds Term A-1 Loans and/or Term A-2 Loans at such time.
          “Term A Loan Maturity Date” means December 31, 2015 (or, if such date is not a Business Day, the next preceding Business Day).
          “Term A-1 Borrowing” means a borrowing consisting of simultaneous Term A-1 Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(b)(i).
          “Term A-1 Loan” means an advance made to the Company by a Term A Lender pursuant to Section 2.01(b)(i).
          “Term A-1 Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term A-1 Loans on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Term A-1 Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term A-1 Loan Commitment is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Term A-1 Loan Commitment,” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term A-1 Loan Commitment, as applicable. The aggregate original amount of the Term A-1 Loan Commitments is $270,000,000.
          “Term A-2 Borrowing” means a borrowing consisting of simultaneous Term A-2 Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(b)(iii).

          “Term A-2 Loan” means an advance made to the Initial Subsidiary Borrower by a Term A Lender pursuant to Section 2.01(b)(iii).
          “Term A-2 Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term A-2 Loans on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Term A-2 Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term A-2 Loan Commitment is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Term A-2 Loan Commitment,” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term A-2 Loan Commitment, as applicable. The aggregate original amount of the Term A-2 Loan Commitments is $30,000,000.
          “Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b)(ii).
          “Term B Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term B Loans at such time.
          “Term B Loan” means an advance made to the Company by a Term B Lender pursuant to Section 2.01(b)(ii).
          “Term B Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term B Loans on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Term B Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term B Loan Commitment is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Term B Loan Commitment,” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term B Loan Commitment, as applicable. The aggregate original amount of the Term B Loan Commitments is $575,000,000.
          “Term B Loan Maturity Date” means December 31, 2016 (or, if such date is not a Business Day, the next preceding Business Day).
          “Term Loans” means, collectively, the Term A-1 Loans, Term A-2 Loans, Term B Loans and any Incremental Term Loans.
          “Total Holdings Debt Ratio” means, as at any date, the ratio of (a) all Indebtedness (including Subordinated Indebtedness, the Holdings Senior Notes and any other convertible debt) of Holdings and its Subsidiaries (other than any Unrestricted Subsidiary) (determined on a consolidated basis without duplication in accordance with GAAP) on such date to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.
          “Transactions” means (a) with respect to any Borrower, the execution, delivery and performance by such Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to any Credit Party (other than the Borrowers), the execution, delivery and performance by such Credit Party of the Loan Documents to which it is a party.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.
          “Unrestricted Subsidiaries” means any Subsidiary of the Company that (a) shall have been designated as an “Unrestricted Subsidiary” in accordance with the provisions of Section 1.05 and (b) any Subsidiary of an Unrestricted Subsidiary; notwithstanding the foregoing, so long as a Subsidiary Borrower has Term Loans outstanding under this Agreement, such Subsidiary Borrower shall not be an Unrestricted Subsidiary.
          “U.S. Borrower” means any Borrower that is a domestic corporation within the meaning of Section 7701(a) of the Code.
          “U.S. dollars” or “$” refers to lawful money of the United States of America.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
          “Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. The term “Wholly Owned Restricted Subsidiary” shall refer to any Restricted Subsidiary that is also a Wholly Owned Subsidiary.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Working Capital” means, at any time, the excess or deficiency at such time of current assets (excluding cash and cash equivalents) over current liabilities (excluding the current portion of long-term debt) of the Company and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).
          “Yield” for any Term Loan on any date on which any “Yield” is required to be calculated hereunder will be the internal rate of return on such Term Loan determined by the Administrative Agent in consultation with the Company utilizing (a) the greater of (i) if applicable, any “LIBOR floor” applicable to such Term Loan on such date and (ii) the forward LIBOR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the earlier of (x) the date that is four years following such date and (y) the final maturity date of such Term Loan; (b) the Applicable Margin for such Term Loan on such date (other than any component thereof in the form of a “LIBOR floor” which shall be determined pursuant to clause (a) above); and (c) the issue price of such Term Loan (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Term Loan calculated based on an assumed four year average life to maturity).

          SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan” or a “Term A-1 Loan”) or by Type (e.g., a “Base Rate Loan”, or a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan” or a “Base Rate Revolving Credit Loan”); each Series of Incremental Term Loans shall be deemed a separate Class of Loans hereunder. In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class.
          SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any requirement that a financial condition be satisfied after giving effect to a specified action shall be based on balance sheet items on the date such action is taken and income statement items for the most recent period of four fiscal quarters for which financial statements are available.
          SECTION 1.05. SUBSIDIARIES; DESIGNATION OF UNRESTRICTED SUBSIDIARIES. The Company may at any time designate any of its Subsidiaries (including any newly acquired or newly formed Subsidiary or any Foreign Subsidiary) to be an “Unrestricted Subsidiary” for purposes of this Agreement, by delivering to the Administrative Agent a certificate of a Financial Officer (and the Administrative Agent shall promptly forward a copy of such certificate to each Lender) attaching a copy of a resolution of its Board of Directors (or authorized subcommittee thereof) setting forth such designation and stating that the conditions set forth in this Section 1.05 have been satisfied with respect to such designation, provided that no such designation shall be effective unless (x) at the time of such designation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) at the time of such designation and at all times thereafter:

     (a) except as permitted under Section 7.03, no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Unrestricted Subsidiary other than obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit supporting insurance arrangements and performance and surety bonds, each incurred in the ordinary course of business and not as part of a financing transaction (collectively, “Permitted Unrestricted Subsidiary Obligations”), (A) is guaranteed by any Borrower or any Restricted Subsidiary or (B) is recourse to or obligates any Borrower or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to satisfaction thereof,
     (b) such Unrestricted Subsidiary has no Indebtedness or any other obligation (other than Permitted Unrestricted Subsidiary Obligations) that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and
     (c) such Subsidiary is an “Unrestricted Subsidiary” (or will become an Unrestricted Subsidiary not later than its designation as an Unrestricted Subsidiary hereunder) under the Senior Subordinated Notes Indentures, any New Senior Subordinated Notes Indenture or New Senior Notes Indenture, the Senior Notes Indenture and any indenture governing Permitted Refinancing First Lien Notes, it being understood that to accomplish the foregoing, the Company may condition such designation hereunder upon the effectiveness of the designation of such Subsidiary as an Unrestricted Subsidiary under such Indentures.
Notwithstanding the foregoing clause (a), the Company shall be entitled to designate any Subsidiary as an Unrestricted Subsidiary hereunder even though such Subsidiary shall, at the time of such designation, be obligated with respect to Guarantees under any Senior Subordinated Notes Indenture, any New Senior Subordinated Notes Indenture, any New Senior Notes Indenture, any Senior Note Indenture or any indenture governing Permitted Refinancing First Lien Notes, provided that at the time of such designation, (i) the Company is taking such action as is necessary to cause such Subsidiary to be released from such Guarantees and (ii) such designation shall not become effective until such time as such release shall be obtained.
          Any designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed an Investment in an amount equal to the fair market value of such Subsidiary (as determined in good faith by the Board of Directors of the Company) and any such designation shall be permitted only if it complies with the provisions of Section 7.05. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed an Acquisition of such Unrestricted Subsidiary and shall be permitted only to the extent permitted as an Acquisition under Section 7.04(e). The Company shall give the Administrative Agent and each Lender prompt notice of each resolution adopted by the Board of Directors (or authorized subcommittee thereof) of the Company under this Section 1.05 designating any Subsidiary as an Unrestricted Subsidiary (and notice of each designation of an Unrestricted Subsidiary as a Restricted Subsidiary), together with a copy of each such resolution adopted.

ARTICLE II
THE CREDITS
          SECTION 2.01. COMMITMENTS.
          (a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Company from time to time during the Revolving Credit Availability Period in U.S. dollars in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, provided that the total Revolving Credit Exposure shall not at any time exceed the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Credit Loans.
          (b) Term Loans. Subject to the terms and conditions set forth herein:
     (i) each Term A Lender severally agrees to make a single loan to the Company on the Effective Date in U.S. dollars in an amount not to exceed such Term A Lender’s Term A-1 Loan Commitment;
     (ii) each Term B Lender severally agrees to make a single loan to the Company on the Effective Date in U.S. dollars in an amount not to exceed such Term B Lender’s Term B Loan Commitment; and
     (iii) each Term A Lender severally agrees to make a single loan to the Initial Subsidiary Borrower on the Effective Date in U.S. dollars in an amount not to exceed such Term A Lender’s Term A-2 Loan Commitment.
          Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.
          (c) Incremental Loans. Any Borrower may at any time or from time to time after the Effective Date, by notice from the Company to the Administrative Agent and the Lenders, request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”), provided that:
     (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Event of Default shall exist;
     (ii) immediately after giving effect to the borrowing of such Incremental Term Loans or the establishment of such Revolving Commitment Increase, the Company shall be in compliance with the covenants set forth in Section 7.09;
     (iii) each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000;
     (iv) the aggregate amount of Incremental Term Loans and Revolving Commitment Increases following the Effective Date shall not exceed $300,000,000 (provided that the Borrowers may obtain up to an additional $200,000,000 in the aggregate of Incremental Term Loans and/or Revolving Commitment Increases so long as immediately after giving effect to the borrowing of any such Incremental Term Loans or the establishment of any such Revolving Commitment Increase the Senior Debt Ratio would be less than or equal to 3.25 to 1.0);
     (v) the aggregate amount of Incremental Term Loans of Subsidiary Borrowers established following the Effective Date shall not exceed $110,000,000;
     (vi) any Incremental Term Loans (1) shall not mature earlier than the Term B Loan Maturity Date, (2) shall not have a Weighted Average Life to Maturity that is shorter than the then remaining Weighted Average Life to Maturity of then-existing Term B Loans, (3) shall have the interest rates, upfront fees and OID for any Series of Incremental Term Loans shall be as agreed between the applicable Borrower and the Incremental Lenders providing the applicable Series of Incremental Term Loans; provided that if the Yield of any Series of Incremental Term Loans exceeds the Yield on the Term B Loans by more than 50 basis points, the Applicable Margins for the Term B Loans shall automatically be increased on the date such Series of Incremental Term Loans is established to the extent necessary to cause the Yield on the Term B Loans to be 50 basis points less than the Yield on such Series of Incremental Term Loans;
     (vii) in no event shall the Incremental Term Loans of any Series be entitled to participate on a greater than pro rata basis with the Term A-1 Loans, Term A-2 Loans or Term B Loans then outstanding in any mandatory prepayment pursuant to this Agreement; and
     (viii) except to the extent contemplated above, all other terms of any Incremental Term Loans shall either be substantially the same as the terms of the Term B Loans or shall be reasonably satisfactory to the Administrative Agent.
          Each notice from the Company pursuant to this Section 2.01(c) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (but no existing Lender will have any obligation to make a portion of any Incremental Term Loan or any portion of any Revolving Commitment Increase and no Borrower shall have any obligation to offer any Series of Incremental Term Loans or any Revolving Commitment Increase to existing Lenders) or by any other bank or other financial institution (any such existing Lender or other bank or other financial institution being called an “Incremental Lender”), provided that the Administrative Agent and the Issuing Lender, as applicable, shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Incremental Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent any such consent would be required under Section 10.04(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. Incremental Term Loans and Revolving Commitment Increases shall be established pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, any Subsidiary Borrower that will be a Borrower in respect of such Incremental Term Loans, each Incremental Lender and the Administrative Agent. The Incremental Amendment may, without the consent of any other party, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent to effect the provisions of this Section 2.01(c). In connection with any Incremental Amendment, the Obligors shall deliver such customary opinions and instruments as may be reasonably requested by the Administrative Agent for purposes of ensuring the enforceability of the Loan Documents after giving effect to such Incremental Amendment. Any Incremental Term Loans established pursuant to any Incremental Amendment shall constitute a separate “Series” of Incremental Term Loans hereunder.

          Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.01, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, each Revolving Commitment Increase Lender shall purchase at par such portions of each other Revolving Credit Lender’s Revolving Credit Loans as the Administrative Agent may specify so that the Revolving Credit Loans are held by each Revolving Credit Lender (including each Revolving Commitment Increase Lender) on a pro rata basis in accordance with their respective Applicable Percentages.
          SECTION 2.02. LOANS AND BORROWINGS.
          (a) Obligations Several. Each Loan of a particular Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Type of Loans. Subject to Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the relevant Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts. At the commencement of each Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount at least equal to $2,000,000 or any greater multiple of $1,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to $500,000 or any greater multiple of $500,000; provided that (i) a Base Rate Borrowing of Loans of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class (or, in the case of an Incremental Loan Commitment of any Series, in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Series) and (ii) a Base Rate Revolving Credit Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
          SECTION 2.03. REQUESTS FOR BORROWINGS. To request a Borrowing, the relevant Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Credit Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) whether the requested Borrowing is to be a Revolving Credit Borrowing, a Term A-1 Borrowing, a Term A-2 Borrowing, a Term B Borrowing or a Borrowing of Incremental Term Loans of a specified Series;
     (ii) the aggregate amount of such Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;
     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (vi) the identity of the Borrower and the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. LETTERS OF CREDIT.
          (a) General. Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.01(a), the Company may request the issuance of Letters of Credit for its own account by an Issuing Lender, in a form reasonably acceptable to such Issuing Lender, at any time and from time to time during the Revolving Credit Availability Period on any date falling more than five Business Days prior to the Revolving Credit Termination Date. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to an Issuing Lender selected by it and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Company also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (i) the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, two years after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Termination Date, provided that any such Letter of Credit may provide for automatic extensions thereof to a date not later than one year beyond the current expiration date, so long as such extended expiration date is not later than the date five Business Days prior to the Revolving Credit Termination Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby agrees to pay to the Administrative Agent, for the account of the respective Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Lender and not reimbursed. Each Revolving Lender acknowledges and agrees that its obligation to make such payments pursuant to this paragraph (d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $500,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Base Rate Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Credit Borrowing.
          If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative

Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.05 with respect to Revolving Credit Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of the Company’s obligations hereunder.
          Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:
     (i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
     (ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
     (iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
          (g) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. Such Issuing Lender shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Credit Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.04, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.04 to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.
          (i) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Company receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Company shall be required to provide cover for LC Exposure pursuant to Section 2.08, 2.09(b) or 2.18, the Company shall immediately deposit into the Collateral Account under and as defined in the Pledge Agreement an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.08, 2.09(b) or 2.18, the amount required under Section 2.08, 2.09(b) or 2.18, as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in clause (g) or (h) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of any other obligations of the Obligors hereunder.
          (j) Existing Letters of Credit. On the Effective Date, each Existing Letter of Credit is hereby designated a “Letter of Credit” (with JPMCB as the Issuing Lender) under and for all purposes of this Agreement. In that connection, the Company hereby represents and warrants to each Issuing Lender, each Revolving Credit Lender and the Administrative Agent that each Existing Letter of Credit satisfies the requirements of this Section 2.04 (including paragraph (c) above).
          SECTION 2.05. FUNDING OF BORROWINGS.
          (a) Manner of Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Credit Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the respective Issuing Lender.
          (b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption and in its sole discretion, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the relevant Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.06. INTEREST ELECTIONS.
          (a) Elections by the Borrowers. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The relevant Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) Notification of Elections. To make an election pursuant to this Section 2.06, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower.
          (c) Content of Notifications. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Notification by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Conversions into Base Rate Borrowings. If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.07. TERMINATION AND REDUCTION OF COMMITMENTS.
          (a) Mandatory Termination of Commitment. Unless previously terminated, (i) each Revolving Credit Commitment shall terminate at the close of business on the Revolving Credit Termination Date, (ii) the Term A-1 Loan Commitments, Term A-2 Loan Commitments and Term B Loan Commitments shall terminate at the close of business on the Effective Date, and (iii) the commitments with respect to each Series of Incremental Term Loans shall terminate at the close of business on the commitment termination date specified in the Incremental Amendment entered into with respect to such Series.
          In addition, all Commitments shall automatically terminate on (i) December 31, 2013 if the Senior Notes have not been repaid or refinanced with the proceeds of (or in exchange for) Indebtedness with a final maturity after the Term B Loan Maturity Date or defeased in accordance with the terms of the Senior Notes Indenture (or an amount in cash sufficient to fully refund the Senior Notes shall have been irrevocably deposited into a segregated account for the purpose of refunding the Senior Notes) on or prior to December 31, 2013 and (ii) May 15, 2015 if the 2015 Senior Subordinated Notes have not been repaid or refinanced with the proceeds of (or in exchange for) Indebtedness with a final maturity after the Term B Loan Maturity Date or defeased in accordance with the terms of the Senior Subordinated Notes Indentures relating to the 2015 Senior Subordinated Notes on or prior to May 15, 2015 (any such condition described in clause (i) or (ii) above that results or would result in an early termination of the Commitments in accordance with the foregoing, a “Springing Maturity Event”).
          (b) Voluntary Terminations and Reductions of Commitments. The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of such Class shall be in an amount that is at least equal to $3,000,000 or any greater multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

          (c) Notification of Termination or Reduction. The Company shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.08. REPAYMENT OF LOANS; EVIDENCE OF DEBT.
          (a) Revolving Credit Loans. The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Credit Loans on the Revolving Credit Termination Date.
          In addition, if a Springing Maturity Event shall occur, the Company shall repay all Revolving Credit Loans and provide full cash cover for all LC Exposure on the date such Springing Maturity Event occurs.
          (b) Term Loans.
          (i) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the Term A Lenders the outstanding principal amount of the Term A-1 Loans on each date set forth below in the aggregate principal amount set forth opposite such date:

Principal Payment Date	Principal Amount
June 30, 2011	$3,375,000
September 30, 2011	$3,375,000
December 31, 2011	$3,375,000
March 31, 2012	$3,375,000
June 30, 2012	$6,750,000
September 30, 2012	$6,750,000
December 31, 2012	$6,750,000
March 31, 2013	$6,750,000
June 30, 2013	$6,750,000
September 30, 2013	$6,750,000
December 31, 2013	$6,750,000
March 31, 2014	$6,750,000
June 30, 2014	$13,500,000
September 30, 2014	$13,500,000
December 31, 2014	$13,500,000
March 31, 2015	$13,500,000
June 30, 2015	$37,125,000
September 30, 2015	$37,125,000
Term A Loan Maturity Date	Entire remaining principal amount

          (ii) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the Term B Lenders the outstanding principal amount of the Term B Loans on each date set forth below in the aggregate principal amount set forth opposite such date:

Principal Payment Date	Principal Amount
June 30, 2010	$1,437,500
September 30, 2010	$1,437,500
December 31, 2010	$1,437,500
March 31, 2011	$1,437,500
June 30, 2011	$1,437,500
September 30, 2011	$1,437,500
December 31, 2011	$1,437,500
March 31, 2012	$1,437,500
June 30, 2012	$1,437,500
September 30, 2012	$1,437,500
December 31, 2012	$1,437,500
March 31, 2013	$1,437,500
June 30, 2013	$1,437,500
September 30, 2013	$1,437,500
December 31, 2013	$1,437,500
March 31, 2014	$1,437,500
June 30, 2014	$1,437,500
September 30, 2014	$1,437,500
December 31, 2014	$1,437,500
March 31, 2015	$1,437,500
June 30, 2015	$1,437,500
September 30, 2015	$1,437,500
December 31, 2015	$1,437,500
March 31, 2016	$1,437,500
June 30, 2016	$1,437,500
September 30, 2016	$1,437,500
Term B Loan Maturity Date	Entire remaining principal amount
          (iii) The Initial Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term A Lenders the outstanding principal amount of the Term A-2 Loans on each date set forth below in the aggregate principal amount set forth opposite such date:

Principal Payment Date	Principal Amount
June 30, 2011	$375,000
September 30, 2011	$375,000
December 31, 2011	$375,000
March 31, 2012	$375,000
June 30, 2012	$750,000
September 30, 2012	$750,000
December 31, 2012	$750,000
March 31, 2013	$750,000
June 30, 2013	$750,000
September 30, 2013	$750,000

Principal Payment Date	Principal Amount
December 31, 2013	$750,000
March 31, 2014	$750,000
June 30, 2014	$1,500,000
September 30, 2014	$1,500,000
December 31, 2014	$1,500,000
March 31, 2015	$1,500,000
June 30, 2015	$4,125,000
September 30, 2015	$4,125,000
Term A Loan Maturity Date	Entire remaining principal amount
          (iv) In addition, if a Springing Maturity Event shall occur, the Company shall repay all Term A-1 Loans, all Term A-2 Loans and all Term B Loans on the date such Springing Maturity Event occurs.
          (c) Incremental Term Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Incremental Lenders of any Series the principal of the Incremental Term Loans of such Series made to such Borrower on such dates and in such amounts as shall be agreed upon between such Borrower and such Lenders at the time the Incremental Term Loans of such Series are established.
          (d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (e) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (f) Records Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of a Borrower to repay the Loans in accordance with the terms of this Agreement.
          (g) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
          SECTION 2.09. PREPAYMENT OF LOANS.
          (a) Optional Prepayments.
          (i) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section

2.09. Each prepayment of Term Loans shall be applied to the Term Loans ratably in accordance with the respective outstanding principal amounts of such Term Loans (and, in the case of Incremental Term Loans, to all Series thereof ratably in accordance with the respective outstanding principal amounts of such Series), and pro rata to the installments thereof in accordance with the respective aggregate principal amounts of the Term Loans outstanding on the date of such prepayment, provided that, at its option exercised by notice to the Administrative Agent: (A) the relevant Borrower may elect to apply an amount of such prepayment equal to the installments of such Term Loans due on the next four Principal Payment Dates immediately following the date of such prepayment to such installments in direct order of maturity (for the avoidance of doubt, such prepayments are to be applied (i) pro rata to all payments due on the first subsequent Principal Payment Date, and (ii) pro rata to all payments due on each subsequent Principal Payment Date in direct order of maturity, with no payments being applied to payments due on subsequent Principal Payment Dates unless all payments due on prior Principal Payment Dates have been paid in full); (B) in the case of any prepayment by the Company, the Company may elect to exclude the Term Loans of any Subsidiary Borrower from such prepayment (notwithstanding the requirement above that prepayments be applied ratably to the Term Loans); (C) in the case of any prepayment by a Subsidiary Borrower, such Subsidiary Borrower may elect to exclude the Term Loans of the Company or of any other Subsidiary Borrower from such prepayment (notwithstanding the requirement above that prepayments be applied ratably to the Term Loans); (D) a Borrower may elect to specify that its prepayment shall be allocated to prepay, in whole or in part, the outstanding principal of the Term Loans by applying them directly to scheduled amortization payments in direct order of maturity; and (E) so long no Default has occurred and is continuing and, on a pro forma, basis (x) the Senior Debt Ratio would be less than 3.25 to 1.00 and (y) the Company has at least $100,000,000 of Available Liquidity, the Company may elect to have its prepayment applied to scheduled amortization of any Class of Term Loans as selected by the Company, with such prepayment to be applied to the next four Principal Payment Dates immediately following the date of such prepayment to such installments in direct order of maturity (for the avoidance of doubt, such prepayments are to be applied (i) pro rata to all payments due on the Class or Classes selected on the first subsequent Principal Payment Date, and (ii) pro rata to all payments due on the Class or Classes selected on each subsequent Principal Payment Date in direct order of maturity, with no payments being applied to payments due on subsequent Principal Payment Dates unless all payments due on prior Principal Payment Dates have been paid in full). Notwithstanding the foregoing, the applicable Incremental Amendment for any Incremental Term Loans may provide that other Classes of Term Loans outstanding on the date such Incremental Term Loans are borrowed may be prepaid pursuant to this Section 2.09(a)(i) without prepaying such Incremental Term Loans.
          (ii) Notwithstanding anything to the contrary in Section 2.09(a)(i), so long as no Default has occurred and is continuing, and after giving effect to such prepayment, (x) the Senior Debt Ratio would be less than 3.25 to 1.00 and (y) the Company would have at least $100,000,000 of Available Liquidity, any Borrower may prepay, at a discount to the par value thereof (or at any other price established through the procedures described in this Section 2.09(a)(ii)), Term Loans of any Class of Lenders who consent to such prepayment by offering to prepay such Term Loans from each Lender holding such Class of Term Loans (any such payment, an “Offered Range Voluntary Prepayment”) by providing written notice to the Administrative Agent substantially in the form of Exhibit H hereto that such Borrower is offering to prepay such Term Loans at a discount to par (or such other price as shall be established) (such notice, an “Offered Range Prepayment Option Notice”) and specifying the Class or Classes of Term Loans to which such offer is being made, the aggregate amount of consideration to be utilized for such prepayment (such amount, to be no less than $10,000,000, the “Proposed Offered Range Prepayment Amount”), specifying a price or price range, expressed as a percentage of par value (the “Proposed Range”), and specifying the date upon which the Lenders are required to indicate their election with respect to the prepayment (such date, to be no less than five Business Days after the date upon which the applicable Borrower provides the Offered Range Prepayment Option Notice to the Administrative Agent, the “Acceptance Date”). Upon receiving the Offered Range Prepayment Option Notice, the Administrative Agent

shall promptly notify the applicable Lenders thereof, and any Lender wishing to have its Term Loans of the applicable Class prepaid pursuant to such offer shall, on or prior to the Acceptance Date, specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) the lowest purchase price (the “Acceptable Purchase Price”) within the Proposed Range and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of the applicable Class held by such Lender with respect to which such Lender is willing to permit an Offered Range Voluntary Prepayment at the Acceptable Purchase Price (“Offered Loans”). Based on the Acceptable Purchase Prices and principal amounts of Term Loans of the applicable Class specified by the Lenders in the applicable Lender Participation Notices, the Administrative Agent, in consultation with the applicable Borrower, shall determine the applicable purchase price for Term Loans (the “Applicable Purchase Price”), which Applicable Purchase Price shall be (A) the purchase price specified by the applicable Borrower if such Borrower has selected a single purchase price pursuant to this Section 2.09(a)(ii) for the Proposed Range or (B) otherwise, the lowest Acceptable Purchase Price at which such Borrower may pay the Proposed Offered Range Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Purchase Price); provided, however, that in the event that such Proposed Offered Range Prepayment Amount cannot be repaid in full at any Acceptable Purchase Price, the Applicable Purchase Price shall be the highest Acceptable Purchase Price specified by the Lenders that is within the Proposed Range. The Applicable Purchase Price shall be applicable for all Lenders who have offered to participate in the Offered Range Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans of the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept an Offered Range Voluntary Prepayment of any of its Term Loans of the applicable Class at any price within the Proposed Range.
          The applicable Borrower shall make an Offered Range Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Purchase Price that is equal to or less than the Applicable Purchase Price (“Qualifying Loans”) at the Applicable Purchase Price; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Offered Range Prepayment Amount, such amounts in each case calculated at the Applicable Purchase Price, such Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Offered Range Prepayment Amount, such amounts in each case calculated at the Applicable Purchase Price, the applicable Borrower shall prepay all Qualifying Loans.
          Each Offered Range Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Purchase Price and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.14), upon irrevocable notice substantially in the form of Exhibit J hereto (each an “Offered Range Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three Business Days prior to the date of such Offered Range Voluntary Prepayment, which notice shall specify the date and amount of the Offered Range Voluntary Prepayment and the Applicable Purchase Price determined by the Administrative Agent. Upon receipt of any Offered Range Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Offered Range Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Purchase Price for the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.
          Any prepayment of principal pursuant to this Section 2.09(a)(ii) shall be applied pro rata to reduce the amortization payments of such Class of Loans.
          (b) Mandatory Prepayments. The Borrowers shall make prepayments of the Loans hereunder as follows:
     (i) Casualty Events. Upon the date 270 days following the receipt by a Borrower or any of its Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of such Borrower or any of its Restricted Subsidiaries, in each case, in excess of $5,000,000 (or upon such earlier date as such Borrower or such Restricted Subsidiary, as the case may be, shall have determined not to reinvest such proceeds as provided below), such Borrower shall prepay the Loans of such Borrower in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied or committed to be applied to a reinvestment into assets reasonably related to the outdoor advertising, out of home media and logo signage business of such Borrower and its Restricted Subsidiaries pursuant to one or more Capital Expenditures (disregarding the proviso of such definition for the purposes of this Section 2.09(b)(i)) or Acquisitions permitted hereunder (it being understood that if Net Available Proceeds committed to be applied are not in fact applied within twelve months of the respective Casualty Event, then such Net Available Proceeds shall be applied to the prepayment of Loans as provided in this clause (i) at the expiration of such twelve-month period), such prepayment to be effected in each case in the manner and to the extent specified in clause (v) of this Section 2.09(b).
     (ii) Sale of Assets. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, each Borrower agrees, on or prior to the occurrence of any Disposition affecting property of such Borrower or any of its Restricted Subsidiaries, to deliver to the Administrative Agent a statement certified by a Financial Officer, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such Disposition that will (on the date of such Disposition) be received by such Borrower or any of its Subsidiaries in cash and, unless such Borrower shall elect to reinvest such Net Cash Payments as provided below, such Borrower will prepay the Loans of such Borrower hereunder as follows:
     (x) upon the date of such Disposition, in an aggregate amount equal to 100% of such estimated amount of the Net Cash Payments of such Disposition, to the extent received by such Borrower or any of its Subsidiaries in cash on the date of such Disposition; and
     (y) thereafter, quarterly, on the date of the delivery by such Borrower to the Administrative Agent pursuant to Section 6.01 of the financial statements for any quarterly fiscal period or fiscal year, to the extent such Borrower or any of its Subsidiaries shall receive Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Disposition Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Payments minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) (C) any other adjustment received or paid by such Borrower or any of its Subsidiaries pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Payments of Dispositions, provided that if prior to the date upon which such Borrower would otherwise be required to make a prepayment under this clause (y) with respect to any quarterly fiscal period the aggregate amount of such Net Cash Payments (after giving effect to the adjustments provided for in this clause (y)) shall exceed $5,000,000, then such Borrower shall within three Business Days make a prepayment under this clause (y) in an amount equal to such required prepayment.
Prepayments of Loans (and cover for LC Exposure) shall be effected in each case in the manner and to the extent specified in clause (v) of this Section 2.09(b).
     Notwithstanding the foregoing, a Borrower shall not be required to make a prepayment (or provide cover) pursuant to this Section 2.09(b)(ii) with respect to the Net Cash Payments from any Disposition in the event that such Borrower advises the Administrative Agent at the time a prepayment is required to be made under the foregoing clause (x) or (y) that it intends to reinvest such Net Cash Payments into assets reasonably related to the outdoor advertising, out of home media and logo signage business of such Borrower and its Restricted Subsidiaries pursuant to one or more Capital Expenditures (disregarding the proviso of such definition for purposes of this Section 2.09(b)(ii)) or Acquisitions permitted hereunder, so long as the Net Cash Payments from any Disposition by such Borrower or any of its Restricted Subsidiaries are in fact so reinvested within 180 days of such Disposition (it being understood that, in the event more than one Disposition shall occur during any 180-day period, the Net Cash Payments received in connection with such Dispositions shall be reinvested in the order in which such Dispositions shall have occurred) and, accordingly, any such Net Cash Payments so held for more than 180 days shall be forthwith applied to the prepayment of Loans (and cover for LC Exposure) as provided in clause (v) of this Section 2.09(b).
     Anything herein to the contrary notwithstanding, the Borrowers shall not be required to make any prepayment pursuant to this clause (ii) with respect to the first $20,000,000 of Net Cash Payments received by the Borrowers.
          (iii) Mandatory Prepayments —Excess Cash Flow. Not later than the date 100 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2010, the Borrowers shall prepay the Loans in an aggregate amount equal to the ECF Percentage of Consolidated Excess Cash Flow for such fiscal year. Prepayments of Loans shall be effected in each case in the manner and to the extent specified in clause (v) of this Section 2.09(b).
          (iv) Mandatory Prepayments — Permitted Financing First Lien Notes. Not later than the third Business Day after which the Company shall receive any Net Available Proceeds from any incurrence of Permitted Refinancing First Lien Notes, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Available Proceeds. Prepayments of Loans shall be affected in accordance with Section 2.09(b)(v).
          (v) Application. Upon the occurrence of any of the events described in clauses (i) through (iv) of this Section 2.09(b), the amount of the required prepayment shall be applied first, to the prepayment of the Term A-1 Loans, Term A-2 Loans and Term B Loans (and to the extent provided in the applicable Incremental Amendment, to the Incremental Term Loans (if any) on a basis that is not greater (on a proportionate basis) than the basis on which the other then outstanding Term Loans of such Borrower are entitled to participate in such prepayments), in each case ratably in accordance with the respective then-outstanding aggregate amounts of such Loans, and second, in the case of the Company, after the prepayment in full of the Term Loans, to the repayment of the Revolving Credit Loans, without reduction of the Revolving Credit Commitments, provided that, at its option exercised by notice to the Administrative Agent, in the case of any prepayment by the Company, the Company may elect to exclude such Term Loans of any Subsidiary Borrower (including the Term A-2 Loans) from such prepayment, until all Term Loans of the Company shall have been paid in full (notwithstanding the requirement above that prepayments be applied ratably to the Term A-1 Loans, Term A-2 Loans and Term B Loans). Each prepayment of the Term Loans of any Class made pursuant to this Section 2.09(b) shall be applied ratably to the installments thereof in accordance with the respective aggregate principal amounts of such installments outstanding on the date of such prepayment, provided that, at its option exercised by notice to the Administrative Agent, the relevant Borrower may elect to apply an amount of such prepayment equal to the installments of such Loans due on the four scheduled amortization dates immediately following the date of such prepayment to such installments in direct order of maturity (for the avoidance of doubt, such prepayments are to be applied (i) pro rata to all payments due on the first subsequent amortization date, and (ii) pro rata to all payments due on each subsequent amortization date in order of maturity, with no payments being applied to payments due on subsequent amortization dates unless all payments due on prior amortization dates have been paid in full). Notwithstanding the foregoing, in the event any Permitted Refinancing First Lien Notes are outstanding, to the extent required by the indenture governing such Permitted Refinancing First Lien Notes, a portion of the Net Available Proceeds of any Casualty Event or Disposition (with such portion not to exceed the ratio of the aggregate principal amount of Term Loans outstanding to the aggregate principal amount of such Permitted Refinancing First Lien Notes outstanding) may be applied to repurchase or repay such Permitted Refinancing First Lien Notes at a price not to exceed 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase or payment.
          (c) Mandatory Prepayments — Outstandings Exceeding Commitments. The Company shall prepay the Revolving Credit Loans (and/or provide cover for the LC Exposure as specified in Section 2.04(i)) in the event that the aggregate amount of the Revolving Credit Exposure shall at any time exceed the aggregate amount of the Revolving Credit Commitments.
          (d) Notification of Prepayments. The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing of a particular Class, the Administrative Agent shall advise the Lenders holding Loans of such Class of the contents thereof. Each partial prepayment of any Borrowing under paragraph (a)(i) of this Section 2.09 shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.
          (e) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
          SECTION 2.10. FEES.
          (a) Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Rate, on the daily average unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the third day following each Quarterly Date and, in respect of any Revolving Credit Commitments, on the date such Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Company agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:
     (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate used in determining interest on Eurodollar Revolving Credit Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder, and
     (ii) to the Issuing Lender of each Letter of Credit (x) a fronting fee, which shall accrue at the rate of 3/16 of 1.0% per annum on the average daily stated amount of the Letters of Credit issued by such Issuing Lender during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Letters of Credit of such Issuing Lender outstanding hereunder, and (y) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
Accrued participation fees and fronting fees shall be payable in arrears on the third day following each Quarterly Date and on the date the Revolving Credit Commitments terminate in full and no Letters of Credit are outstanding hereunder, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate in full shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agency Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed in writing between the Company and the Administrative Agent.
          (d) Closing Fees. The Company agrees to pay on the Effective Date, as fee compensation for the funding Loans, a closing fee in an amount equal to 0.50% of the stated principal amount of the Term B Loans made on the Effective Date for the ratable benefit of the Term B Lenders. Such Closing Fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.
          (e) Fees Nonrefundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (except for the fronting fee, which shall be paid directly to the Issuing Lender) for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

          SECTION 2.11. INTEREST.
          (a) Base Rate Loans. The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate.
          (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan of any Class or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the principal of all Loans of any Class shall bear interest, after as well as before judgment, at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate for Base Rate Loans of such Class plus 2.0%.
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan (or the repayment or prepayment in full of the Term Loans of any Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, (iv) all accrued interest on Revolving Credit Loans shall be payable upon termination of the Revolving Credit Commitments.
          (e) Basis of Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.12. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by Lenders holding a majority in aggregate principal amount of the Loans of such Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans of such Class included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any such Borrowing to, or continuation of any such

Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.
          SECTION 2.13. INCREASED COSTS.
          (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender;
     (ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
     (iii) increase any Tax of a Lender or Issuing Lender (other than any Indemnified Tax or Other Taxes or any Excluded Tax);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or, in the case of clause (iii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or any Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, or such Lender’s or such Issuing Lender’s holding company, for any such reduction suffered.
          (c) Certification by Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Company and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The relevant Borrower shall pay such Lender or such Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Certain Limitations upon Compensation. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the relevant Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14. BREAK FUNDING PAYMENTS. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.17, then, in any such event, the relevant Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.
          In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of
     (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, prepayment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period (disregarding any “LIBOR floor” for such purpose), over
     (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Company and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.15. TAXES.
          (a) Payments Free of Taxes; Obligation to Withhold Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without deduction or withholding of any Taxes. If, however, applicable Laws require the applicable withholding agent to withhold or deduct any Tax (as determined in the good faith discretion of the applicable withholding agent), such Tax shall be withheld or deducted in accordance with such Laws.

     (ii) If the applicable withholding agent shall be required to withhold or deduct any Taxes from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are required, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding and deductions have been made (including withholding and deductions applicable to additional sums payable under this Section 2.15), the Administrative Agent, an applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
          (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
          (c) Indemnification. Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after a written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Initial Subsidiary Borrower and any Additional Subsidiary Borrower that is a Foreign Subsidiary shall not be required to make any payment under this Section 2.15(c) with respect to any Loan to a U.S. Borrower. A certificate setting forth the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority as provided in this Section 2.15, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders; Tax Documentation.
     (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, whenever reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by the Borrowers pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing with respect to any Loan to the Company or to an Additional Subsidiary Borrower that is a Domestic Subsidiary,

          (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
          (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
     I. IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     II. IRS Form W-8ECI (or any successor thereto),
     III. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit L-1, L-2, L-3 or L-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company or the Additional Subsidiary Borrower, as applicable, within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) duly completed and executed original copies of IRS Form W-8BEN (or any successor thereto),
     IV. where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a typical participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on the beneficial owner(s) behalf)), or
     V. any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.
          Each Lender shall promptly notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any documentation previously provided.
          Notwithstanding anything to the contrary in this subsection 2.15(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.
          (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.15, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to any Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender, in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
          (g) Payment by Administrative Agent; Definition of Lender. For purposes of this Section 2.15 (including any definition utilized therein) (i) any payment made by the Administrative Agent to a Lender shall be deemed to be a payment made by the applicable Borrower to such Lender and (ii) the term “Lender shall include any Issuing Lender.
          SECTION 2.16. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.
          (a) Payments Generally. Each Borrower shall make each payment and prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments and prepayments shall be made to the Administrative Agent at such of its offices in New York City as shall be notified to the relevant parties from time to time, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and no Borrower shall have any liability in the event timely or correct distribution of such payments is not so made. If any payment or prepayment hereunder shall be due on a day that is not a Business Day, the date for payment or prepayment, as the case may be, shall be extended to the next succeeding Business Day, and, in the case of any payment or prepayment accruing interest, interest thereon shall be payable for the period of such extension. All payments and prepayments hereunder shall be made in U.S. dollars.

          (b) Application if Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Ratable Treatment. Except to the extent otherwise provided herein (including pursuant to Section 2.09 and Section 10.04): (i) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fee under Section 2.10 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by a Borrower of principal of Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; (iv) each payment by a Borrower of interest on Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (v) each payment by the Company of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders.
          (d) Right of Offset. If any Lender shall, by exercising any right of set-off or other remedy against a Credit Party or counterclaim, obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) of such Class and accrued interest thereon than the proportion of such amounts received by any other Lender of any other Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, unless the Lender from which such payment is received is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender (x) as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant in accordance with this Agreement (including, without limitation, assignments to any Borrower in accordance with Section 10.04) and (y) pursuant to any prepayment of Loans in accordance with Section 2.09 of this Agreement. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against a Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

          (e) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders entitled thereto (the “Applicable Recipient”) hereunder that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment or prepayment, as the case may be, on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Applicable Recipient the amount due. In such event, if such Borrower has not in fact made such payment or prepayment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
          (f) Failure by Lenders to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.04(e), 2.05(b) or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent under this Agreement for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.
          SECTION 2.17. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.
          (a) Mitigation Obligations. If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations, hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder or otherwise becomes a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Lenders), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments; provided, however, the assignor hereunder shall not be liable to the Administrative Agent for any assignment fee provided in Section 10.04(b)(ii)(C). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
          SECTION 2.18. DEFAULTING LENDER. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a);
          (b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02, other than pursuant to Section 10.02(b)(i), 10.02(b)(ii) or 10.02(b)(iii) that directly affects such Lender), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
          (c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 5.03 are satisfied at such time;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;
     (iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.18(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.18(c), then the fees payable to the Lenders pursuant to Sections 2.10(a) and 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
     (v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lender(s) until such LC Exposure is cash collateralized and/or reallocated;

          (d) so long as any Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, extend, amend or increase any Letter of Credit, unless the applicable Issuing Lender is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with this Section 2.18(c), and participating interests in any such newly issued, extended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16(d) but excluding Section 2.17(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 3.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Company and the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Revolving Credit Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
GUARANTEE BY GUARANTORS
          SECTION 3.01. THE GUARANTEE. Each Guarantor hereby jointly and severally guarantees to each Lender, each Secured Cash Management Bank, each Secured Swap Provider, each Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by prepayment or otherwise) of the Guaranteed Obligations of such Guarantor. Each Subsidiary Guarantor hereby further agrees that if any

Borrower or Subsidiary of the Company (and the Company hereby further agrees that if any Subsidiary Borrower or Subsidiary of the Company) shall fail to pay in full when due (whether at stated maturity, by acceleration, by prepayment or otherwise) any of such Guarantor’s Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 3.02. OBLIGATIONS UNCONDITIONAL. The obligations of each Guarantor under Section 3.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:
     (i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of its Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
     (iv) any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Lender or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender (or Affiliate thereof) exhaust any right, power or remedy or proceed against the respective Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
          SECTION 3.03. REINSTATEMENT. The obligations of each Guarantor under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower or a Subsidiary of the Company in respect of its Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent, each Issuing Lender, each Lender, each Secured Cash Management Bank and each Secured Swap Provider on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
          SECTION 3.04. SUBROGATION. Each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article III and further agrees with the respective Borrower for the benefit of each of its creditors (including, without limitation, each Issuing Lender, each Lender, each Affiliate thereof, the Administrative Agent, each Secured Cash Management Bank and each Secured Swap Provider) that any such payment by it shall constitute a contribution of capital by such Guarantor to such Borrower.
          SECTION 3.05. REMEDIES. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the respective Borrower hereunder may be declared to be forthwith due and payable as provided in Article VIII or Section 2.04(i), as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII or Section 2.04(i), as applicable) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.01.
          SECTION 3.06. INSTRUMENT FOR THE PAYMENT OF MONEY. Each Guarantor hereby acknowledges that the guarantee in this Article III constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender, any Secured Cash Management Bank, any Secured Swap Provider or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213.
          SECTION 3.07. CONTINUING GUARANTEE. The guarantee in this Article III is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
          SECTION 3.08. RIGHTS OF CONTRIBUTION. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 3.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
          For purposes of this Section 3.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata

Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of, or ownership interest in, any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
          SECTION 3.09. GENERAL LIMITATION ON GUARANTEE OBLIGATIONS. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Company, the Initial Subsidiary Borrower and each Subsidiary Guarantor represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries, that:
          SECTION 4.01. ORGANIZATION; POWERS. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has all requisite power and authority under its organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 4.02. AUTHORIZATION; ENFORCEABILITY. The Transactions are within the corporate power of each Credit Party and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 4.03. GOVERNMENTAL APPROVALS; NO CONFLICTS. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.
          SECTION 4.04. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE. The Company has heretofore delivered to the Lenders the audited consolidated balance sheet and statements of earnings (loss), stockholders’ deficit and cash flows of the Company and its Subsidiaries (and, separately stated, of the Company and its Restricted Subsidiaries) as of and for the fiscal year ended December 31, 2009, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the respective consolidated actual financial condition of the respective entities as at the dates and the consolidated and unconsolidated results of their operations for the fiscal periods ended on the dates, all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Except as disclosed in such financial statements, none of such entities has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments. Since December 31, 2009, there has been no material adverse change (or any event, development or circumstance that, individually or in the aggregate, could reasonably be expected to result in a material adverse change) in the business, assets, operations or condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole.
          SECTION 4.05. PROPERTIES.
          (a) Properties Generally. Each of the Company and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. No mortgage or deed of trust encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.05.
          (b) Intellectual Property. Each of the Company and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 4.06. LITIGATION AND ENVIRONMENTAL MATTERS.
          (a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Basic Documents or the Transactions.

          (b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law or (iv) knows of any basis for any Environmental Liability.
          (c) No Change in Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 4.07. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of the Company and its Subsidiaries is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 4.08. INVESTMENT COMPANY STATUS. No Credit Party nor any of their respective subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          SECTION 4.09. TAXES. Each Credit Party and each of its respective Subsidiaries has timely filed all Tax returns and reports required to have been filed, and has timely paid all Taxes levied or imposed upon it or its property, income or assets or otherwise due and payable (whether or not shown on any Tax return), including in its capacity as a withholding agent, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no current, proposed or pending audit, assessment, deficiency or other claim relating to Taxes against any Credit Party or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each Credit Party and each of its respective Subsidiaries has made adequate provisions in accordance with GAAP for all material Taxes not yet due and payable. None of the Credit Parties nor any of their respective Subsidiaries has “participated” in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.
          SECTION 4.10. ERISA. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) the Company and each of its ERISA Affiliates has complied with the applicable provisions of ERISA and the Code with respect to each employee benefit plan, within the meaning of Section 3(3) of ERISA that is maintained or contributed to by the Company or an ERISA Affiliate. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 4.11. DISCLOSURE. The Credit Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to any Credit Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents (including, without limitation, the information set forth in the Confidential Information Memorandum and the information set forth in Schedule 4.11) or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Company and its Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.
          SECTION 4.12. CAPITALIZATION. The authorized capital stock of the Company consists, on the date hereof, of an aggregate of 3,000 shares of common stock, with par value of $0.01 per share, of which, as of the date hereof, 100 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable and all of which are held beneficially and of record by Holdings. As of the date hereof, (x) there are no outstanding Equity Rights with respect to the Company and (y) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company nor are there any outstanding obligations of the Company or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Company or any of its Subsidiaries.
          SECTION 4.13. MATERIAL AGREEMENTS AND LIENS.
          (a) Indebtedness. Schedule 4.13 hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, guarantee, letter of credit or other arrangement (other than this Agreement or the Existing Credit Agreement) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 4.13.
          (b) Liens. Schedule 4.13 hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Schedule 4.13.
          SECTION 4.14. SUBSIDIARIES, ETC.
          (a) Subsidiaries. Set forth in Schedule 4.14 is a complete and correct list of all of the Subsidiaries of the Credit Parties as of the date hereof together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Restricted Subsidiary or Unrestricted Subsidiary. Except as disclosed in Schedule 4.14, (i) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has (and will have) the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.14, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person. Each Subsidiary identified on said Schedule 4.14 as an “Unrestricted Subsidiary” qualifies as an Unrestricted Subsidiary under the criteria therefor set forth in Section 1.05.
          (b) No Restrictions. Except as set forth in Schedule 4.14, as of the date of this Agreement, none of the Restricted Subsidiaries of the Company is (or will be) subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.08, other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived and other than the prohibition on the sale, transfer, assignment, mortgage, pledge, encumbrance or other disposition by MIL of its interest in the Missouri Partnership.
ARTICLE V
CONDITIONS
          SECTION 5.01. EFFECTIVE DATE. The obligations of the Lenders to make Loans, and of the Issuing Lenders to issue Letters of Credit, hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (a) Counterparts of Agreement and Lender Addenda. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The Administrative Agent shall have received from each Lender with a Commitment on the Effective Date a signed Lender Addendum.
          (b) Opinion of Counsel to Credit Parties. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P., counsel to the Credit Parties, substantially in the form of Exhibit B, and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall request (and each Credit Party hereby requests such counsel to deliver such opinion).
          (c) Opinion of Local Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) covering such matters as the Administrative Agent may reasonably request.
          (d) Corporate Matters. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

          (e) Financial Officer Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.
          (f) Notes. The Administrative Agent shall have received for each Lender that shall have requested a promissory note at least three Business Days prior to the Effective Date, a duly completed and executed promissory note for such Lender.
          (g) Pledge Agreement. The Administrative Agent shall have received (i) from each Obligor a counterpart of the Pledge Agreement signed on behalf of such Obligor and (ii) to the extent not previously delivered under the Existing Credit Agreement, the stock certificates and/or membership interest certificates identified under the name of such Obligor in Annex 1 thereto, accompanied by undated stock powers and/or membership interest powers, as applicable, executed in blank. Each Obligor shall have delivered such further documents as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Pledge Agreement.
          (h) Holdings Guaranty and Pledge Agreement. The Administrative Agent shall have received (i) from Holdings a counterpart of the Holdings Guaranty and Pledge Agreement signed on behalf of Holdings and (ii) to the extent not previously delivered under the Existing Credit Agreement, the stock certificates for the Company identified in Annex 1 thereto, accompanied by undated stock powers executed in blank and the Instruments (as defined in the Holdings Guaranty) identified in Annex 3 thereto, accompanied by undated powers executed in blank. In addition, Holdings shall have taken such other action as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Holdings Guaranty and Pledge Agreement.
          (i) Solvency Certificate. The Administrative Agent shall have received a certificate from a Financial Officer of the Company to the effect that, as of the Effective Date, after giving effect to the initial Loans hereunder and to the other Transactions:
     (i) the aggregate value of all properties of the Company and its Subsidiaries at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company and its Subsidiaries,
     (ii) the Company and its Subsidiaries will not, on a consolidated basis, have an unreasonably small amount of capital with which to conduct their business operations as heretofore conducted and
     (iii) the Company and its Subsidiaries will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.
Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable and accurately computed.
          (j) Insurance. The Administrative Agent shall have received a certificate of a Financial Officer setting forth the insurance obtained by the Company in accordance with the requirements of Section 6.05 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.
          (k) Repayment of Indebtedness Under Existing Credit Agreement. The Company shall have repaid in full the principal of and interest on all of the “Loans” outstanding under the Existing Credit Agreement and all other amounts owing by the Company thereunder (other than in respect of Existing Letters of Credit hereunder) and all commitments under the Existing Credit Agreement shall have been terminated and all Liens securing the obligations thereunder shall be released substantially concurrently with the Effective Date.
          (l) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender shall have reasonably requested.
          (m) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
          The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
          SECTION 5.02. EACH EXTENSION OF CREDIT. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of an Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).
          (b) No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.
Each Borrowing Request, or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Company (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension, and as of the date of the related Borrowing or issuance, amendment, renewal or extension) as to the matters specified in paragraphs (a) and (b) of this Section 5.02.
ARTICLE VI
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:

          SECTION 6.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company will furnish to the Administrative Agent and each Lender:
          (a) as soon as available, but in any event no later than the earlier of (x) 90 days after the end of each fiscal year of the Company and (y) the date the financial statements for the Company and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:
     (i) consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries (and, separately stated, of the Company and its Restricted Subsidiaries) for such fiscal year and the related consolidated and consolidating balance sheets of the Company and its Subsidiaries (and, separately stated, of the Company and its Restricted Subsidiaries) as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year; and
     (ii) an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that the consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries (and of the Company and its Restricted Subsidiaries, as the case may be) as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and a statement of such accountants to the effect that, in making the examination necessary for their opinion, nothing came to their attention that caused them to believe that the Company was not in compliance with Section 7.09, insofar as such Section relates to accounting matters;
          (b) as soon as available, but in any event no later than the earlier of (x) 55 days after the end of each of the first three fiscal quarters of the Company and (y) the date the financial statements for the Company and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:
     (i) consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries (and, separately stated, of the Company and its Restricted Subsidiaries) for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Company and its Subsidiaries (and, separately stated, of the Company and its Restricted Subsidiaries) as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year),
     (ii) certifications of the chief financial officer of the Company that the consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of certain footnotes;
          (c) notwithstanding that the financial statements are in fact delivered, on or prior to each date on which financial statements are required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.06 and 7.09, (iii) identifying in reasonable detail any Restricted Payments made by the Company or any of its Restricted Subsidiaries during the period covered by the applicable financial statements to enable Holdings to pay Qualified Holdings Obligations, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) a calculation of the Cumulative Credit (in reasonable detail) as of the last day of the period covered by such financial statements;
          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.09 or 7.11 hereof (which certificate may be limited to the extent required by accounting rules or guidelines and in any event shall be limited to Defaults insofar as they may relate to accounting matters);
          (e) promptly after the same become publicly available, copies of all registration statements, regular periodic reports and press releases filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange;
          (f) promptly upon the mailing thereof to the shareholders of the Company generally or to the holders of the Senior Subordinated Notes, the New Senior Subordinated Notes or Senior Notes (or any Permitted Refinancing First Lien Notes or Refunding Indebtedness) generally, copies of all financial statements, reports and proxy statements so mailed; and
          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          SECTION 6.02. NOTICES OF MATERIAL EVENTS. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 6.03. EXISTENCE; CONDUCT OF BUSINESS. The Company will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.
          SECTION 6.04. PAYMENT OF OBLIGATIONS. The Company will, and will cause each of its Subsidiaries to, (i) pay its obligations, including Tax liabilities upon it or its property, income or assets, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (ii) timely file all material Tax returns required to be filed by it.
          SECTION 6.05. MAINTENANCE OF PROPERTIES; INSURANCE. The Company will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and (c) with respect to each real property subject to a mortgage or deed of trust, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on such real property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 6.06. BOOKS AND RECORDS; INSPECTION RIGHTS. The Company will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company, in consultation with the Administrative Agent, will arrange for a meeting to be held at least once every year with the Lenders hereunder at which the business and operations of the Company and its Restricted Subsidiaries are discussed.
          SECTION 6.07. FISCAL YEAR. To enable the ready and consistent determination of compliance with the covenants set forth in Section 7.09 hereof, the Company and its Subsidiaries will not change the last day of their fiscal year from December 31 of each year, or the last day of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.
          SECTION 6.08. COMPLIANCE WITH LAWS. The Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 6.09. USE OF PROCEEDS. The proceeds of the Term Loans and the Revolving Loans will be used only (i) to refinance Indebtedness outstanding under the Existing Credit

Agreement, (ii) for fees and expenses related to the transactions referred to in the foregoing clause (i) and (iii) to provide funds for Acquisitions and for the general corporate purposes of the Company and its Restricted Subsidiaries (including to make Restricted Payments). No part of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
          SECTION 6.10. CERTAIN OBLIGATIONS RESPECTING RESTRICTED SUBSIDIARIES AND COLLATERAL SECURITY.
          (a) Subsidiary Guarantors. In the event that the Company shall form or cause to be formed or acquire any new Subsidiary (other than an Unrestricted Subsidiary, an Inactive Subsidiary, a Foreign Subsidiary or a Subsidiary that is a partnership or limited liability company that is not a Wholly Owned Subsidiary) after the date hereof then, subject to clause (c) below, the Company will, and will cause each of its Restricted Subsidiaries to, cause such new Subsidiary within ten Business Days of such formation or acquisition:
     (i) to execute and deliver to the Administrative Agent a Joinder Agreement (and thereby to become a party to this Agreement, as a “Subsidiary Guarantor” hereunder, and to the Pledge Agreement, as a “Securing Party” thereunder) and to pledge and grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lenders, the Lenders, the Secured Cash Management Banks and the Secured Swap Providers a security interest in any property owned by it that is of the type included in the definition of “Collateral” under the Pledge Agreement (it being understood that in the case of (x) any equity interest in any Foreign Subsidiary owned directly by the Company or any Subsidiary Guarantor, such Obligors shall not be required to pledge to the Administrative Agent, for the benefit of the Lenders, more than 65% of the voting capital stock of such Subsidiary, but shall be required to pledge 100% of any other capital stock of such Subsidiary and (y) any equity interest in any Foreign Subsidiary which is not directly owned by the Company or any Subsidiary Guarantor, no portion of the equity interests of such Foreign Subsidiary shall be required to be pledged);
     (ii) to take such action (including delivering such shares of stock and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens consistent with the provisions of the Pledge Agreement on such Collateral under the Pledge Agreement; and
     (iii) to deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Subsidiary Guarantor pursuant to Section 5.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested.
          Without limiting the generality of and notwithstanding the foregoing, prior to or concurrently with any Subsidiary becoming a guarantor in respect of any Senior Subordinated Notes, New Senior Subordinated Notes, New Senior Notes or Senior Notes (or in respect of any Permitted Refinancing First Lien Notes or Refunding Indebtedness), the Company shall cause such Subsidiary to become a Subsidiary Guarantor hereunder in compliance with the provisions of the preceding paragraph, whether or not such Subsidiary is otherwise required to be a Subsidiary Guarantor hereunder.
          (b) Ownership of Restricted Subsidiaries. The Company will, and will cause each of its Restricted Subsidiaries to, take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by it in any Restricted Subsidiary on the date hereof (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to the Company or another

Restricted Subsidiary. In the event that any additional shares of stock shall be issued by any Restricted Subsidiary, the respective holder of such shares of stock shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement (but subject to the condition set forth in Section 6.10(a)(i) if such Subsidiary is a Foreign Subsidiary) the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.
          (c) Further Assurances. The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.
          Without limiting the generality of the foregoing, the Company will, and will cause each other Obligor to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and continuation statements and executing and delivering such assignments, security agreements, account control agreements and other instruments) as shall be reasonably necessary (or, if reasonably requested by the Administrative Agent, desirable) to create, in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lenders, the Lenders, the Secured Cash Management Banks and the Secured Swap Providers, perfected security interests and Liens in any property owned by it that is of the type included in the definition of “Collateral” under the Pledge Agreement as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.
          If any Obligor shall acquire any fee-owned real property interest, including improvements, after the Effective Date having a fair market value of more than $5,000,000 (or shall make improvements upon any existing real property interest resulting in the fair market value of such interest together with such improvements being greater than $5,000,000), then, as applicable, the Company will, or will cause such Obligor to, will execute and deliver in favor of the Administrative Agent a mortgage, deed of trust or deed to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) pursuant to which such Obligor will create a Lien upon such real property interest (and improvements) in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lenders, the Lenders, the Secured Cash Management Banks and the Secured Swap Providers as collateral security for it obligations hereunder and will deliver such opinions of counsel, title insurance policies, surveys, life of loan flood hazard determinations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Obligor relating thereto) and certificates of insurance and endorsements in form and substance reasonably satisfactory to the Administrative Agent designating the Administrative Agent as additional insured and loss payee as the Administrative Agent shall reasonably request in connection therewith.
          SECTION 6.11. POST-CLOSING REQUIREMENTS. Within 60 days after the Effective Date, the Company shall deliver to the Administrative Agent mortgages, deeds of trust or deeds to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) executed by each applicable Obligor that owns each real property interest identified in Schedule 6.11 hereto that is denoted to be so subject to a mortgage, deed of trust or deed to secure debt, pursuant to which such Obligor will create a Lien upon such real property interest in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lenders, the Lenders, the Secured Cash Management Banks and the Secured Swap Providers as collateral security for it obligations hereunder and will deliver such opinions of counsel, title insurance policies, surveys (to the extent previously obtained by the Company prior to the Effective Date), life of loan flood hazard determinations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Obligor relating thereto) and certificates of insurance and endorsements in form and substance reasonably satisfactory to the Administrative Agent designating the Administrative Agent as additional insured and loss payee as the Administrative Agent shall reasonably request in connection therewith.
ARTICLE VII
NEGATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:
          SECTION 7.01. INDEBTEDNESS. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness under this Agreement;
          (b) Indebtedness in respect of notes issued by the Company after the date hereof (and any Guarantees of Subsidiaries in respect of such Indebtedness) so long as (i) no Default exists at the time of such issuance or would result therefrom, (ii) such Indebtedness (and any Guarantees of Subsidiaries in respect of such Indebtedness) is subordinated upon terms no less favorable (from the standpoint of the holders of “Senior Indebtedness” under and as defined in the Senior Subordinated Notes Indentures) than the terms of subordination set forth in the Senior Subordinated Notes Indentures, (iii) no installments of principal of such notes shall be payable (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) earlier than the date twelve months after the latest maturity date for Term Loans outstanding at the time such notes are issued, (iv) the covenants, events of default and mandatory prepayment requirements (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) of such Indebtedness are not materially more restrictive than the corresponding provisions of the Senior Subordinated Notes Indentures, (v) after giving effect to the issuance of such notes the Company shall be in compliance with Section 7.09, (vi) no Liens are created by the Company or any Subsidiary to secure such Indebtedness and (vi) the Company furnishes to the Administrative Agent on the date of such issuance a certificate of a Financial Officer demonstrating in reasonable detail compliance with the foregoing conditions;
          (c) (A) Indebtedness in respect of Permitted Refinancing First Lien Notes issued for cash consideration to the extent that the Net Available Proceeds therefrom is applied to permanently repay Term Loans in accordance with Section 2.09(b) and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) of this Section 7.01(c); provided that (x) the principal amount of any such Indebtedness is not increased in excess of the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, accrued and unpaid interest and the amount of fees, expenses and premium in connection with such refinancing), (y) such refinancing, refunding, renewal or extension meets the requirements set forth in the definition of Permitted Refinancing First Lien Notes and (z) no Event of Default would result as a consequence of such issuance of Permitted Refinancing First Lien Notes;
          (d) Indebtedness existing on the date hereof and set forth in Schedule 4.13, or existing on the date hereof and not required by Section 4.13 to be included in such Schedule;
          (e) any extension, renewal, refunding (it being understood that the term “refunding” as used herein shall apply to any proceeds from Indebtedness otherwise permitted to be incurred hereunder which are irrevocably deposited in a segregated account for the purpose of retiring any

Indebtedness covered by this paragraph (e)) or replacement of any Senior Unsecured Indebtedness or Subordinated Indebtedness referred to in any of paragraphs (b), (d), (e) or (j) of this Section 7.01, including any Guarantees of Subsidiaries in respect of such Indebtedness so long as (x) in the case of all such Indebtedness, such extension, renewal, refunding or replacement does not increase the principal amount of such Indebtedness other than an increase in the principal amount of such Indebtedness due to the payment of premiums, fees and costs associated with any such extension, renewal, refunding or replacement and no Event of Default would result as a consequence of such extension, renewal, refunding or replacement, (y) in the case of any extension, renewal, refunding or replacement of Subordinated Indebtedness, such Subordinated Indebtedness, as so extended, renewed, refunded or replaced, would have been permitted to be issued on the date of such extension, renewal, refunding or replacement under paragraph (b) above and (z) in the case of any extension, renewal, refunding or replacement of Senior Unsecured Indebtedness incurred under paragraph (j) below, such Senior Unsecured Indebtedness, as so extended, renewed, refunded or replaced, would have been permitted to be issued on the date of such extension, renewal, refunding or replacement under paragraph (b) above or (j) below (except that the requirements of clause (j)(v) shall not apply to any such extension, renewal, refunding or replacement), as applicable;
          (f) Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary;
          (g) Guarantees permitted under Section 7.03;
          (h) Indebtedness of the Company (and of Subsidiaries in respect of Guarantees thereof) under Equity Hedging Arrangements, so long as the aggregate maximum contingent or potential liability thereunder shall not on any date exceed $12,000,000 minus the aggregate amount in fact paid by the Company under all Equity Hedging Arrangements during the period commencing on the date hereof and ending on such date;
          (i) additional Indebtedness of the Company or any Restricted Subsidiary (determined on a consolidated basis without duplication in accordance with GAAP) in an aggregate principal amount up to but not exceeding $150,000,000 at any one time outstanding; and
          (j) Indebtedness in respect of notes issued by the Company after the date hereof so long as (i) no Default exists at the time of such issuance or would result therefrom, (ii) no installments of principal of such notes shall be payable (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) earlier than the date twelve months after the latest maturity date for all Term Loans outstanding at the time such (without giving effect to the last paragraph of Section 2.08(c)), (iii) the covenants, events of default and mandatory prepayment requirements (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) of such Indebtedness are not materially more restrictive than the corresponding provisions of the Senior Notes Indenture, (iv) after giving effect to the issuance of such notes the Company shall be in compliance with Section 7.09, (v) after giving effect to the issuance of such notes, the Senior Debt Ratio would be less than 3.25 to 1.00, (vi) no Liens are created by the Company or any Subsidiary to secure such Indebtedness and (vii) the Company furnishes to the Administrative Agent on the date of such issuance a certificate of a Financial Officer demonstrating in reasonable detail compliance with the foregoing conditions.
          SECTION 7.02. LIENS. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created under the Security Documents;

          (b) any Lien on any property or asset of the Company or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 7.02, provided that (i) such Lien shall not apply to any other property or asset of the Company or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) inchoate Liens imposed by any Governmental Authority for ad valorem taxes, assessments or charges not yet due or (in the case of property taxes and assessments not exceeding $2,000,000 in the aggregate more than 90 days overdue) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Restricted Subsidiaries, as the case may be, in accordance with GAAP;
          (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8(j) hereof;
          (e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;
          (f) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of the Company and its Restricted Subsidiaries or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
          (h) additional Liens upon real and/or personal Property created after the date hereof provided that the aggregate amount of obligations secured thereby shall not exceed $40,000,000;
          (i) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letters of credit drawings;
          (j) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary, provided that (i) such Liens secure Indebtedness permitted by Section 7.01(i), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary; and
          (k) Liens on the Collateral securing Indebtedness permitted pursuant to Section 7.01(c), so long as at the time of the incurrence of such Indebtedness the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a First Lien Intercreditor Agreement with the Administrative Agent agreeing that such Liens are subject to the terms thereof.

          SECTION 7.03. CONTINGENT LIABILITIES. The Company will not, and will not permit any Restricted Subsidiary to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:
          (a) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
          (b) Guarantees by the Company of Indebtedness or other obligations of any Subsidiary and by any Restricted Subsidiary of Indebtedness or other obligations of the Company or any other Subsidiary, provided that, during any period when the Total Holdings Debt Ratio is greater than 5.00 to 1.00, the aggregate amount of such Guarantees by the Company and its Restricted Subsidiaries of obligations of Unrestricted Subsidiaries shall be subject to the limitations set forth in Section 7.05(a)(i) upon Investments represented by such Guarantees;
          (c) Guarantees by the Company and any Restricted Subsidiary of Indebtedness or other obligations of Holdings permitted pursuant to the Holdings Guaranty and Pledge Agreement; provided that (i) the aggregate principal amount of Guarantees under this Section 7.03(c) (other than Guarantees constituting Surety Bond Obligations) shall not exceed $80,000,000 at any time and (ii) such Indebtedness or other obligation of Holdings guaranteed pursuant to this clause (iii) consists either of (x) purchase money indebtedness for the purchase or leasing of equipment used or to be used by the Company and its Restricted Subsidiaries or (y) obligations of Holdings in respect of surety bonds issued to support the business or operations of the Company and its Restricted Subsidiaries;
          (d) Guarantees in effect on the date hereof which are disclosed in Schedule 7.03, any replacements thereof in amounts not exceeding such Guarantees and any additions thereto, provided the additions thereto do not exceed $15,000,000 outstanding in the aggregate;
          (e) Surety Bond Obligations incurred in the ordinary course of business;
          (f) all transactions with or for the benefit of Affiliates that are expressly permitted under the proviso in Section 7.07;
          (g) obligations in respect of Letters of Credit; and
          (h) Guarantees of Indebtedness permitted under Section 7.01.
          SECTION 7.04. FUNDAMENTAL CHANGES. The Company will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Restricted Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments permitted under Section 7.05 and Capital Expenditures. The Company will not, nor will it permit any of its Restricted Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

          Notwithstanding the foregoing provisions of this Section 7.04:
          (a) any Restricted Subsidiary may be merged or consolidated with or into any other Restricted Subsidiary; provided that if any such transaction shall be between a Restricted Subsidiary and a Wholly Owned Restricted Subsidiary of the Company, a Wholly Owned Restricted Subsidiary shall be the continuing or surviving corporation;
          (b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Company or any Wholly Owned Restricted Subsidiary of the Company;
          (c) the capital stock of any Restricted Subsidiary may be sold, transferred or otherwise disposed of to the Company or any Wholly Owned Restricted Subsidiary of the Company;
          (d) the Company or any of its Restricted Subsidiaries may sell assets (including, without limitation, capital stock issued by any of their respective Subsidiaries) for fair market value provided that (i) the aggregate amount of Disposition Investments and other non-cash proceeds (valued at the fair market value thereof determined in good faith by the Board of Directors of the Company) received by the seller in the sale of any asset shall not exceed 25% of the total sales price for such asset (including (A) the amount of liabilities, if any, assumed as a portion of the sales price and (B) the amount of any repayment by the seller of the principal of Indebtedness to the extent that (X) such Indebtedness is secured by a Lien on such asset and (Y) the seller is required by the transferee of (or holder of a Lien on) such assets to repay such principal as a condition to the purchase of such asset) and (ii) no more than 10% of EBITDA for any fiscal year of the Company shall be attributable to all such assets so sold in the following fiscal year of the Company;
          (e) the Company or any Wholly Owned Restricted Subsidiary of the Company may acquire any business, and the related assets, of any other Person including of an Unrestricted Subsidiary (whether by way of purchase of assets or stock, by merger or consolidation or otherwise), so long as:
     (i) such Acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Company or a Wholly Owned Restricted Subsidiary of the Company and, if effected by merger or consolidation involving the Company, the Company shall be the continuing or surviving entity and, if effected by merger or consolidation involving a Wholly Owned Restricted Subsidiary of the Company, such Wholly Owned Restricted Subsidiary shall be the continuing or surviving entity;
     (ii) such Acquisition (if by purchase of stock) shall be effected in such manner so that the acquired entity becomes a Wholly Owned Restricted Subsidiary of the Company;
     (iii) after giving effect to such Acquisition the Company shall be in compliance with Section 7.09 (the determination of such compliance to be calculated on a pro forma basis, as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such Acquisition for which financial statements of the Company and its Restricted Subsidiaries are available, under the assumption that such Acquisition shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such Acquisition) and, in the event that the aggregate amount of expenditures in respect of such Acquisition shall exceed $100,000,000, the Company shall have delivered to the Administrative Agent a certificate of a

Financial Officer showing calculations in reasonable detail to demonstrate compliance with this subclause (iii); and
     (iv) immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred and be continuing; and
          (f) the Company and its Restricted Subsidiaries may dispose of any one or more outdoor properties in exchange for one or more other outdoor properties (including logo signage businesses), so long as the percentage of the aggregate EBITDA attributable to the properties so disposed of during any single fiscal year does not exceed 10% of the aggregate EBITDA of the Company and its Restricted Subsidiaries for the most recently-ended fiscal year (such EBITDA to be determined for these purposes without giving effect to the last paragraph of the definition of such term in Section 1.01).
          SECTION 7.05. INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS; SWAP AGREEMENTS.
          (a) Investments, Etc. The Company will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investment, except:
     (i) Investments by the Company and its Restricted Subsidiaries in Subsidiaries and by any Restricted Subsidiary in the Company (including Guarantees by the Company of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Company or any other Subsidiary), provided that the aggregate amount of any such Investments (including Guarantees) by the Company and its Restricted Subsidiaries in Unrestricted Subsidiaries after the date hereof (net of returns on such Investments after the date hereof) shall not exceed $150,000,000 and no such Investment may be made at any time that a Default exists or if a Default would result therefrom;
     (ii) Permitted Investments;
     (iii) operating deposit accounts with banks;
     (iv) Disposition Investments received in connection with any Disposition permitted under Section 7.04(d) or any Disposition to which the Lenders shall have consented in accordance with Section 10.02;
     (v) Investments consisting of (x) loans made by the Company to any Special Acquisition Subsidiary, so long as (A) such loan is made to such Special Acquisition Subsidiary to enable the repayment of Indebtedness assumed in connection with the acquisition referred to in the definition of “Special Acquisition Subsidiary”, (B) no such loan shall be outstanding for a period of more than five Business Days unless, prior to the expiration of such period, such Special Acquisition Subsidiary shall have been contributed to the Company or a Restricted Subsidiary and become a Wholly Owned Subsidiary of the Company and (C) the aggregate principal amount of all such loans outstanding at any one time to all Special Acquisition Subsidiaries shall not exceed $100,000,000 and (y) other Investments in Affiliates not exceeding $50,000,000 at any one time outstanding;
     (vi) Investments in Affiliates described in, and permitted by, Section 7.07 (other than clause (iii) of the proviso to Section 7.07);

     (vii) any purchase by the Company of securities in respect of Restricted Indebtedness to the extent such purchase is permitted by Section 7.11, so long as the same are delivered for cancellation to the respective trustee within 3 Business Days of such purchase);
     (viii) Investments consisting of Guarantees permitted under Section 7.03;
     (ix) additional Investments in Persons that are not Affiliates up to but not exceeding $150,000,000 in the aggregate at any one time outstanding, provided that no such Investment may be made at any time that a Default exists or if a Default would result therefrom; and
     (x) Investments from the Cumulative Credit, so long as no Default has occurred or is continuing and after giving effect thereto the Company would be in compliance with Section 7.09, the Senior Debt Ratio would be less than 3.25 to 1.0 and the Total Holdings Debt Ratio would be less than 5.75 to 1.0.
          (b) Swap Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.
          SECTION 7.06. RESTRICTED PAYMENTS. The Company will not, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment at any time; other than: (a) Restricted Payments may be made to Holdings in order to allow Holdings to pay dividends on its Series AA Preferred Stock in any single fiscal year in an aggregate amount up to $500,000 (and such dividend payments may be prefunded in an aggregate amount up to $2,000,000), so long as no Default (other than a Default under clause (c) or (d) of Article VIII) shall have occurred and be continuing; (b) Restricted Payments consisting of the retirement of employee stock options and other Equity Rights upon the death, retirement or termination of employment of officers and employees in an aggregate amount in any fiscal year not exceeding $3,000,000, so long as at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing; (c) the entering into by the Company of Equity Hedging Arrangements, so long as the aggregate maximum contingent or potential liability thereunder shall not on any date exceed $12,000,000 minus the aggregate amount in fact paid by the Company under all Equity Hedging Arrangements during the period commencing on the date hereof and ending on such date; (d) Restricted Payments by the Company to enable Holdings to make payments in respect of Qualified Holdings Obligations; and (e) so long as no Default has occurred or is continuing and if after giving effect thereto the Company would be in compliance with Section 7.09, the Senior Debt Ratio would be less than 3.25 to 1.0 and the Total Holdings Debt Ratio would be less than 5.75 to 1.0, Restricted Payments by the Company from the Cumulative Credit.
          Nothing herein shall be deemed to prohibit the payment of any dividend or distribution by any Subsidiary of the Company so long as such dividends or distributions are declared and paid ratably to the shareholders, partners and other equity holders of such Subsidiary.
          SECTION 7.07. TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by this Agreement, the Company will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate unless such transaction is effected in the ordinary course of business and the fair market value of such property transferred, sold, leased, assigned or otherwise disposed of in any transaction or series of related transactions is less than or equal to $5,000,000 per fiscal year; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate unless such purchase or acquisition is effected in the ordinary course of business, the fair market value of such property purchased or acquired in any transaction or series of related transactions is less than or equal to $5,000,000 per fiscal year and the consideration paid in connection therewith does not exceed fair market value; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate) unless such transaction is effected in the ordinary course of business, the goods, services, obligations or other consideration that is the subject of such transaction has a fair market value (or other appropriate value determined by reference to similar transactions conducted on an arms’ length basis) less than or equal to $5,000,000 per fiscal year and the consideration received (or paid) by the Company or the relevant Restricted Subsidiary, as the case may be, is not less than (if received) or more than (if paid) the consideration that would be received or paid, as the case may be, in a comparable transaction effected on an arms’ length basis with a Person that is not an Affiliate; provided that:
     (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of the Company or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity;
     (ii) the Company and its Restricted Subsidiaries may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.07;
     (iii) the Company and its Restricted Subsidiaries may make Acquisitions of Affiliates so long as (x) the consideration paid in connection therewith does not exceed fair market value, as determined by the disinterested members of the board of directors of the Company, (y) in the case of Acquisitions involving consideration valued in excess of $1,000,000, the Company or Restricted Subsidiary, as the case may be, shall have delivered a certificate of an independent appraiser to such effect and (z) the aggregate amount of consideration for all such Acquisitions after the date hereof, together with the aggregate amount of other Investments in Affiliates permitted under Section 7.05(a)(v)(y), does not exceed $50,000,000;
     (iv) the Company and its Restricted Subsidiaries may enter into and be obligated with respect to site leases (and renewals and extensions thereof) entered into in the ordinary course of business, so long as the Affiliates benefiting from such site leases pay (or reimburse the Company or the Restricted Subsidiaries for) their fair share of the expenses thereunder and such site leases are otherwise no less favorable to the Company and its Restricted Subsidiaries than a comparable transaction effected on an arms’ length basis with a Person that is not an Affiliate; and
     (v) the Company and its Restricted Subsidiaries may enter into and continue agreements to provide management services to Affiliates, warehouse leases and contracts for the sale of outdoor advertising services, in the form customarily entered into, and Surety Bond and insurance programs, in each case referred to in this clause (v) in the ordinary course of business and in which Affiliates are co-obligors and co-beneficiaries, provided that all such Affiliates agree to reimburse the Company and each Restricted Subsidiary for their fair share of rent, premiums, deposits and other payments required to be made under any such agreement or program.
          SECTION 7.08. RESTRICTIVE AGREEMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Restricted Subsidiary or to Guarantee Indebtedness of the Company or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions imposed by the Senior Subordinated Notes Indentures, any New Senior Subordinated Notes Indenture, any New Senior Notes Indenture or the Senior Notes Indenture (or any indenture governing Permitted Refinancing First Lien Notes or any applicable governing agreement for any Refunding Indebtedness), (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 7.09. CERTAIN FINANCIAL COVENANTS.
          (a) Total Holdings Debt Ratio. The Company will not permit the Total Holdings Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
Effective Date through and including September 29, 2010	7.5 to 1.00
Thereafter through and including March 30, 2011	7.25 to 1.00
Thereafter through and including December 30, 2011	7.0 to 1.00
Thereafter through and including March 30, 2012	6.75 to 1.00
Thereafter through and including March 30, 2013	6.25 to 1.00
Thereafter	6.00 to 1.00
          (b) Senior Debt Ratio. The Company will not permit the Senior Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
Effective Date through and including September 29, 2010	4.00 to 1.00
Thereafter through and including March 30, 2011	3.75 to 1.00
Thereafter through and including September 29, 2011	3.50 to 1.00
Thereafter through and including March 30, 2012	3.25 to 1.00
Thereafter through and including March 30, 2013	3.00 to 1.00
Thereafter	2.75 to 1.00
          (c) Fixed Charges Ratio. The Company will not permit the Fixed Charges Ratio as at the last day of any fiscal quarter to be less than or equal to 1.05 to 1.
          SECTION 7.10. LINES OF BUSINESS. Neither the Company nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity which would cause earnings from outdoor advertising, out of home media, logo signage and other activities reasonably ancillary thereto to constitute less than 80% of EBITDA for any period.
          SECTION 7.11. REPAYMENTS OF CERTAIN INDEBTEDNESS. Except as set forth in Section 7.01(e), the Company will not, nor will it permit any of its Restricted Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, any Senior Notes, any Indebtedness issued under Section 7.01(j), any Senior Unsecured Indebtedness or any Refunding Indebtedness in respect of the foregoing (herein, “Restricted Indebtedness”), except for (i) regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Restricted Indebtedness, (ii) payments or prepayments made from the proceeds of Refunding Indebtedness so long as (x) notice of redemption, payment or prepayment of the Indebtedness to be paid shall have been given to the holders thereof or shall be given substantially contemporaneously with the incurrence of such Refunding Indebtedness and (y) the proceeds of such Refunding Indebtedness shall have been deposited into escrow with irrevocable instructions to the escrow agent to apply such proceeds to the redemption of, or repurchase of, such Indebtedness to be paid, (iii) additional payments or prepayments applied to the redemption (or repurchase and immediate cancellation) of Restricted Indebtedness, so long as at the time thereof and after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Senior Debt Ratio would be less than 3.25 to 1.
          SECTION 7.12. MODIFICATIONS OF CERTAIN DOCUMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, consent to any amendment or waiver of any of the documents or agreements evidencing or governing any Senior Subordinated Notes, any Senior Notes or, after the issuance thereof in accordance with the requirements of Section 7.01(b) or (c), as applicable, any Refunding Indebtedness in a manner that is adverse in any material respect to the Lenders. Without limiting the generality of the foregoing, except for Guarantees by Restricted Subsidiaries of the Company required by the Senior Subordinated Notes Indentures, any New Senior Subordinated Notes Indenture, any New Senior Notes Indenture or the Senior Notes Indentures, as the case may be, the Company will not permit any Restricted Subsidiary to Guarantee any other Subordinated Indebtedness without the prior consent of the Required Lenders.
ARTICLE VIII
EVENTS OF DEFAULT
          If any of the following events (“Events of Default”) shall occur:
          (a) any Borrower shall fail to pay any principal of, or interest on, any Loan or any reimbursement obligation in respect of any LC Disbursement, or any fee or other amount payable under this Agreement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof shall prove to have been incorrect when made or deemed made in any material respect;

          (c) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the Company’s existence), 6.09 or 6.10 or in Article VII (other than Section 7.07 or 7.10); or Holdings shall fail to observe or perform any covenant set forth in Article V of the Holdings Guaranty and Pledge Agreement;
          (d) any Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;
          (e) Holdings, the Company or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Restricted Subsidiaries or the debts of any of them, or of a substantial part of the assets of any of them, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Restricted Subsidiaries or for a substantial part of the assets of any of them, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) the Company or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Restricted Subsidiaries or for a substantial part of the assets of any of them, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) the Company or any of its Restricted Subsidiaries shall become unable, admit its inability in writing or fail generally to pay its debts as they become due;
          (j) a final judgment or judgments for the payment of money in excess of $12,000,000 in the aggregate for the Company and its Restricted Subsidiaries (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $45,000,000 in the aggregate for the Company and its Restricted Subsidiaries (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Restricted Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Restricted Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (l) A reasonable basis shall exist for the assertion against the Company or any of its Subsidiaries of (or there shall have been asserted against the Company or any of its Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Company or any of its Subsidiaries or Affiliates, or any predecessor in interest of the Company or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by the Company or any of its Subsidiaries or Affiliates, which claims or liabilities (insofar as they are payable by the Company or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to the Company or any of its Subsidiaries, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect;
          (m) any of the following events shall occur and be continuing:
     (i) the Company shall cease to be a Wholly Owned Subsidiary of Holdings;
     (ii) the capital stock of Holdings owned directly or indirectly by Charles W. Lamar, III or Kevin P. Reilly, Sr., either of their wives, children, children’s spouses, grandchildren, trusts of which either of them, their wives, children, children’s spouses and grandchildren are the sole beneficiaries and for which one or more of such individuals are the sole trustee(s) and any Qualified Reilly Partnership shall (on a fully diluted basis after giving effect to the exercise of any outstanding rights or options to acquire capital stock of the Company) cease to constitute at least such percentage of the aggregate voting stock of Holdings as is sufficient at all times to elect a majority of the Board of Directors of Holdings;
     (iii) any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Charles W. Lamar, III or Kevin P. Reilly, Sr. and any of the other permitted holders referred to in clause (ii) above, shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 20% of the ordinary voting power represented by the issued and outstanding voting capital stock of Holdings, or (y) acquire direct or indirect Control of Holdings;
     (iv) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by Persons who were neither (x) nominated by the board of directors of Holdings nor (y) appointed by directors so nominated; or
     (v) the occurrence of any “Change of Control” under and as defined in any Senior Subordinated Notes Indenture, any New Senior Subordinated Notes Indenture, any New Senior Notes Indenture or the Senior Notes Indenture (or any indenture governing Permitted Refinancing First Lien Notes or any similar provision in the applicable governing agreement for any Refunding Indebtedness);

          (n) Any of the following shall occur: (i) the Liens created by any Security Document shall at any time (other than by reason of the Administrative Agent relinquishing possession of certificates evidencing shares of stock of Subsidiaries pledged thereunder) cease to constitute valid and perfected Liens on the Collateral (as defined therein) intended to be covered thereby; (ii) except for expiration in accordance with its terms, any Security Document shall for whatever reason be terminated or shall cease to be in full force and effect; or (iii) the enforceability of any Security Document shall be contested by any Credit Party party thereto; or
          (o) Holdings or any Obligor shall assert that its obligations hereunder or under the Security Documents shall be invalid or unenforceable;
then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          (a) Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          (b) The Administrative Agent shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though the Administrative Agent were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent hereunder.
          (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of any other specified number of Lenders, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          (d) The Administrative Agent shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.
          (e) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          (f) The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
          (g) Subject to the appointment and acceptance of a successor Administrative Agent, as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such succes sor.

After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
          (h) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.
          (i) The Administrative Agent shall not be responsible for monitoring the existence or performance of any Secured Cash Management Agreement or Secured Swap Agreement.
          (j) No Person named as a Co-Syndication Agent, Co-Documentation Agent, Joint Lead Arranger or Joint Bookrunner in this Agreement shall have any rights (other than pursuant to Section 10.03(b)) or obligations under this Agreement or any other Loan Document in its capacity as such.
          (k) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties, additions to tax or interest thereto, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX. The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For purposes of this paragraph (k), the term “Lender” includes any Issuing Lender.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01. NOTICES.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to any Borrower, to it at: 5551 Corporate Boulevard, Baton Rouge, Louisiana, 70896, Attention of Keith Istre (Telecopy No. (225) 923-0658);
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Shadia Aminu (Telecopy No. (713) 750-2878), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Christophe Vohmann (Telecopy No. (212) 270-5127); and
     (iii) if to any Lender (including to JPMCB in its capacity as the Issuing Lender), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Changes to Notice Information. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 10.02. WAIVERS; AMENDMENTS.
          (a) Waivers. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.
          (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:
     (i) increase the Commitment of any Lender without the consent of such Lender;

     (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the consent of each Lender affected thereby;
     (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, without the consent of each Lender affected thereby;
     (iv) change Section 2.16(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or prepayments required thereby, without in each case the consent of each Lender adversely affected thereby;
     (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied between or among the Lenders or Classes of Loans without the consent of the Required Lenders of each Class affected thereby;
     (vi) change any of the provisions of this Section 10.02 or the percentage in the definition of “Required Lenders” without the consent of each Lender; or
     (vii) except as otherwise expressly provided in this Agreement, release any Significant Subsidiary Guarantor from its obligations in respect of its Guarantee under Article III, without the consent of each Lender, except in connection with the disposition of all of the shares of capital stock of a Subsidiary Guarantor in a transaction permitted hereunder or as to which the Required Lenders have consented;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Lender hereunder without the prior consent of the Administrative Agent or such Issuing Lender, as the case may be.
          Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Company to satisfy a condition precedent to the making of Revolving Credit Loans shall be effective against the Revolving Credit Lenders unless the Required Revolving Credit Lenders shall have concurred with such waiver or modification.
          Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Loan Parties and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans of any Class (“Replaced Term Loans”) with a replacement term loan facility hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) no Class of Term Loans of the Company shall be refinanced with any Replacement Term Loans of a Subsidiary Borrower, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans (other than interest rates and fees) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Loan Parties and the Lenders providing the relevant Replacement Revolving Credit Commitments (as defined below) to permit the replacement or modification of all outstanding Revolving Credit Commitments (“Replaced Revolving Credit Commitments”) or any previously established Class of Replacement Revolving Credit Commitments with a replacement revolving credit facility hereunder (“Replacement Revolving Credit Commitments”), provided that (a) the aggregate amount of such Replacement Revolving Credit Commitments shall not exceed the aggregate amount of such Replaced Revolving Credit Commitments, (b) such Replacement Revolving Credit Commitments shall not have a scheduled termination prior to the scheduled termination of the Replaced Revolving Credit Commitments and (c) all other terms applicable to such Replacement Revolving Credit Commitments (other than interest rates and fees) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Credit Commitments than, those applicable to such Replaced Revolving Credit Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans.
          For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “adversely affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.
          (c) Non-Consenting Lenders. If, in connection with any proposed amendment, modification, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders of any Class pursuant to clause (v) of paragraph (b) of this Section, the consent of the Required Lenders of such Class) to such Proposed Change is obtained, but the consent of other Lenders whose consent is required is not obtained, any Lender whose consent is required but has not been obtained shall be deemed a “Non-Consenting Lender” and shall be subject to replacement at the election of the Borrowers pursuant to Section 2.17(b).
          (d) Pledge Agreements. Neither the Pledge Agreement nor the Holdings Guaranty and Pledge Agreement, nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties party thereto, and by the Administrative Agent with the consent of the Required Lenders, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Pledge Agreement) release all or any substantial part of the collateral or otherwise terminate all or any substantial part of the Liens under the Pledge Agreement or the Holdings Guaranty and Pledge Agreement or the Guarantee under the Holdings Guaranty and Pledge Agreement, agree to additional obligations being secured by all or any substantial part of such collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by the Pledge Agreement or the Holdings Guaranty and Pledge Agreement, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Pledge Agreement or the Holdings Guaranty and Pledge Agreement with respect to all or any substantial part of such collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, (i) to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented, and (ii) in the case of any equity interest in (x) any Foreign Subsidiary owned directly by the Company or any Subsidiary Guarantor, to release any Lien in favor of the Administrative Agent pursuant to the Pledge Agreement to the extent covering more than 65% of the voting capital stock of such Foreign Subsidiary (it being understood that the Administrative Agent shall not be required to release any other capital stock of a Foreign Subsidiary owned directly by the Company or any Subsidiary Guarantor), and (y ) any Foreign Subsidiary which is not owned directly by the Company or any Subsidiary Guarantor, to release any lien in favor of the Administrative Agent pursuant to the Pledge Agreement on any equity interests in such Foreign Subsidiary. Nothing in this Section 10.02(d) shall be deemed to limit the provisions of Section 10.12.
          SECTION 10.03. EXPENSES; INDEMNITY; DAMAGE WAIVER.
          (a) Expenses. The Obligors jointly and severally agree to pay, or reimburse the Administrative Agent or Lenders for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for such Administrative Agent, Issuing Lender or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof; provided, that the Lenders and the Issuing Lenders (but not the Administrative Agent) shall be limited to one counsel together for the Lenders and the Issuing Lenders as a group so long as any Lender or any Issuing Lender, as the case may be, has not, in good faith (and based on advice of counsel for such Lender or such Issuing Lender, as the case may be), reasonably determined that its interests conflict sufficiently with those of the other Lenders to warrant the employment of separate counsel for such Lender or such Issuing Lender, as the case may be, in which case such Lender or such Issuing Lender shall be paid, or reimbursed for payment of, the fees, charges and disbursements of such separate counsel, and (iv) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
          (b) Indemnification by Credit Parties. The Obligors jointly and severally agree to indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of their subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of their subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further that the Initial Subsidiary Borrower shall not be required to make a payment under this section 10.03(b) with respect to any Loan to the Company or to any Domestic Subsidiary.
          (c) Indemnification by Lenders. To the extent that the Obligors fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Obligors fail to pay any amount required to be paid by them to an Issuing Lender under paragraph (a) or (b) of this Section 10.03, each Revolving Credit Lender severally agrees to pay to such Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Lender in its capacity as such.
          (d) Waiver of Indirect or Consequential Damages, Etc. To the extent permitted by applicable law, none of the Obligors shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) Payment upon Demand. All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.
          SECTION 10.04. SUCCESSORS AND ASSIGNS.
          (a) Successors Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders.
     (i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
     (A) the Company (such consent not to be unreasonably withheld), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) in the case of any assignment of the Revolving Credit Commitments, each Issuing Lender.
     (ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500,
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and
     (E) no assignment shall be permitted to be made to the Company or any of its Affiliates except that so long as (i) no Default has occurred and is continuing, and (ii) after giving effect to such assignment (x) the Senior Debt Ratio would be less than 3.25 to 1.0 and (y) the Company would have Available Liquidity of at least $100,000,000, a Lender may assign Term Loans to the Borrower which has borrowed such Term Loans; provided that, notwithstanding anything in this Agreement to the contrary, immediately upon acquisition by any Borrower of any of such Borrower’s Term Loans, such Term Loans shall be deemed to have been prepaid and shall no longer be outstanding for purposes of this Agreement and any such prepayment shall effect a pro rata reduction of the remaining scheduled amortization payments in respect of the applicable Class of Term Loans.
     (iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations theretofore held by it as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) Participations.
     (i) Participations Generally. Any Lender may, without the consent of the Company, the Administrative Agent or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b), or the first proviso to Section 10.02(d), that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations of such Sections, including the documentation requirements of Section

2.15(e), and Section 2.17) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld).
          (d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 10.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 10.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all the obligations of any Borrower or any Subsidiary Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 10.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.
          (c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
          SECTION 10.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.12. RELEASE OF COLLATERAL AND GUARANTEES. The Administrative Agent and the Lenders agree that
     (i) if all of the capital stock of any Subsidiary that is owned by the Company and its Subsidiaries, or any other Collateral, is sold or transferred to any Person (other than the Company or a Subsidiary Guarantor) as permitted by the terms of this Agreement and the Pledge Agreement,
     (ii) if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of this Agreement and such Subsidiary is not the continuing or surviving corporation, or
     (iii) if any Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the requirements of Section 1.05, then, and in any of such events, the Administrative Agent shall, upon request of the Company (and upon the receipt by the Administrative Agent of such evidence as the Administrative Agent may reasonably request to establish that such sale, merger, consolidation or designation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article III, release any Lien granted by such Subsidiary and authorize the Administrative Agent to release the Lien created by the Pledge Agreement on any capital stock or other properties or assets of such Subsidiary (it being understood that, in the case of any release of the Guarantee and Liens on assets or capital stock of a Restricted Subsidiary that is to be designated as an Unrestricted Subsidiary, the Administrative Agent may condition the effectiveness of such release upon the delivery to the respective trustees under the Senior Subordinated Notes Indentures and the Senior Notes Indentures (or any Permitted Refinancing First Lien Notes indenture or any agreement relating to any Refunding Indebtedness) of the documents required pursuant thereto to effect the release of such Restricted Subsidiary from its Guarantee thereunder).
          SECTION 10.13. SUCCESSOR FACILITY. This Agreement is intended to be a successor to the Existing Credit Agreement and to constitute the “Senior Credit Facility” under and for all purposes of each of the Senior Subordinated Notes Indentures.
          SECTION 10.14. DELIVERY OF LENDER ADDENDA. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender and the Borrowers and, by executing its Lender Addendum, each such Lender agrees to be bound by the provisions hereof with the Commitments set forth opposite its name in such Lender Addendum.
          SECTION 10.15. USA PATRIOT ACT. Each Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

LAMAR MEDIA CORP.
By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice-President / Chief Financial Officer

LAMAR ADVERTISING OF PUERTO RICO, INC.
By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice-President / Treasurer

SUBSIDIARY GUARANTORS

AMERICAN SIGNS, INC.
COLORADO LOGOS, INC.
FLORIDA LOGOS, INC.
KANSAS LOGOS, INC.
LAMAR ADVERTISING OF
COLORADO SPRINGS, INC.
LAMAR ADVERTISING OF KENTUCKY, INC.
LAMAR ADVERTISING OF MICHIGAN, INC.
LAMAR ADVERTISING OF OKLAHOMA, INC.
LAMAR ADVERTISING OF SOUTH DAKOTA, INC.
LAMAR ADVERTISING OF YOUNGSTOWN, INC.
LAMAR ADVERTISING SOUTHWEST, INC.
LAMAR BENCHES, INC.
LAMAR DOA TENNESSEE HOLDINGS, INC.
LAMAR DOA TENNESSEE, INC.
LAMAR ELECTRICAL, INC.
LAMAR FLORIDA, INC.
LAMAR I-40 WEST, INC.
LAMAR OBIE CORPORATION
LAMAR OCI NORTH CORPORATION
LAMAR OCI SOUTH CORPORATION
LAMAR OHIO OUTDOOR HOLDING CORP.
LAMAR OKLAHOMA HOLDING COMPANY, INC.
LAMAR PENSACOLA TRANSIT, INC.
MICHIGAN LOGOS, INC.
MINNESOTA LOGOS, INC.
NEBRASKA LOGOS, INC.
NEVADA LOGOS, INC.
NEW MEXICO LOGOS, INC.
O. B. WALLS, INC.
OHIO LOGOS, INC.
OUTDOOR MARKETING SYSTEMS, INC.
PREMERE OUTDOOR, INC.
SOUTH CAROLINA LOGOS, INC.
TENNESSEE LOGOS, INC.
TLC PROPERTIES II, INC.
TLC PROPERTIES, INC.
UTAH LOGOS, INC.

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

DELAWARE LOGOS, L.L.C.
GEORGIA LOGOS, L.L.C.
KENTUCKY LOGOS, LLC
LOUISIANA INTERSTATE LOGOS, L.L.C.
MAINE LOGOS, L.L.C.
MISSISSIPPI LOGOS, L.L.C.
MISSOURI LOGOS, LLC
NEW JERSEY LOGOS, L.L.C.
OKLAHOMA LOGOS, L.L.C.
PENNSYLVANIA LOGOS, LLC
VIRGINIA LOGOS, LLC
WASHINGTON LOGOS, L.L.C.

By:	Interstate Logos, L.L.C., its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

INTERSTATE LOGOS, L.L.C.
THE LAMAR COMPANY, L.L.C.

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR ADVERTISING OF LOUISIANA, L.L.C.
LAMAR ADVERTISING OF PENN, LLC
LAMAR TENNESSEE, L.L.C.
LC BILLBOARD L.L.C.

By:	The Lamar Company, L.L.C.,
its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR TEXAS LIMITED PARTNERSHIP

By:	The Lamar Company, L.L.C.,
its General Partner

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

TLC FARMS, L.L.C.
TLC PROPERTIES, L.L.C.

By:	TLC Properties, Inc., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

OUTDOOR PROMOTIONS WEST, LLC
TRIUMPH OUTDOOR RHODE ISLAND, LLC

By:	Triumph Outdoor Holdings, LLC,
its Managing Member

By:	Lamar Central Outdoor, LLC,
its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR ADVANTAGE GP COMPANY, LLC
LAMAR ADVANTAGE LP COMPANY, LLC
TRIUMPH OUTDOOR HOLDINGS, LLC

By:	Lamar Central Outdoor, LLC,
its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR CENTRAL OUTDOOR, LLC

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President and Chief Financial Officer

LAMAR AIR, L.L.C.

By:	The Lamar Company, L.L.C.,
its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR T.T.R., L.L.C.

By:	Lamar Advertising of Youngstown, Inc.,
its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

OUTDOOR MARKETING SYSTEMS, L.L.C.

By:	Outdoor Marketing Systems, Inc.,
its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

OBIE BILLBOARD LLC

By:	Lamar Obie Corporation, its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

TEXAS LOGOS, L.P.

By:	Oklahoma Logos, L.L.C., its General Partner

By:	Interstate Logos, L.L.C., its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR ADVANTAGE HOLDING COMPANY

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

LAMAR ADVANTAGE OUTDOOR COMPANY, L.P.

By:	Lamar Advantage GP Company, LLC,
its General Partner

By:	Lamar Central Outdoor, LLC,
its Managing Member

By:	Lamar Media Corp., its Managing Member

By:	/s/ Keith A . Istre
	Name:	Keith A. Istre
	Title:	Executive Vice President/ Chief Financial Officer

ADMINISTRATIVE AGENT JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Christophe Vohmann
	Name:	Christophe Vohmann
	Title:	Executive Director

Signature Page to the Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender and Issuing Lender
By:	/s/ Christophe Vohmann
	Name:	Christophe Vohmann
	Title:	Executive Director

Signature Page to the Credit Agreement

The Royal Bank of Scotland, plc, as a Lender
By:	/s/ Matthew Pennachio
	Name:	Matthew Pennachio
	Title:	Vice President

SunTrust Bank, as a Lender
By:	/s/ Kevin Curtin
	Name:	Kevin Curtin
	Title:	Vice President

Credit Agricole Corporate and Investment Bank, as a Lender
By:	/s/ Brian Myers
	Name:	Brian Myers
	Title:	Managing Director

By:	/s/ David Cagle
	Name:	David Cagle
	Title:	Managing Director

Signature Page to the Credit Agreement

WHITNEY NATIONAL BANK, as a Lender
By:	/s/ J. Greg Scott
	Name:	J. Greg Scott
	Title:	Vice President

Signature Page to the Credit Agreement

Bank of America, N.A., as a Lender
By:	/s/ Gregory C. Badger
	Name:	Gregory C. Badger
	Title:	S.V.P.

Signature Page to the Credit Agreement

The Bank of Nova Scotia, as a Lender
By:	/s/ Brenda S. Insull
	Name:	Brenda S. Insull
	Title:	Authorized Signatory

Signature Page to the Credit Agreement

Scotiabanc Inc., as a Lender
By:	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

Signature Page to the Credit Agreement

U.S. Bank National Association, as a Lender
By:	/s/ Gregory D. Knudsen
	Name:	Gregory D. Knudsen
	Title:	Senior Vice President

Signature Page to the Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Kyle R. Holtz
	Name:	Kyle R. Holtz
	Title:	Vice President

Signature Page to the Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Lender
By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer

Signature Page to the Credit Agreement

COMPASS BANK, as a Lender
By:	/s/ Collis Sanders
	Name:	Collis Sanders
	Title:	Executive Vice President

Signature Page to the Credit Agreement

ING Capital LLC, as a Lender
By:	/s/ William James
	Name:	William James
	Title:	Managing Director

Signature Page to the Credit Agreement

EXHIBIT A
[Form of Assignment and Assumption]
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	[Lamar Media Corp.][Name of Subsidiary Borrower]

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.
Assignment and Assumption

5. Credit Agreement:	The $1,125,000,000 Credit Agreement dated as of April 28, 2010 between Lamar Media Corp., Lamar Advertising of Puerto Rico, Inc., each Additional Subsidiary Borrower that may become a party thereto, certain Subsidiary Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
Effective Date (herein, the “Effective Date”):                                                              , 20                      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Assignment and Assumption

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][5]

[ISSUING LENDER], as an Issuing Lender

By
Title:

LAMAR MEDIA CORP.

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Company and/or other parties (e.g. an Issuing Lender) is required by the terms of the Credit Agreement.
Assignment and Assumption

ANNEX 1
$1,125,000,000 CREDIT AGREEMENT DATED AS OF APRIL 28, 2010
BETWEEN LAMAR MEDIA CORP., LAMAR ADVERTISING OF PUERTO RICO, INC., EACH ADDITIONAL SUBSIDIARY
BORROWER THAT MAY BECOME A PARTY THERETO, CERTAIN SUBSIDIARY GUARANTORS PARTY THERETO, CERTAIN
LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1
[FORM OF OPINION OF COUNSEL TO THE CREDIT PARTIES]
April [ ], 2010
To the Lenders and the Administrative Agent
referred to below
c/o JPMorgan Chase Bank, N.A. as
Administrative Agent
383 Madison Avenue
New York, NY 10179
Ladies and Gentlemen:
     We have acted as counsel to Lamar Advertising Company, a Delaware corporation (“Holdings”), Lamar Media Corp., a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined in the Credit Agreement, and together with Holdings and the Company, the “Domestic Credit Parties”) in connection with the Credit Agreement dated as of April [ ], 2010 (the “Credit Agreement”) among the Company, Lamar Advertising of Puerto Rico, Inc., as Subsidiary Borrower, the Subsidiary Guarantors, the banks and other financial institutions identified therein as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A. (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Article 5.01(b) of the Credit Agreement.
          In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:
          (a) the Credit Agreement;
          (b) the Holdings Guaranty and Pledge Agreement;
          (c) the Pledge Agreement; and
          (d) such records of the Domestic Credit Parties and such other documents as we have deemed necessary as a basis for the opinions expressed below.
          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements or certificates of governmental officials and upon representations made in or pursuant to the Credit Documents and certificates and/or opinions of appropriate representatives of the Domestic Credit Parties.
          In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Domestic Credit Parties):

          (i) such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;
          (ii) all signatories to such documents have been duly authorized; and
          (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
References to “our knowledge” or equivalent words means the actual knowledge of the lawyers in this firm responsible for preparing this opinion after such inquiry as they deemed appropriate, including inquiry of such other lawyers in the firm and review of such files of the firm as they have identified as being reasonably likely to have or contain information not otherwise known to them needed to support the opinions set forth below. References to “after due inquiry” or equivalent words means after inquiry of the Chief Financial Officer and the General Counsel of Holdings, and of lawyers in the firm reasonably likely to have knowledge of the matter to which such reference relates.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:
          1. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company that is a Domestic Credit Party is a corporation, partnership or other entity duly organized, validly existing and, to our knowledge, in good standing under the laws of the state indicated opposite its name in Schedule 4.14 to the Credit Agreement.
          2. Each Domestic Credit Party has all requisite corporate or other power to execute and deliver, and to perform its obligations under, the Credit Documents to which it is a party.
          3. The execution, delivery and performance by each Domestic Credit Party of each Credit Document to which it is a party have been duly authorized by all necessary corporate or other action on the part of such Domestic Credit Party.
          4. Each Credit Document has been duly executed and delivered by each Domestic Credit Party party thereto.
          5. Under Louisiana conflict of laws principles, the stated choice of New York law to govern the Credit Documents will be honored by the courts of the State of Louisiana and the Credit Documents will be construed in accordance with, and will be treated as being governed by, the law of the State of New York, except to the extent the result obtained from applying New York law would be contrary to the public policy of the State of Louisiana, provided, however, that we have no knowledge of any Louisiana public policy interest which could reasonably be expected to result in the application of Louisiana law to the Credit Documents. However, if the Credit Documents were stated to be governed by and construed in accordance with the law of the State of Louisiana, or if a Louisiana court were to apply the law of the State of Louisiana to the Credit Documents, each Credit Document would nevertheless constitute the legal, valid and binding obligation of each Domestic Credit Party party thereto, enforceable against such Domestic Credit Party in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and the corresponding discretion of the court before which the proceedings may be brought, including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.
          6. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of Louisiana is required on the part of any Domestic Credit Party for the execution, delivery or performance by any Domestic Credit Party of any of the Credit Documents or for the borrowings by the Company under the Credit Agreement.
          7. The execution, delivery and performance by each Domestic Credit Party of, and the consummation by each Domestic Credit Party of the transactions contemplated by, the Credit Documents to which such Domestic Credit Party is a party do not and will not (a) violate any provision of the charter or by laws of any Domestic Credit Party, (b) violate any applicable Louisiana or federal law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Domestic Credit Parties or any of their respective Subsidiaries of which we have knowledge (after due inquiry) or (d) based on an opinion of the General Counsel of the Company, result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which we have knowledge (after due inquiry) and to which the Domestic Credit Parties or any of their respective Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any property of any Domestic Credit Party pursuant to, the terms of any such agreement or instrument.
          8. Except as set forth in Schedule 4.06 to the Credit Agreement, we have no knowledge (after due inquiry) of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, pending or threatened against or affecting the Domestic Credit Parties or any of their respective Subsidiaries or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
          9. The issued and outstanding shares of capital stock or other ownership interests of each Issuer (as defined in the Pledge Agreement) consists of the type and number of shares or percentage ownership interest described in Annex 1 to the Pledge Agreement. All of said shares of stock of any corporation that is an Issuer have been duly and validly issued and are fully paid and nonassessable. The issued and outstanding shares of capital stock of the Company consists of the type and number of shares described in Annex 1 to the Holdings Guaranty and Pledge Agreement. All of said shares of stock of the Company have been duly and validly issued and are fully paid and non-assessable.
          10. If the Pledge Agreement was stated to be governed by and construed in accordance with the law of the State of Louisiana, or if a Louisiana court were to apply the law of the State of Louisiana to the Pledge Agreement, the Pledge Agreement would be effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Pledge Agreement), a valid security interest under the Uniform Commercial Code as in effect in the State of Louisiana (the “UCC”) in all of the right, title and interest of the Securing Parties (as defined in the Pledge Agreement) in, to and under the Collateral (as defined in the Pledge Agreement), except that (a) such security interest will continue in the Collateral (as so defined) after its sale, exchange or other disposition and in any “proceeds” (as defined in Section 9-102(a)(64) of the UCC) thereof only to the extent provided in Section 9-315 of the UCC and (b) such security interest in any portion of the Collateral (as so defined) in which a Domestic Credit Party acquires rights after the commencement of a case under the Bankruptcy Code in respect of such Domestic Credit Party may be limited by Section 552 of the Bankruptcy Code. For purposes of this opinion letter, “Bankruptcy Code” means Title 11 of the United States Code (Bankruptcy) 11 U.S.C. § 101 et. seq.
          11. If the Holdings Guaranty and Pledge Agreement was stated to be governed by and construed in accordance with the law of the State of Louisiana, or if a Louisiana court were to apply the law of the State of Louisiana to the Holdings Guaranty and Pledge Agreement, the Holdings Guaranty and Pledge Agreement, would be effective to create, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties (as defined in the Holdings Guaranty and Pledge Agreement), a valid security interest under the UCC in all of the right, title and interest of Holdings in, to and under the Pledged Stock (as defined the Holdings Guaranty and Pledge Agreement) as collateral security for the payment when due of the Secured Obligations (as defined in the Holdings Guaranty and Pledge Agreement), except that (a) such security interest will continue in Collateral (as defined in the Holdings Guaranty and Pledge Agreement) after its sale, exchange or other disposition and in any proceeds thereof only to the extent provided in Section 9-315 of the UCC and (b) such security interest in any portion of such Collateral in which Holdings acquires rights after the commencement of a case under the Bankruptcy Code in respect of Holdings may be limited by Section 552 of the Bankruptcy Code. Upon filing each of the financing statements attached hereto as Exhibit A in the UCC records maintained by the East Baton Rouge Parish Clerk of Court, solely with respect to each Domestic Credit Party reflected as “Debtor” under such respective financing statements, the security interest created in the Collateral (as such term is defined in the Pledge Agreement and the Holdings Guaranty and Pledge Agreement) pursuant to the Pledge Agreement and the Holdings Guaranty and Pledge Agreement, in favor of the Collateral Agent for the benefit of the Secured Parties, will be perfected to the extent that the filing of a financing statement under the provisions of the UCC is effective to perfect a security interest in such Collateral.
          12. The security interest referred to in paragraphs 10 and 11 above in that portion of the Pledged Equity (under the Pledge Agreement), or Pledged Stock (under the Holdings Guaranty and Pledge Agreement), represented by a certificate in bearer form or in registered form indorsed (as provided in Section 8-102(a)(11) of the UCC) to the Administrative Agent or in blank by an effective endorsement (as so provided) or registered in the name of the Administrative Agent, will, upon the creation of such security interest, be perfected by the Administrative Agent taking possession thereof in the State of New York, and such perfected security interest will remain perfected thereafter so long as such certificates are retained by the Administrative Agent in its possession in the State of New York.
          13. With respect to any portion of the Collateral consisting of Pledged Equity or Pledged Stock represented by certificates, if the security interest therein is perfected by the Administrative Agent in the manner specified in paragraph 12 above for value without notice (within the meaning of Section 8-105 of the UCC) of any adverse claim (within the meaning of Section 8-102(a)(1) of the UCC) to the Pledged Equity or Pledged Stock so represented by certificates, then the Administrative Agent will acquire such security interest free of any adverse claim (as so defined).
          14. The obligations of the Domestic Credit Parties under the Loan Documents constitute Senior Indebtedness (as defined in the Senior Subordinated Notes Indentures) for all purposes of the Senior Subordinated Notes Indentures.
          15. The Credit Agreement will constitute the “Senior Credit Facility” under and for all purposes of each of the Senior Subordinated Notes Indentures.
          The foregoing opinions are subject to the following comments and qualifications:

          (A) The enforceability of Section 10.03 of the Credit Agreement (and any similar provisions in any of the other Credit Documents) may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.
          (B) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
          (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of Louisiana) that limits the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.16(d) of the Credit Agreement, (iii) Section 3.06 or 3.09 of the Credit Agreement (and any similar provisions in any of the other Credit Documents) and (iv) the first sentence of Section 10.09(b) of the Credit Agreement (and any similar provisions in any of the other Credit Documents), insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents.
          (D) We express no opinion as to the applicability to the obligations of any Subsidiary Guarantor (or the enforceability of such obligations) of Section 548 of the Bankruptcy Code or any other provision of law relating to fraudulent conveyances, transfers or obligations or of the provisions of the law of the jurisdiction of incorporation of any Subsidiary Guarantor restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.
          (E) We wish to point out that the obligations of the Securing Parties under the Pledge Agreement, and the rights and remedies of the Administrative Agent under the Pledge Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Administrative Agent and the Secured Parties inadequate for the practical realization of the substantive benefits purported to be provided to the Administrative Agent and the Secured Parties by the Pledge Agreement.
          (F) We express no opinion as to (i) the existence of, or the right, title or interest of any Securing Party (as defined in the Pledge Agreement) in, to or under, or the assignability of, any of the Collateral (as defined in the Pledge Agreement), (ii) the creation of a security interest in Collateral which is classified as immovable property under Louisiana law, and (iii) except as expressly provided in paragraphs 10, 11, 12 and 13 above, we express no opinion as to the creation, perfection or priority of any security interest in any Collateral (as so defined).
          (G) We wish to point out that the acquisition by a Domestic Credit Party after the initial extension of credit under the Credit Agreement of an interest in property that becomes subject to the lien of the Security Documents may constitute a voidable preference under Section 547 of the Bankruptcy Code.
          (H) In respect of the opinions expressed in paragraph 5 above, we express no opinion as to the enforceability under Louisiana law as to provisions of the Credit Agreement that: (a) bind the Subsidiary Guarantors, respectively, as principal obligors in respect of the Guaranteed Obligations or (b) preserve the obligations of the Subsidiary Guarantors despite any modification of the Guaranteed Obligations in a manner prejudicial to the Subsidiary Guarantors without their consent or the illegality, invalidity or unenforceability of the principal obligations against the Company for reasons other than its bankruptcy or incapacity. We express no opinion concerning any waiver of the right of subrogation by any guarantor of the Guaranteed Obligations. We note that certain actions of the Lenders, such as actions which impair rights of subrogation and actions which create defenses to payment with respect to the Guaranteed Obligations, could limit the Lenders’ recovery from the Subsidiary Guarantors, in whole or in part. We express no opinion as to whether the guaranties will be effective with respect to any Guaranteed Obligations extended or committed by the Lenders after the date on which the Lenders receive notice from one or more of the Subsidiary Guarantors that such guarantor is terminating its guaranty of the Guaranteed Obligations, except for interest on previously extended principal advances, attorney’s and collection fees in connection with collection of such amounts, and amounts that the Lenders are obligated to advance following such termination, as provided in Louisiana Civil Code article 3061.
          (I) We express no opinions as to the enforceability of any provision contained in the Pledge Agreement which purports to grant the Securing Parties self-help remedies in respect of Collateral located in the state of Louisiana. Furthermore, we express no opinion as to the availability of executory process, as opposed to ordinary process, under Louisiana law.
          (J) In respect of our opinions set forth in paragraphs 10 and 11 above, we call your attention to La. R.S. 10:9-305(a)(1), which provides that during the time that a security certificate is located in a jurisdiction, perfection of a security interest, the effect of perfection or non-perfection, and the priority of a security interest in the certificated security represented thereby are governed by the local law of that jurisdiction. Accordingly, in respect of the opinions set forth in paragraph 12 and 13, where the perfection and the effect of perfection or non-perfection of a security interest is governed by the law of state(s) other than Louisiana, we have assumed that the law of each such state is identical to the law of Louisiana.
          (K) We wish to point out that the acquisition by a Domestic Credit Party after the initial Loan under the Credit Agreement of an interest in property that becomes subject to the Lien of the Collateral Documents may constitute a voidable preference under Section 547 of the Bankruptcy Code.
          (L) The opinions expressed herein as of the date hereof, and except as may otherwise be provided herein, we have no obligation to advise you as to any change in the matters, factual, legal or otherwise, set forth herein after the date of this letter. Without limitation of the foregoing, our opinions in paragraphs 9 and 10 are limited to the Credit Documents and Senior Subordinated Notes Indentures as in effect as of the date hereof.
          Partners or Associates of this Firm are members of the Bar of the State of Louisiana and we do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of Louisiana, and we express no opinion as to the laws of any jurisdiction other than those of the United States of America, the State of Louisiana and the General Corporation Law of the State of Delaware.
          At the request of our clients, this opinion letter is provided to you by us in our capacity as counsel to the Domestic Credit Parties and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.
Very truly yours,

EXHIBIT B-2
[FORM OF OPINION OF PUERTO RICO COUNSEL TO THE SUBSIDIARY BORROWER]
April [      ], 2010
To the Lenders and the Administrative
     Agent Referred to Below
c/o JPMorgan Chase Bank, N.A., as
      Administrative Agent
383 Madison Avenue
New York, New York 10179
Dear Sirs:
     We have acted as special counsel for Lamar Advertising of Puerto Rico, Inc., a Puerto Rico corporation (“Lamar PR”), in connection with the Credit Agreement dated as of April [ ], 2010 (the “Credit Agreement”), among Lamar Media Corp., a Delaware corporation, Lamar PR, the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.
     In the preparation of this opinion, we have examined the Credit Agreement, the supporting documents listed in Schedule 1 hereto (the “Supporting Documents”) and such certificates, notifications, agreements, documents and other papers of Lamar PR and have made such other inquiries and such examination of the laws of the Commonwealth of Puerto Rico as we have deemed appropriate and necessary.
     This opinion is being delivered at the request of Lamar PR, pursuant to Section 5.01(c) of the Credit Agreement. Except for the capitalized terms defined herein, other capitalized terms used herein which are defined in the Credit Agreement shall have, for reference purposes, the respective meanings set forth in the Credit Agreement.
     In our examination of the Credit Agreement, we have assumed without independent investigation, the genuineness of all signatures and the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such documents and that the documents submitted to us have not been amended and will not be amended at any time relevant to the opinions expressed herein. As to any facts material to the opinions expressed below, we have made no independent investigation or inquiry and have relied upon the warranties and representations contained in the Credit Agreement.
     We have further assumed with your permission and without independent investigation: (i) that, except as to Lamar PR, all other parties to the Credit Agreement are duly organized and validly existing in the jurisdictions in which they were organized and are duly qualified to transact business as foreign corporations and in good standing in the jurisdictions in which they transact business (other than the Commonwealth of Puerto Rico); (ii) the due execution and delivery of the Credit Agreement by all parties thereto; (iii) except as to Lamar PR, the full legal power and authority of the other parties thereto to execute, deliver and perform their obligations under the Credit Agreement; (iv) other than in respect to Lamar PR, the legality, validity, binding effect and enforceability of the Credit Agreement as to all other parties thereto; and (v) the fulfillment of, and compliance by, the parties thereto with all the terms and conditions of the Credit Agreement and the accuracy of all representations and warranties contained therein and in the Supporting Documents.

     Our opinion is also subject to the following additional limitations, assumptions and qualifications:
          (a) The enforceability of indemnification provisions contained in the Credit Agreement may be limited by laws rendering unenforceable indemnification contrary to federal or Commonwealth of Puerto Rico laws and the public policy underlying such laws, and laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; provided however, that the inclusion of such indemnification provisions in the Credit Agreement will not render such document invalid as a whole.
          (b) The validity or enforceability of provisions waiving (expressly or by implication) defenses or rights granted by laws (including the waiver of a jury trial), where such waivers are against public policy or public order, may be limited or rendered unenforceable under applicable Commonwealth of Puerto Rico laws or judicial decisions. We express no opinion as to the legality, validity or enforceability of any provision contained in the Credit Agreement relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupment, or counterclaims, or (iv) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights.
          (c) The availability of the remedy of specific performance, of injunctive relief, or of any equitable remedy, is subject to the discretion of the court before which any proceedings thereof may be brought, and we are not rendering an opinion on the question of whether such remedies would be available.
          (d) The enforceability of any agreements or obligations of Lamar PR may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws and rules of law, affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights).
          (e) This opinion is limited to the laws of the Commonwealth of Puerto Rico. We express no opinion as to United States federal laws, whether or not applicable in the Commonwealth of Puerto Rico, to laws of jurisdictions other than the Commonwealth of Puerto Rico, or to any other laws of any other jurisdiction or compliance therewith by Lamar PR or any party. The opinions expressed herein are as of the date hereof and we assume no obligation to update or supplement such opinions to reflect any fact or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law, ordinance, statute, code, regulation, order, standard, policy, interpretation, restriction or rule becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter and we assume no responsibility to inform you of additional or changed facts, or changes in law, ordinance, statute, code, regulation, order, standard, policy, interpretation, restriction or rule of which we may become aware, nor do we assume any obligation to update or supplement our opinions herein.
          (f) Although the Credit Agreement provides that it will be governed by the laws of the State of New York, we assume for purposes of this opinion that (i) the Credit Agreement will be governed by the laws of Puerto Rico, without reference to conflict of laws provisions; and (ii) the Credit Agreement is valid and enforceable under the laws of the State of New York.
          (g) Our opinion is not a prediction of what a particular court (including any appellate court) would hold, but, instead, is our opinion as to the proper result to be reached by a court applying existing legal rules to the facts as properly found after appropriate briefing and argument. This opinion letter is not a guaranty, warranty or representation, but is merely our informed judgment as to specific questions of law.

          (h) Unless otherwise specified, the words “herein,” “hereof” and the like shall refer to this entire opinion letter and not merely to the paragraph in which it is used.
     Whenever any opinion herein with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, it is based on the representations and warranties contained in the Credit Agreement and the Supporting Documents without any independent investigation on our part and is intended to signify that in connection with our representation of Lamar PR, no information has been specifically disclosed to us by Lamar PR which would give us actual knowledge of the existence or absence of such facts. Furthermore the “knowledge” referred to in this opinion is solely the actual knowledge of the attorneys of our firm who have worked on substantive matters in respect to the Credit Agreement and with respect to Lamar PR and does not include constructive knowledge nor the knowledge of the other attorneys in our firm.
     Based upon and subject to the foregoing and the further qualifications set forth below, we are of the opinion as of the date hereof that:
     1. Lamar PR is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico.
     2. Lamar PR has all requisite corporate or other power to execute and deliver, and to perform its obligations under, the Credit Agreement.
     3. The execution, delivery and performance by Lamar PR of the Credit Agreement has been duly authorized by all necessary corporate or other action on the part of Lamar PR.
     4. The Credit Agreement has been duly authorized, executed and delivered by Lamar PR, and upon its execution it will constitute a valid and binding obligation of Lamar PR.
     5. Under the conflict of law principles of the Commonwealth of Puerto Rico, the choice of law of the State of New York to govern the Credit Agreement stated to be governed by the laws of the State of New York will be honored by a court of law of the Commonwealth of Puerto Rico and such Credit Agreement will be construed by such court in accordance with, and will be treated by such court as being governed by, the laws of the State of New York with respect to a particular issue if such court finds that (i) there are substantial contacts between the transaction thereunder and New York, and (ii) with respect to such issue, application of the laws of New York to such issue would not be contrary to the public policy or public order of the Commonwealth of Puerto Rico.
     6. The execution, delivery and performance of the Credit Agreement by Lamar PR do not require (i) any registration, declaration or filing under any Puerto Rico statute, rule or regulation, (ii) to the best of our knowledge, without inquiry, any consent, approval, authorization or order of any Puerto Rico court, tribunal or similar body, or (iii) any consent, approval, authorization or order of any Puerto Rico governmental agency or regulatory body.
     7. The execution, delivery and performance by Lamar PR of, and the consummation by Lamar PR of the transactions contemplated by, the Credit Agreement do not and will not (a) violate any provision of the articles or by-laws of Lamar PR, or (b) violate any applicable Puerto Rican law, rule or regulation.
     8. We have no knowledge of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, pending or threatened against or affecting Lamar PR or any of their respective properties that if adversely determined, could have a Material Adverse Effect.
     9. To the extent enforceability is governed by Puerto Rico law, the Credit Agreement is in proper legal form under the laws of Puerto Rico for the enforcement thereof against it, and all formalities required in Puerto Rico for the validity and enforceability of the Credit Agreement (including any necessary registration, recording or filing with any court or other authority in such jurisdiction) have been accomplished, and no intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to any governmental or regulatory agency or authority of the Commonwealth of Puerto Rico solely on account of the execution, delivery or performance by Lamar PR of the Credit Agreement.
     With your permission, the foregoing opinions are subject to the following assumptions, limitations, qualifications and exceptions:
          (a) The enforceability of the provisions of the Credit Agreement is subject to the effects of bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and concepts of materiality, reasonableness, good faith and fair dealing.
          (b) The remedies of specific performance and injunctive relief, and any other equitable remedies, are subject to judicial discretion.
          (c) We express no opinion as to: (i) any provisions contained in the Credit Agreement that purport to establish (or may be construed to establish) evidentiary standards; (ii) any waivers, estoppels or releases not permitted under applicable law or which are against public policy or public order, including, without limitation, waiver of the defense of extinction of obligations by novation; (iii) any provisions contained in the Credit Agreement exculpating or exempting a party from liability from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves negligence, recklessness or willful or unlawful conduct; (iv) any provisions in the Credit Agreement which provide that terms may not be waived, amended or modified except in writing; (v) any provisions contained in the Credit Agreement pursuant to which any entity appoints the Secured Parties or any other Person or entity as its attorney-in-fact; and (vi) the enforceability of the Credit Agreement with respect to any successor or assign of the Secured Parties and/or any other Person which does not specifically agree to be bound by the Credit Agreement.
     This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the transaction or obligations contemplated under the Credit Agreement.
     This opinion is being rendered solely for your benefit. This opinion may not be published, communicated or otherwise made available, in whole or in part, to any other Person, including any prospective participant and/or assignee, without in each instance, our specific prior written consent. Upon your written request, we will furnish reliance letters to any of your successors and assigns or any participant stating that each such party may rely on this opinion letter as if this opinion letter was originally addressed to them, it being understood that any such reliance letter shall not be deemed to have changed the effective date of this opinion letter.
Very truly yours,

EXHIBIT B-3
[FORM OF OPINION OF NEW YORK COUNSEL TO THE CREDIT PARTIES]
April ___, 2010
JPMorgan Chase Bank, N.A.,
  as Administrative Agent for
  the Lenders under the Credit Agreement
  referenced below
383 Madison Avenue
New York, New York 10179

The Lenders under the Credit Agreement
     referenced below
Ladies and Gentlemen:
     We have acted as counsel to each of Lamar Advertising Company, a Delaware corporation (“Holdings”), Lamar Media Corporation, a Delaware corporation (the “Company”), Lamar Advertising of Puerto Rico, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Lamar PR”) and each of the Subsidiary Guarantors listed on Schedule I attached hereto (the “Subsidiary Guarantors”) in connection with the Credit Agreement dated as of April ___, 2010 (the “Credit Agreement”) among the Company, Lamar PR, the Subsidiary Guarantors, the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders (the “Administrative Agent”). This opinion letter is furnished to you in connection with the closing of the Credit Agreement on the date hereof.
     Holdings, the Company, Lamar PR and each of the Subsidiary Guarantors are collectively referred to herein as the “Opinion Parties”. Capitalized terms not otherwise defined in this opinion letter have the meanings set forth in the Credit Agreement.
     For purposes of this opinion, we have reviewed copies of the following documents (collectively, the “Applicable Loan Documents”):
(i)	the Credit Agreement;

(ii)	the Pledge Agreement dated as of the date hereof by and among the Company, the Subsidiary Guarantors and the Administrative Agent (the “Pledge Agreement”); and

(iii)	the Guaranty and Pledge Agreement dated as of the date hereof by and between Holdings and the Administrative Agent (the “Holdings Guaranty and Pledge Agreement”).
We have also reviewed the following related documents (the “Related Documents”):
(a)	the certificates of incorporation of each of Holdings and the Company, as certified of recent date by the Secretary of State of Delaware and as certified by an officer of the applicable entity on the date hereof as being complete, accurate and in effect;

(b)	the bylaws of each of Holdings and the Company, each as certified by an officer of the applicable entity on the date hereof as being complete, accurate and in effect;

(c)	certificates of legal existence and good standing of each of Holdings and the Company issued by the Secretary of State of Delaware;

(d)	certain resolutions of each of the Boards of Directors of Holdings and the Company adopted a meeting of the Board of Directors of each such entity, as certified by an officer of the applicable entity on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Applicable Loan Documents to which such entity is a party and arrangements in connection therewith; and

(e)	such other documents and certificates of officers of the Opinion Parties as we have deemed appropriate to give the opinions set forth below.
In our examination of the Applicable Loan Documents and the Related Documents (collectively, the “Documents”), we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies) and the accuracy of all public records and documents. As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing. Whenever our opinion refers to “of which we are aware,” or “to our knowledge”, or like phrase, it is based solely on the actual knowledge of those attorneys of this firm who are directly involved in the representation of the Opinion Parties in connection with the Applicable Loan Documents.
     In rendering our opinion with respect to Lamar PR and the Subsidiary Guarantors in paragraph 4 below, we have assumed, with your permission, that (i) each of Lamar PR and each Subsidiary Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each of Lamar PR and each Subsidiary Guarantor has the corporate or limited liability company power to execute and deliver and to perform its obligations under the Applicable Loan Documents to which it is a party, (iii) the execution, delivery and performance by each of Lamar PR and each Subsidiary Guarantor of the Applicable Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action of Lamar PR or such Subsidiary Guarantor (as applicable) and (iv) each of Lamar PR and each Subsidiary Guarantor has duly executed and delivered each of the Applicable Loan Documents to which it is a party.
     For purposes of this opinion letter, we have assumed that (a) each of the parties to the Applicable Loan Documents (other than the Opinion Parties) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Applicable Loan Documents and each of such parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Applicable Loan Documents, (b) each of the parties to the Applicable Loan Documents (other than Holdings and the Company) has duly authorized the Applicable Loan Documents to which it is a party and each Applicable Loan Document constitutes the legal, valid and binding obligation of each party thereto (other than the Opinion Parties), enforceable against each such party in accordance with its respective terms, (c) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Applicable Loan Documents, (d) the conduct of all parties to the Applicable Loan

Documents has complied with any requirements of good faith, fair dealing and conscionability, (e) each of Holdings and the Guarantors has received adequate consideration for the obligations incurred by Holdings and the Guarantors pursuant to the Applicable Loan Documents, and (f) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Applicable Loan Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.
     For purposes of this opinion, we have made the following further assumptions: (a) that all orders, judgments, decrees, agreements and contracts (other than the Applicable Loan Documents) would be enforced as written; (b) that no Opinion Party will in the future take any discretionary action (including a decision not to act) permitted under the Applicable Loan Documents that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (c) that the Opinion Parties will obtain all permits and governmental approvals required in the future, and take all actions required or relevant to subsequent consummation of the transactions contemplated under the Applicable Loan Documents, or performance of the Applicable Loan Documents, as applicable; and (d) that all parties to the Applicable Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Applicable Loan Documents.
     For purposes of the opinions expressed in paragraphs 5 and 6 below, we have made the following additional assumptions:
          (a) that each of the Opinion Parties have, and will have, at all times relevant to this opinion, rights or the power to transfer rights (within the meaning of Section 9-203(b)(2) of the Applicable UCC) in the applicable collateral; and
          (b) that the Agent and the Lenders have, and will have, at all times relevant to this opinion, given value (within the meaning of Section 9-203(b)(1) of the Applicable UCC).
     We express no opinion as to (a) the validity or perfection of security interests in any collateral other than the Pledged Stock (as defined below), (b) the priority of any security interests granted pursuant to any Applicable Loan Document, or (c) title to or the existence of any of the Pledged Stock. We express no opinion with regard to any choice of law provision under the Uniform Commercial Code as in effect in any jurisdiction.
     This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (a) the federal laws of the United States of America (except as otherwise provided herein), (b) the Delaware General Corporation Law, and (c) the laws of the State of New York (including the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”); provided, however, that the laws described in clauses (a), (b) and (c) above shall not include (and we express no opinion as to) ERISA, HIPAA, healthcare, securities, antitrust, environmental, land use, unfair competition or tax laws or any rules or regulations with respect to the foregoing, and we express no opinion as to any other laws, statutes, rules or regulations not specifically identified above (including without limitation the laws of any territory of the United States or any foreign country) or otherwise excluded in this opinion letter; and further provided that, with respect to clauses (a), (b) and (c) above, the opinions expressed herein are based upon a review of those laws, statutes and regulations that, in our experience, are generally recognized as applicable to the transactions contemplated in the Loan Documents. The laws identified in clauses (a), (b) and (c) above, subject to the exclusions and limitations set forth above and elsewhere in this letter, are referred to herein as “Applicable Law”.

   Based upon, subject to and limited by the foregoing, we are of the opinion that:
     1. Each of Holdings and the Company is a corporation validly existing and in good standing under the laws of the State of Delaware.
     2. Each of Holdings and the Company has the corporate power to execute and deliver, and to perform its respective obligations under, the Applicable Loan Documents to which it is a party. The execution, delivery and performance by each of Holdings and the Company of the Applicable Loan Documents to which it is a party have been duly authorized by all necessary corporate action of Holdings or the Company, as applicable.
     3. Each of the Applicable Loan Documents to which Holdings or the Company is a party has been duly executed and delivered on behalf of such entity.
     4. Each of the Applicable Loan Documents to which any Opinion Party is a party constitutes a valid and binding obligation of such Opinion Party, enforceable against such Opinion Party in accordance with its terms.
     5. The Pledge Agreement creates in favor of the Administrative Agent, on behalf of itself and the Lenders, a security interest in the right, title and interest of (a) the Company in the equity interests held by the Company and identified on Part 2 of Schedule 1 to the Pledge Agreement and (b) each Subsidiary Guarantor in the equity interests held by such Subsidiary Guarantor and identified on Part 2 of Schedule 1 to the Pledge Agreement. The Holdings Guaranty and Pledge Agreement creates in favor of the Administrative Agent, on behalf of itself and the Lenders, a security interest in the right, title and interest of Holdings in the equity interests of the Company held by Holdings and identified on Schedule 1 to the Holdings Guaranty and Pledge Agreement.
     6. Assuming that the Administrative Agent has taken possession, and that the Administrative Agent retains possession in the State of New York, of the certificates representing the capital stock and other equity interests identified on (a) Part 2 of Schedule 1 to the Pledge Agreement and (b) Schedule 1 to the Holdings Guaranty and Pledge Agreement which is, in each case, represented by a certificate (collectively, the “Pledged Stock”), together with, in each case, endorsements to the Administrative Agent or in blank by effective endorsements (within the meaning of Section 8-107 of the New York UCC), the Administrative Agent on behalf of itself and the Lenders will have a perfected security interest in the Pledged Stock, and no further action is necessary to perfect such security interests in the Pledged Stock.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter:
     (1) The opinions expressed in paragraph 4 above are subject to the qualification that certain rights, remedies, waivers and other provisions of the Applicable Loan Documents may not be enforceable in accordance with their terms, but, subject to the exceptions, qualifications and limitations set forth elsewhere in this opinion letter, such unenforceability would not render the Applicable Loan Documents invalid as a whole; provided, however, that we express no opinion regarding the enforceability of the Applicable Loan Documents against any Opinion Party in the event of or with respect to any election of remedies, any act or omission by the Administrative Agent or its agent with respect to collateral, or any other conduct of the Administrative Agent or its successors or their respective agents, or any Lender or its predecessors, successors or Administrative Agents, that in each case prejudices such Opinion Party or constitutes a waiver or a full or partial release or discharge of such Opinion Party or any of its assets or properties under Applicable Law.

     (2) Our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium, avoidance, arrangement and other laws affecting creditors’ rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and the discretion of the court before which proceedings thereof may be brought; and (c) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or require waiver of (or that otherwise purport to have the effect of waiving) procedural, judicial or substantive rights or defenses.
     (3) Our opinions expressed in this letter are subject to the effect of generally applicable rules of law that (a) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it was important in the circumstances to the aggrieved party that performance occur in accordance with the terms of the Applicable Loan Document(s), (b) where less than all of a contract may be unenforceable, limit the enforceability of the balance thereof to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (c) limit the enforceability of provisions stating that rights or remedies are not exclusive, that every right and remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of some particular remedy or remedies does not preclude recourse to one or more others or that failure to exercise or delay in exercise of rights or remedies will not operate as a waiver of any such right or remedy, or (d) limit the enforceability of provisions regarding future negotiations or agreements to agree.
     (4) With respect to our opinions set forth in paragraph 1 above with respect to the existence and good standing of each of Holdings and the Company, with your permission, we are relying, solely and without independent investigation of any kind, on our review and examination of certificates received from the Secretary of State of Delaware and the applicable officer’s certificates and any documents certified to us thereby.
     (5) No opinion is expressed as to (a) the enforceability of any provision in the Applicable Loan Documents that purports to grant a power of attorney or appoint a Person as attorney-in-fact for another Person, (b) the enforceability of any provision in the Applicable Loan Documents that purports to grant any Person the right to appoint a receiver for another Person or for the properties or assets of any other Person, (c) the enforceability of any provision of the Applicable Loan Documents insofar as it purports to constitute a consent by any Person, or a waiver by such Person of the right to object to, the appointment of a receiver for such Person or for the properties or assets of such Person, (d) the enforceability of any provision of the Loan Documents that requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person, (e) the enforceability of any provision of the Applicable Loan Documents insofar as it purports to effect a waiver of a right to jury trial, (f) the enforceability of any provision of any Applicable Loan Document that contradicts or is inconsistent with any other provision of any Applicable Loan Document, or (g) the validity or enforceability of any provision purporting to establish standards of commercial reasonableness.
     (6) No opinion is expressed as to the legality, validity, or enforceability of any waiver of the right to receive notice or any provision purporting to define the adequacy of any notice period, any waiver of any legal or equitable defense, any waiver of equity, redemption, stay or appraisal or any other waiver, including without limitation any express or implicit waiver of broad or vaguely stated rights, unknown future rights or defenses to obligations or rights granted by law.

     (7) No opinion is expressed as to the enforceability of any provision of the Applicable Loan Documents (a) imposing penalties, forfeitures, increased interest rates or late payment charges upon delinquency in payment or the occurrence of a default or (b) limiting or otherwise governing damages or entitlement to attorney’s fees, trustee’s fees and other costs, in each of the foregoing cases, to the extent the same may be held to be unenforceable as a penalty, unreasonable or unconscionable or for any other similar reason as a matter of law or equity.
     (8) We express no opinion as to the enforceability of any agreement or instrument or any right granted thereunder which may be subject to public policy considerations or court decisions which may limit rights to obtain indemnification, penalties, consequential damages or liquidated damages. In particular, and without limiting the generality of the foregoing, we express no opinion concerning the enforceability of any provision requiring that any Person indemnify and other Person for such other Person’s negligence or breach of any agreement.
     (9) Our opinions expressed in paragraphs 5 and 6 above are subject to the following additional exceptions and qualifications:
     (i) There may exist certain limitations, resulting from the operation of the Uniform Commerical Code, on the perfection of the security interests in proceeds created by the Loan Documents; and
     (ii) Under the Uniform Commercial Code, a perfected security interest may become unperfected with respect to certain collateral as a result of certain events, which include without limitation the change of name, identity or corporate or limited liability company structure of the debtor.
     We render no opinion on matters except as specifically stated herein. We assume no obligation to advise you of any changes in any of the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for the benefit of the Administrative Agent and the Lenders identified in the Credit Agreement on the date hereof, and should not be quoted in whole or in part or otherwise referred to, and should not be filed with or furnished to any governmental agency, other person or entity, without the prior written consent of this firm. Notwithstanding the foregoing, you may disclose this opinion letter to: (i) your legal counsel and other professional advisors, (ii) regulatory authorities having jurisdiction over any of the addressees hereof or their successors and permitted assigns and participants and (iii) third parties pursuant to valid legal process, in each case without the prior written consent of our firm. This opinion letter speaks only as of the date hereof, and no reliance hereon by any of the foregoing parties will have any effect on the scope, phrasing or originally intended use of this opinion letter. At your request, we hereby consent to the reliance hereon by any future assignee of or participant in your interest(s) in the Loans under the Credit Agreement pursuant to an assignment or participation that is made and consented to in accordance with the express provisions of Section 10.04 of the Credit Agreement, on the condition and understanding that any such reliance by a future administrative agent, Lender, or their respective successors and permitted assigns and participants must be actual and reasonable under the circumstances existing at the time of the assignment or participation agreement, including, without limitation, any changes in law, facts or any other developments known to or reasonably knowable by the assignee or participant at such time.
Very truly yours,

EXHIBIT C
FORM OF
FIRST-LIEN INTERCREDITOR AGREEMENT
among
LAMAR MEDIA CORP.,
the other Grantors party hereto,
JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Agent for the Credit Agreement Secured Parties,
JPMORGAN CHASE BANK, N.A.,
as Authorized Representative for the Credit Agreement Secured Parties,
[                                      ]

as the Additional First-Lien Collateral Agent,
[                                      ]

as the Initial Additional Authorized Representative,
and
each additional Authorized Representative from time to time party hereto.
dated as of [______], 20[              ]

     FIRST-LIEN INTERCREDITOR AGREEMENT, dated as of [__________], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among LAMAR MEDIA CORP, a Delaware corporation (the “Company”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Agent”), JPMCB, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [                             ], as collateral agent for the Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional First-Lien Collateral Agent”), [                             ], as Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.
     In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:
ARTICLE I
Definitions
     SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
     “Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any Series of Additional Senior Class Debt, the notes, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13 hereto.
     “Additional First-Lien Obligations” means all amounts owing to any Additional First-Lien Secured Party (including the Initial Additional First-Lien Secured Parties) pursuant to the terms of any Additional First-Lien Document (including the Initial Additional First-Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First-Lien Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.
     “Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

     “Additional First-Lien Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.
     “Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.
     “Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.
     “Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.
     “Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
     “Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First-Lien Collateral Agent.
     “Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.
     “Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
     “Bankruptcy Code” means Title 11 of the United States Code, as amended.
     “Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
     “Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.
     “Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Agent and (ii) in the case of the Additional First-Lien Obligations, the Additional First-Lien Collateral Agent.
     “Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

     “Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
     “Credit Agreement” means that certain Credit Agreement, dated as of April 28, 2010, among the Company, Lamar Advertising of Puerto Rico, Inc., a corporation organized under the laws of Puerto Rico as Subsidiary Borrower, the lenders from time to time party thereto, the Credit Agreement Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
     “Credit Agreement Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Credit Agreement Collateral Documents” means the Security Agreement, the Holdings Pledge Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Agent for the purpose of securing any Credit Agreement Obligations.
     “Credit Agreement Obligations” means all Secured Obligations (as such term is defined in the Security Agreement and in the Holdings Pledge Agreement).
     “Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Security Agreement.
     “JPMCB” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “DIP Financing” has the meaning assigned to such term in Section 2.05(b).
     “DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
     “DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
     “Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.
     “Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Credit Agreement Agent (under the Credit Agreement so Refinanced) to the Additional First-Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.
     “Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

     “First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.
     “First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.
     “First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.
     “Grantors” means the Company, Lamar Advertising of Puerto Rico, Inc., a corporation organized under the laws of Puerto Rico and Subsidiary Borrower under the Credit Agreement, each Additional Subsidiary Borrower as may be designated from time to time pursuant to the Credit Agreement, each of the Subsidiary Guarantors (as defined in the Credit Agreement) and each other Subsidiary of the Company which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
     “Holdings Pledge Agreement” means the Guaranty and Pledge Agreement, dated as of April 28, 2010, among Lamar Advertising Company, a Delaware corporation and parent of the Company, the Credit Agreement Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
     “Impairment” has the meaning assigned to such term in Section 1.03.
     “Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among the Company, [the Guarantors identified therein], and [                    ], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
     “Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the debt securities issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.
     “Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement.
     “Initial Additional First-Lien Secured Parties” means the Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.
     “Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Company, the Additional First-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

     “Insolvency or Liquidation Proceeding” means:
     (1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;
     (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
     (3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
     “Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
     “Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereof required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First-Lien Obligations and add Additional First-Lien Secured Parties hereunder.
     “Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof.
     “Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral.
     “New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
     “Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized

Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Credit Agreement Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
     “Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.
     “Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.
     “Proceeds” has the meaning assigned to such term in Section 2.01(a).
     “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
     “Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document.
     “Security Agreement” means the Pledge Agreement, dated as of April 28, 2010, among the Company, the Subsidiary Borrowers party thereto, the Credit Agreement Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
     “Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).
     “Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
     SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
     SECTION 1.03 Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided, that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II
Priorities and Agreements with Respect to Shared Collateral
     SECTION 2.01 Priority of Claims.
     (a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Company or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Lien Secured Party or received by the Applicable Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First-Lien Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.
     (b) It is acknowledged that the First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Lien Secured Parties of any Series.
     (c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.
     SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
     (a) Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Agent is the Applicable Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.
     (b) With respect to any Shared Collateral at any time when the Additional First-Lien Collateral Agent is the Applicable Collateral Agent, (i) the Applicable First-Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Applicable First-Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.
     (c) Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Applicable Collateral Agent (in the case of the Additional First-Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.
     (d) Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.
     SECTION 2.03 No Interference; Payment Over.
     (a) Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First-Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.
     (b) Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.
     SECTION 2.04 Automatic Release of Liens; Amendments to First-Lien Security Documents.
     (a) If, at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
     (b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.
     SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
     (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries.

     (b) If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First-Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.
     SECTION 2.06 Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.
     SECTION 2.07 Insurance. As between the First-Lien Secured Parties, the Applicable Collateral Agent, (and in the case of the Additional First-Lien Collateral Agent, acting at the direction of the Applicable Authorized Representative), shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

     SECTION 2.08 Refinancings. The First-Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
     SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.
     (a) The Possessory Collateral shall be delivered to the Credit Agreement Agent and the Credit Agreement Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Agent is not the Applicable Collateral Agent, the Credit Agreement Agent shall, at the request of the Additional First-Lien Collateral Agent, promptly deliver all Possessory Collateral to the Additional First-Lien Collateral Agent together with any necessary endorsements (or otherwise allow the Additional First-Lien Collateral Agent to obtain control of such Possessory Collateral). The Company shall use commercially reasonable efforts to take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.
     (b) The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
     (c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties therein.
     SECTION 2.10 Amendments to Security Documents.
     (a) Without the prior written consent of the Credit Agreement Agent, the Additional First-Lien Collateral Agent agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
     (b) Without the prior written consent of the Additional First-Lien Collateral Agent, the Credit Agreement Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
     (c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company.
ARTICLE III
Existence and Amounts of Liens and Obligations
     SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination (other than in any case where such liability resulted from the bad faith, willful misconduct or gross negligence of such Collateral Agent or Authorized Representative).
ARTICLE IV
The Applicable Collateral Agent
     ARTICLE 4.01 Authority.
     (a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.
     (b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien

Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.
ARTICLE V
Miscellaneous
     SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Credit Agreement Agent, to it at [                           ], Attention of [            ] (Fax No. [            ]);
     (b) if to the Additional First-Lien Collateral Agent or the Initial Additional Authorized Representative, to it at [___];
     (c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

     SECTION 5.02 Waivers; Amendment; Joinder Agreements.
     (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company).
     (c) Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional First-Lien Security Documents applicable thereto.
     (d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or First-Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First-Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.
     SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
     SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
     SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
     SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;
     (d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First-Lien Secured Party) to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
     SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.
     SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.
     SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.
     SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional First-Lien Documents, the Company may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First-Lien Documents to be incurred and secured on an equal and ratable basis by the liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, a “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
     In order for a Additional Senior Class Debt Representative to become a party to this Agreement,
     (i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;
     (ii) the Company shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Company and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof;
     (iii) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional First Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Additional First Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional First Lien Collateral Agent); and
     (iv) the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent,

that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.
     Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an additional Additional Senior Class Debt Representative and each Grantor in accordance with Section 5.13, the Additional First-Lien Collateral Agent will continue to act in its capacity as Additional First Lien Collateral Agent in respect of the then existing Authorized Representatives (other than the Credit Agreement Agent) and such additional Authorized Representative.
     SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, JPMCB is acting in its capacity as Credit Agreement Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First Lien Security Documents, [                ] is acting in the capacity of the Additional First-Lien Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, neither the Credit Agreement Agent or the Additional First-Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.
     SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Agent, any or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First-Lien Security Documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties
By:
Name:
Title:

By:
Name:
Title:

[ ], as Additional First-Lien Collateral Agent
By:
Name:
Title:

[ ], as Initial Additional Authorized Representative
By:
Name:
Title:

LAMAR MEDIA CORP.
By:
Name:
Title:

[GRANTORS]
By:
Name:
Title:

ANNEX I
Grantors
Schedule 1

ANNEX I-1

ANNEX II
          [FORM OF] JOINDER NO. [     ] dated as of [                    ], 20[ ] to the FIRST-LIEN INTERCREDITOR AGREEMENT dated as of [___], 20[ ] (the “First-Lien Intercreditor Agreement”), among Lamar Media Corp., a Delaware corporation (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Agent”), JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties, [                    ], as Additional First-Lien Collateral Agent, [          ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1
          A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First-Lien Intercreditor Agreement.
          B. As a condition to the ability of the Company to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First-Lien Intercreditor Agreement. Section 5.13 of the First-Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the First-Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First-Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Representative Joinder in accordance with the requirements of the First-Lien Intercreditor Agreement and the First-Lien Security Documents.
          Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:
          SECTION 1. In accordance with Section 5.13 of the First-Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First-Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the First-Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that they represent as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the First-Lien Intercreditor Agreement shall be deemed to

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Agent

ANNEX II-1

include the New Representative. The First-Lien Intercreditor Agreement is hereby incorporated herein by reference.
          SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First-Lien Intercreditor Agreement as Additional First-Lien Secured Parties.
          SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.
          SECTION 4. Except as expressly supplemented hereby, the First-Lien Intercreditor Agreement shall remain in full force and effect.
          SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First-Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to them at their respective addresses set forth below their signatures hereto.
          SECTION 8. The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel.

ANNEX II-2

          IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First-Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],
By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

ANNEX II-3

Acknowledged by:
JPMORGAN CHASE BANK, N.A.,
as the Credit Agreement Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[                                                            ],
as the Additional First-Lien Collateral Agent and Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]
LAMAR MEDIA CORP.,
as Company

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-4

Schedule I to the
Supplement to the
First-Lien Intercreditor Agreement
Grantors
[     ]

Schedule I-1

EXHIBIT D-1
[Form of Pledge Agreement]
PLEDGE AGREEMENT
     This PLEDGE AGREEMENT, dated as of [                    ], [                    ] among LAMAR MEDIA CORP., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”); any domestic “ADDITIONAL SUBSIDIARY BORROWER” that may be designated as such hereunder pursuant to the below-referenced Credit Agreement (a “Subsidiary Borrower” and, together with the Company, the “Borrowers”); each of the subsidiaries of the Company listed on the signature pages hereto under the caption “INITIAL SUBSIDIARY GUARANTORS” (the “Initial Subsidiary Guarantors”); each of the additional entities, if any, that becomes a “Subsidiary Guarantor” hereunder as contemplated by Section 6.10 (each an “Additional Subsidiary Guarantor” and together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”; the Subsidiary Guarantors together with the Borrowers, being herein called the “Securing Parties”); and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
W I T N E S S E T H
     WHEREAS, the Securing Parties are parties to that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”) providing, subject to the terms and conditions thereof, for extensions of credit (including by means of the making of loans and the issuance of letters of credit) to be made by the Lenders named therein (collectively, together with any entity that becomes a “Lender” party to the Credit Agreement after the date hereof as provided therein, the “Lenders”) to the Borrowers. In addition, the Company and its Subsidiaries may from time to time be obligated to one or more of the Lenders (or their affiliates) under the Credit Agreement in respect of one or more Secured Cash Management Agreements or Secured Swap Agreements (each as defined in the Credit Agreement).
     WHEREAS, to induce the Secured Parties to enter into the Credit Agreement and to extend credit under the Credit Agreement and to extend credit to the Company and its Subsidiaries under Secured Cash Management Agreements and Secured Swap Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Securing Parties have agreed to pledge and grant a security interest in the Collateral (as so defined) as security for the Secured Obligations (as so defined).
     NOW, THEREFORE, in consideration for the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE XI
DEFINITIONS
     SECTION 11.01. Defined Terms. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:
     (a) Certain Uniform Commercial Code Terms. As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”,

“Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the Uniform Commercial Code, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the Uniform Commercial Code.
     (b) Additional Definitions. In addition, as used herein:
     “Collateral” has the meaning assigned to such term in Article III.
     “Collateral Account” has the meaning assigned to such term in Section 4.01.
     “Controlled Account” means a Deposit Account or a Securities Account of any Obligor, in each case subject to a control agreement in favor of the Administrative Agent pursuant to which the Administrative Agent shall have “control” (within the meaning of Sections 9-104 or 9-106, as applicable, of the UCC) of such Deposit Account or Securities Account, as applicable.
     “Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by any Securing Party.
     “Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.
     “Equity Collateral” has the meaning assigned to such term in clause (l) of Article III.
     “Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Securing Party with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Securing Party; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Securing Party in respect of any of the items listed above.
     “Issuers” means, collectively, (a) the respective corporations, partnerships or other entities identified next to the names of the Securing Parties on Schedule 1 (Part 2) under the caption “Issuer” and (b) any other entity that shall at any time be a subsidiary of any of the Securing Parties (other than any Foreign Subsidiary that is not directly owned by a Securing Party).
     “Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

     “Patent Collateral” means all Patents, whether now owned or hereafter acquired by any Securing Party, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.
     “Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.
     “Pledged Equity” has the meaning assigned to such term in paragraph (j) of Article III.
     “Secured Obligations” means, collectively, (a) in the case of the Borrowers, the principal of and interest on the Loans made by the Lenders to the Borrowers (including, without limitation, the Incremental Loans), all LC Disbursements and all other amounts from time to time owing to the Secured Parties by the Company under the Credit Agreement (including, without limitation, in respect of its Guarantee under Article III of the Credit Agreement) and all amounts owing by the Company or any Subsidiary of the Company pursuant to any Secured Cash Management Agreement or any Secured Swap Agreement, (b) in the case of each Subsidiary Guarantor, all obligations of such Subsidiary Guarantor under the Credit Agreement (including, without limitation, in respect of its Guarantee under Article III of the Credit Agreement), (c) in the case of each Securing Party, all other obligations of such Securing Party to the Secured Parties and the Administrative Agent hereunder and under the Loan documents, and (d) in the case of each of the foregoing, Secured Obligations shall include all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to any Securing Party under the United States Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).
     “Secured Parties” means, collectively, Administrative Agent, each Lender, each Issuing Lender, each Secured Cash Management Bank, each Secured Swap Provider, and any successors or assigns of any of the foregoing.
     “Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Securing Party, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.
     “Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
     (c) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE XII
REPRESENTATIONS AND WARRANTIES
     Each Securing Party represents and warrants to each Secured Party that:
     (a) Enforceability, Etc. This Agreement has been duly executed and delivered by such Securing Party and constitutes, a legal, valid and binding obligation of such Securing Party, enforceable against such Securing Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (b) Title and Priority. Such Securing Party is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Article III and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for Liens permitted under Section 7.02 of the Credit Agreement and except for the pledge and security interest in favor of the Administrative Agent for the benefit of the Secured Parties created or provided for herein, which pledge and security interest will, upon perfection under the applicable provisions of the Uniform Commercial Code (but subject in any event to such Liens permitted under said Section 7.02) constitute a valid, first priority perfected pledge and security interest in and to all of such Collateral, to the extent such pledge and security interest can be perfected under the Uniform Commercial Code.
     (c) Names, Etc.
     (i) The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Securing Party as of the date hereof are correctly set forth in Schedule 2.
     (ii) Schedule 2 correctly specifies the place of business of each Securing Party or, if such Securing Party has more than one place of business, the location of the chief executive office of such Securing Party.

     (d) Changes in Circumstances. Such Securing Party has not (i) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC), (ii) except as specified in Schedule 2, heretofore changed its name, or (iii) except as specified in Schedule 3, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a currently effective security agreement previously entered into by any other Person.
     (e) Pledged Equity. The Pledged Equity identified under the name of such Securing Party in Schedule 1 (Part 2) is, and all other Pledged Equity in which such Securing Party shall hereafter grant a security interest pursuant to Article III will be, duly authorized, validly existing, fully paid and non-assessable (in the case of any equity interest in a corporation) and duly issued and outstanding (in the case of any equity interest in any other entity), and none of such Pledged Equity is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational document of the respective Issuer of such Pledged Equity, upon the transfer of such Pledged Equity (except for any such restriction contained herein or identified in Schedule 1 (Part 1)).
     The Pledged Equity identified under the name of such Securing Party in Schedule 1 (Part 2) constitutes all of the issued and outstanding shares of capital stock, partnership or other ownership interest of any class or character of the Issuers (and, in the case of any direct Foreign Subsidiary, 65% of the voting common stock thereof and 100% of any other capital stock thereof) beneficially owned by such Securing Party on the date hereof (whether or not registered in the name of such Securing Party) and Schedule 1 (Part 2) correctly identifies, as at the date hereof, the respective Issuers of such Pledged Equity and (in the case of any corporate Issuer) the respective class and par value of the shares comprising such Pledged Equity and the respective number of shares (and registered owners thereof) represented by each such certificate.
     (f) Promissory Notes. Schedule 4 sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Schedule 5) held by any Securing Party on the date hereof having an aggregate principal amount in excess of $500,000.
     (g) Deposit Accounts and Securities Accounts. Schedule 5 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of any Securing Party that are required on the date hereof to be Controlled Accounts pursuant to Section 5.01(d).
     (h) Commercial Tort Claims. Schedule 6 sets forth a complete and correct list of any Commercial Tort Claim of any Securing Party in existence on the date hereof having an estimated fair market value exceeding $250,000.
     (i) Fair Labor Standards Act. Any goods now or hereafter produced by such Securing Party or any of its Subsidiaries included in the Collateral have been and will be produced in material compliance with the requirements of the Fair Labor Standards Act, as amended.
ARTICLE XIII
COLLATERAL
     As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, whether now existing or hereafter from time to time arising, each Securing Party hereby pledges and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Securing Party’s right, title and interest, to and under the following property, assets and revenues, whether now owned by such Securing Party or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Article III being collectively referred to herein as the “Collateral”):
     (i) all Accounts;
     (ii) all As-Extracted Collateral;
     (iii) all Chattel Paper;
     (iv) all Deposit Accounts;
     (v) all Documents;
     (vi) all Equipment;
     (vii) all Fixtures;
     (viii) all General Intangibles;
     (ix) all Goods not covered by the other clauses of this Article III;
     (x) the shares of common and preferred stock of, or partnership and other ownership interest in, the Issuers identified in Schedule 1 (Part 2) next to the name of such Securing Party (as the same shall be supplemented from time to time under a Joinder Agreement executed pursuant to Section 6.10) and all other shares of capital stock, or partnership or other ownership interest, of whatever class or character of the Issuers, now or hereafter owned by such Securing Party, in each case together with the certificates evidencing the same (collectively, the “Pledged Equity”);
     (xi) all shares, securities, moneys or property representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a split up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity;
     (xii) without affecting the obligations of such Securing Party under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger in which an Issuer is not the surviving entity, all ownership interests of any class or character of the successor entity (unless such successor entity is such Securing Party itself) formed by or resulting from such consolidation or merger (the Pledged Equity, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (j) or (k) above and this clause (l) being herein collectively called the “Equity Collateral”);
     (xiii) all Instruments, including all Promissory Notes;
     (xiv) all Intellectual Property;
     (xv) all Inventory;
     (xvi) all Investment Property not covered by other clauses of this Article III, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

     (xvii) all Letter-of-Credit Rights;
     (xviii) all Commercial Tort Claims arising out of the events described in Schedule 6;
     (xix) all other tangible and intangible personal property whatsoever of such Securing Party; and
     (xx) all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, all supporting obligations with respect to any Collateral and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Securing Party or any computer bureau or service company from time to time acting for such Securing Party), provided that (i) in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership or interests in a limited liability company, the security interest hereunder shall be deemed to be created only to the maximum extent permitted under the applicable organizational instrument pursuant to which such partnership or limited liability company is formed, (ii) in no event shall the security interest granted under this Article III attach to any lease, license, contract or agreement to which any Securing Party is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (x) the abandonment, invalidation or unenforceability of any right, title or interest of any Securing Party therein or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction), (iii) in the case of any of the foregoing that consists of capital stock in any Foreign Subsidiary that is directly owned by any Securing Party, the security interest hereunder shall be limited to 65% of the voting common stock of such Subsidiary and 100% of any other capital stock of such Subsidiary, (iv) in no event shall the security interest granted under this Article III attach to any capital stock or other equity interests of any Foreign Subsidiary that is not directly owned by any securing party, (v) Collateral shall not include assets owned by any Grantor and any proceeds thereof that are subject to a Lien permitted to be incurred pursuant to Section 7.02(j) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and proceeds, and (vi) Collateral shall not include any intent-to-use trademark application to the extent and for so long as creation by a Securing Party of a security interest therein would result in the loss by such Securing Party of any material rights therein.
ARTICLE XIV
COLLATERAL ACCOUNT
     (a) Establishment of Collateral Account. Each of the Securing Parties hereby establishes with the Administrative Agent a cash collateral account (the “Collateral Account”), which
     (i) to the extent of all Investment Property or Financial Assets (other than cash) shall be a “securities account” (as defined in Section 8-501 of the UCC) in respect of which the Administrative Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) and
     (ii) to the extent of any cash, shall be a Deposit Account,

and which shall be in the name and under the control of the Administrative Agent and into which there shall be deposited from time to time such amounts as are required to be paid to the Administrative Agent under Section 2.04(i) of the Credit Agreement. As collateral security for the prompt payment in full when due of such Securing Parties’ obligations in the first instance in respect of LC Exposure and, after the payment in full of all LC Exposure and the termination or expiration of all Letters of Credit, for all other Secured Obligations of such Securing Party, each of the Securing Parties hereby pledges and grants to the Administrative Agent, for the benefit of the Secured Parties as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balance from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balance from time to time in the Collateral Account shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Article IV.
     (b) Investments. Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such Permitted Investments as the Securing Parties shall determine in their sole discretion, provided that (i) failing receipt by the Administrative Agent of instructions from the Securing Parties, the Administrative Agent may invest and reinvest such amounts in such Permitted Investments as the Administrative Agent shall determine in its sole discretion and (ii) the approval of the Administrative Agent shall be required for the investments and reinvestments to be made during any period while a Default has occurred and is continuing. All such investments and reinvestments shall be held in the name and be under the control of the Administrative Agent.
     (c) Application. If an Event of Default shall have occurred and be continuing, the Administrative Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Secured Obligations due and payable. If (i) no Event of Default has occurred and is continuing and (ii) all of the Secured Obligations have been paid in full, the Administrative Agent shall, from time to time, at the request of the Securing Parties, deliver to the Securing Parties, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the then-outstanding LC Exposure, provided that, in any event, when all of the Secured Obligations shall have been paid in full and all Letters of Credit have expired or been terminated, the Administrative Agent shall promptly deliver to the Securing Parties, against receipt but without any recourse, warranty or representation whatsoever, the balance remaining in the Collateral Account.
     (d) Fees. Each of the Securing Parties shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.
ARTICLE XV
FURTHER ASSURANCES; REMEDIES
     In furtherance of the grant of the pledge and security interest pursuant to Article III, each Securing Party hereby agrees with each Secured Party as follows:
     (a) Delivery and Other Perfection. Such Securing Party shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Administrative Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:
     (i) if any of the shares, securities, moneys or property required to be pledged by such Securing Party pursuant to Article III are received by such Securing Party, forthwith either (x) transfer and deliver to the Administrative Agent such shares or securities or instruments representing or evidencing the same, so received by such Securing Party (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request), all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Administrative Agent reasonably shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, moneys or property in said Article III;
     (ii) give, execute, deliver, file, record, authorize or obtain any financing statement, notice, instrument, document, agreement or consent or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including causing any or all of the Collateral to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any Collateral is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to such Securing Party copies of any notices and communications received by it with respect to the Collateral);
     (iii) promptly (and in any event within 30 days after their acquisition) deliver to the Administrative Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request; provided that so long as no Default shall have occurred and be continuing, the Securing Party may retain for collection in the ordinary course any Instruments received by the Securing Party in the ordinary course of business and the Administrative Agent shall, promptly upon request of the Securing Party, make appropriate arrangements for making any Instrument delivered by the Securing Party available to the Securing Party for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Administrative Agent, against trust receipt or like document);
     (iv) subject to Section 5.04(d) promptly (and in any event within 30 days after their acquisition or formation) enter into such control and other agreements, each in form and substance reasonably acceptable to the Administrative Agent, as may be required to establish “control” (within the meaning of Sections 9-104, 9-105, 9-106 and 9-107, as applicable, of the UCC) of the security interest created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights, and will promptly furnish to the Administrative Agent true copies thereof, provided that (X) the Securing Parties shall not be required to establish “control” (within the meaning of Section 9-104 of the UCC) of (i) petty-cash bank checking accounts used to fund day-to-day operating expenses in the ordinary course of business of the Company and its Subsidiaries and with respect to which no customer collections are deposited, (ii) “Logos business” checking accounts with respect to which substantially all of the amounts deposited therein are subsequently transferred within 30 days to a Controlled Account, (iii) the deposit account number 816596027 referred to as the “LMC Bond Proceeds Account” and maintained at JPMorgan Chase Bank, N.A., (iv) the deposit account number 686997867 referred to as the “Lamar Employee Disaster Relief Fund” and maintained at JPMorgan Chase Bank, N.A., (v) Deposit Accounts established by any Obligor in connection with such Obligor’s procurement of new business to the extent that such Deposit Accounts are required (in the commercially reasonably judgment of such Obligor) in connection with such procurement, (vi) Deposit Accounts held by any Securing Party that is a Foreign Subsidiary and (vii) Deposit Accounts with respect to which the aggregate outstanding balance in all such Deposit Accounts at no time exceeds $500,000, and (Y) the Securing Parties shall have until the date 60 days after the date hereof to deliver control agreements or amendments thereto in favor of the Administrative Agent pursuant to which the Administrative Agent shall have “control” (within the meaning of Section 9-104 of the UCC) of the Deposit Accounts listed in Schedule 5;
     (v) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement; and
     (vi) permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at such Securing Party’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Securing Party with respect to the Collateral, all in such manner as the Administrative Agent may reasonably require;
provided that, notwithstanding anything herein to the contrary, (i) no Securing Party shall be required to “perfect” the security interest granted by it hereunder in any Motor Vehicles and (ii) no Subsidiary Borrower that is a Foreign Subsidiary shall be required to take any actions under the laws of its jurisdiction of organization to “perfect” (or the local-jurisdiction equivalent) the security interest granted by it hereunder.
     (b) Other Financing Statements and Liens. Except as otherwise permitted under Section 7.02 of the Credit Agreement, without the prior written consent of the Administrative Agent (granted with the authorization of the Required Lenders), no Securing Party shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties or (b) cause or permit any Person other than the Administrative Agent to have “control” (as defined in Sections 9-104, 9-105, 9-106 and 9-107, as applicable, of the UCC) of the Collateral Account or any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.
     (c) Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.
     (d) Special Provisions Relating to Certain Collateral.
     (i) Equity Collateral.
     (i) So long as no Event of Default shall have occurred and be continuing, each Securing Party shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Equity Collateral for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein, provided that such Securing Party agrees that it will not vote the Equity Collateral in any manner that is inconsistent with the terms of this Agreement, the other Loan Documents or any such other instrument or agreement; and the Administrative Agent shall execute and deliver to such Securing Party or cause to be executed and delivered to such Securing Party all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Securing Party may reasonably request for the purpose of enabling such Securing Party to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.04(a).
     (ii) Unless and until an Event of Default has occurred and is continuing, such Securing Party shall, subject to Article V, be entitled to receive and retain any dividends, distributions or proceeds in respect of the Equity Collateral.
     (iii) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Administrative Agent or any Lender exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Agreement or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Equity Collateral shall, if requested by the Administrative Agent in writing, be paid directly to the Administrative Agent and retained by it in the Collateral Account as part of the Equity Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, each Securing Party agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of any Securing Party (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent to such Securing Party.
     (ii) Intellectual Property.
     (i) For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 5.05 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Securing Party hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Securing Party) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Securing Party, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
     (ii) Notwithstanding anything contained herein to the contrary, but subject to any provision of the Loan Documents that limit the rights of the Securing Parties to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Securing Parties will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Securing Parties. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of the respective Securing Party (through the Company), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Securing Party (through the Company) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations and cancellation or termination of the Commitments and LC Exposure, or earlier expiration of this Agreement or release of the Collateral, the Administrative Agent shall grant back to the Securing Parties the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.05 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Securing Parties in accordance with the first sentence of this clause (ii).
     (iii) If any Securing Party shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or if any intent-to use trademark application is no longer subject to the proviso to Article III, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Securing Party shall promptly (and in any event within 30 days of its acquisition or registration) provide to the Administrative Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of such instruments with the United States Patent and Trademark Office or the United States Copyright Office as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property.
     (iii) Chattel Paper. The Securing Parties will (i) deliver to the Administrative Agent each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Administrative Agent without the consent of the Administrative Agent would violate the rights of the Administrative Agent.
     (iv) Deposit Accounts and Securities Accounts. No Securing Party shall at any time establish or maintain any Deposit Account, Securities Account and Commodity Account that is not subject to a control agreement in form and substance reasonably acceptable to the Administrative Agent, other than Deposit Accounts not required to be subject to “control” pursuant to the proviso in Section 5.01(d).
     (v) Commercial Tort Claims. If any Securing Party shall at any time hold or acquire a Commercial Tort Claim, such Securing Party shall promptly, and in any event, within 10 Business Days, notify the Administrative Agent in writing signed by such Securing Party of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Securing Party in which the Administrative Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Securing Parties.
     (e) Remedies.
     (i) Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing, the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the

Administrative Agent were the sole and absolute owner thereof (and each Securing Party agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:
     (i) the Administrative Agent in its discretion may, in its name or in the name of the Securing Parties or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;
     (ii) the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
     (iii) the Administrative Agent may require the Securing Parties to notify (and each Securing Party hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Administrative Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Administrative Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Securing Party they shall be held in trust by such Securing Party for the benefit of the Administrative Agent and as promptly as possible remitted or delivered to the Administrative Agent for application as provided herein);
     (iv) each Securing Party shall, at the request of the Administrative Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Administrative Agent and such Securing Party, designated in its request;
     (v) the Administrative Agent may apply the Collateral Account and any money or other property therein to payment of the Secured Obligations;
     (vi) the Administrative Agent may require the Securing Parties to cause the Equity Collateral to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any of such Equity Collateral is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to the respective Securing Party (through the Company) copies of any notices and communications received by it with respect to such Equity Collateral); and
     (vii) the Administrative Agent may, upon ten business days’ prior written notice to the Securing Parties of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Secured Parties or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and any Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Securing Parties, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned provided that, notwithstanding anything herein to the contrary, the Administrative Agent shall only deliver a “Shifting Control Notice”, “Notice of Exclusive Control” or other like notice under any control agreement and any other agreements required to establish “control” (within the meaning of Sections 9-104 and 9-106, as applicable, of the UCC) with respect to any Collateral if an Event of Default shall have occurred and be continuing.
     The proceeds of each collection, sale or other disposition under this Section 5.05 shall be applied in accordance with Section 5.09.
     (ii) Certain Securities Act Limitations. The Securing Parties recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Securing Parties acknowledge that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.
     (iii) Notice. The Securing Parties agree that to the extent the Administrative Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten business days’ notice shall be deemed to constitute reasonable prior notice.
     (f) Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Securing Parties shall remain liable for any deficiency.
     (g) Removals, Etc. Without at least 30 days’ prior written notice to the Administrative Agent, no Securing Party shall (i) change its location (as defined in Section 9-307 of the UCC), (ii) change its name from the name shown as its current legal name on Schedule 2, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the UCC) over such item of Collateral.
     (h) Private Sale. No Secured Party shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. So long as such sale is conducted in a commercially reasonable manner, each Securing Party hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
     (i) Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under Article IV or this Article V, shall be applied by the Administrative Agent:
     First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Administrative Agent in connection therewith;
     Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree, provided that such proceeds (to the extent representing the balance in the Collateral Account) shall be applied first to the payment of LC Disbursements and second, after the payment in full of all LC Exposure, and the termination or expiration of all Letters of Credit, to the other Secured Obligations; and
     Finally, to the payment to the respective Securing Party, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
     As used in this Article V, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Securing Parties or any issuer of or obligor on any of the Collateral.
     (j) Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney-in-fact of the Securing Parties for the purpose of carrying out the provisions of this Article and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Securing Party representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
     (k) Perfection. Prior to or concurrently with the execution and delivery of this Agreement, each Securing Party shall (i) file such financing statements and other documents in such offices as the Administrative Agent may request to perfect the security interests granted by Article III, (ii) deliver to the Administrative Agent all certificates identified in Schedule 1 (Part 2) hereto, accompanied by undated stock powers duly executed in blank and (iii) deliver to the Administrative Agent the originals of all of the Promissory Notes described in Schedule 4. Without limiting the foregoing, each Securing Party authorizes the Administrative Agent to file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of such Securing Party or words of similar effect (provided that no such description shall be deemed to modify the description of Collateral set forth in Article III)

     (l) Termination. When all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall promptly at the expense of the Securing Parties cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Securing Party. The Administrative Agent shall also execute and deliver to each Securing Party upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by such Securing Party to effect the termination and release of the Liens on the Collateral.
     (m) Further Assurances. Each Securing Party agrees that, from time to time upon the written request of the Administrative Agent, such Securing Party will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.
ARTICLE XVI
MISCELLANEOUS
     (a) Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Company, to it at 5551 Corporate Boulevard, Baton Rouge, Louisiana, 70896, Attention of Keith Istre (Facsimile No. (225) 923-0658);
     (ii) if to any Securing Party other than the Company, to such Securing Party care of the Company at the address for notices indicated in clause (a) above; and
     (iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Shadia Aminu (Facsimile No. (713) 750-2878), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Christophe Vohmann (Facsimile No. (212) 270-5127).
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     (b) Waivers; Amendments.
     No Deemed Waivers. No failure or delay by any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Securing Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Securing Parties party thereto, and by the Administrative Agent with the consent of the appropriate Secured Parties as more particularly provided in Section 10.02(c) of the Credit Agreement.
     (c) Expenses.
     Reimbursement of Expenses. The Securing Parties jointly and severally agree to reimburse each of the Secured Parties for all reasonable costs and expenses of the Secured Parties (including, without limitation, the reasonable fees and expenses of legal counsel to the Administrative Agent and the Lenders; provided, that the Lenders and the Issuing Lenders (but not the Administrative Agent) shall be limited to one counsel together for the Lenders and the Issuing Lenders as a group so long as any Lender or any Issuing Lender, as the case may be, has not, in good faith (and based on advice of counsel for such Lender or such Issuing Lender, as the case may be), reasonably determined that its interests conflict sufficiently with those of the other Lenders to warrant the employment of separate counsel for such Lender or such Issuing Lender, as the case may be, in which case such Lender or such Issuing Lender shall be paid, or reimbursed for payment of, the fees, charges and disbursements of such separate counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of the Securing Parties in respect of the Collateral that the Securing Parties have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Article III hereof.
     Payment Upon Demand. All amounts due under this Section 6.03 shall be payable promptly after written demand therefor.
     (d) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Securing Parties, the Secured Parties and each holder of the Secured Obligations, except that no Securing Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by any Securing Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Securing Parties and the respective successors and assigns of the Securing Parties, the Secured Parties and each holder of the Secured Obligations) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (e) Counterparts. This Agreement may be executed in counterparts (and by the parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
     (f) Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     (g) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (h) Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     (i) Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.
     (j) Additional Subsidiary Guarantors. As contemplated by Section 6.10(a) of the Credit Agreement, in the event that any Securing Party shall form or acquire any new Subsidiary after the date hereof, such Securing Party will cause such new Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement in the form provided in the Credit Agreement (and, thereby, to become a party to the Credit Agreement as a “Subsidiary Guarantor” thereunder, and under this Agreement, and to pledge and grant a security interest in any of its property of the type included in “Collateral” under this Agreement to the Administrative Agent for the benefit of the Secured Parties). Accordingly, upon the execution and delivery of any such Joinder Agreement by any such new Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Securing Party” under and for all purposes of this Agreement, and Schedule 1 hereto shall be deemed to be supplemented in the manner specified in said Joinder Agreement.
     (k) First Lien Intercreditor Agreement. In the event the Administrative Agent enters into the Intercreditor Agreement (as such term is defined in the Credit Agreement), the provisions of this Agreement shall be subject to the provisions of such Intercreditor Agreement and in the event of any conflict between this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.
     (l) Limitations Regarding Foreign Subsidiary Borrowers. Anything herein to the contrary notwithstanding, it is the intention of this Agreement that in no event shall any Lien that may be granted hereunder upon property of a Subsidiary Borrower that is a Foreign Subsidiary secure any Secured Obligations other than the Secured Obligations of such Subsidiary Borrower.
     (m) Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAMAR MEDIA CORP.
By:
Name:
Title:

Signature Page to the Pledge Agreement

INITIAL SUBSIDIARY GUARANTORS [ ]

By:
Name:
Title:

Signature Page to the Pledge Agreement

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D-2
[Form of Holdings Guaranty and Pledge Agreement]
GUARANTY AND PLEDGE AGREEMENT
          GUARANTY AND PLEDGE AGREEMENT dated as of [ ], 2010 between LAMAR ADVERTISING COMPANY, a corporation duly organized and validly existing under the laws of the State of Delaware (“Holdings”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          Lamar Media Corp., a Delaware corporation (the “Company”), Lamar Advertising of Puerto Rico, Inc., a corporation organized under the laws of Puerto Rico and any “Additional Subsidiary Borrower” that may be designated as such (the “Subsidiary Borrowers” and together with the Company, the “Borrowers”), the Subsidiary Guarantors named therein, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, are party to a Credit Agreement dated as of April 28, 2010 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders (collectively, together with any entity that becomes a “Lender” party to the Credit Agreement after the date hereof as provided therein, the “Lenders” and, together with Administrative Agent, each Issuing Lender, Secured Cash Management Bank and Secured Swap Provider (each as defined in the Credit Agreement) and any successors or assigns of any of the foregoing, the “Secured Parties”). In addition, the Company and its Subsidiaries may from time to time be obligated to one or more of the Lenders (or their affiliates) under the Credit Agreement in respect of one or more Secured Cash Management Agreements or Secured Swap Agreements (each as defined in the Credit Agreement).
          To induce the Secured Parties to enter into the Credit Agreement, and to extend credit thereunder and to extend credit to the Company and its Subsidiaries under Secured Cash Management Agreements and Secured Swap Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings has agreed to pledge and grant a security interest in the Collateral (as so defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:
          “Collateral” has the meaning assigned to such term in Article IV.
          “Instrument” has the meaning assigned to such term in paragraph (d) of Article IV.
          “Pledged Stock” has the meaning assigned to such term in paragraph (a) of Article IV.
          “Secured Obligations” means, collectively, all obligations of Holdings hereunder (including, without limitation) in respect of its Guarantee under Article II hereof) and shall include all interest and fees accruing after commencement of any bankruptcy or insolvency proceeding against Holdings or any of its subsidiaries, whether or not allowed in such proceeding.

          “Stock Collateral” has the meaning assigned to such term in clause (c) of Article IV.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
GUARANTEE BY HOLDINGS
          SECTION 2.01. The Guarantee. Holdings hereby guarantees to each Lender, each Secured Cash Management Bank, each Secured Swap Provider, each Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrowers (including without limitation, any Incremental Loans), all LC Disbursements and all other amounts from time to time owing to the Secured Parties by the Borrowers under the Credit Agreement or under any other Loan Document, and all obligations of the Company or any of its Subsidiaries to any Secured Party under any Secured Cash Management Agreement or Secured Swap Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Holdings further agrees that if any Borrower of other obligations shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Holdings will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 2.02. Obligations Unconditional. The obligations of Holdings under Section 2.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.02 that the obligations of Holdings hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Holdings hereunder which shall remain absolute and unconditional as described above:

     (i) at any time or from time to time, without notice to Holdings, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
     (iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected.
Holdings hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender exhaust any right, power or remedy or proceed against either Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
          SECTION 2.03. Reinstatement. The obligations of Holdings under this Article II shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of either Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Holdings agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
          SECTION 2.04. Subrogation. Holdings hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article II and further agrees with each Borrower for the benefit of each of its creditors (including, without limitation, each Issuing Lender, each Lender and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by Holdings to such Borrower.
          SECTION 2.05. Remedies. Holdings agrees that, as between Holdings and the Lenders, the obligations of each Borrower hereunder may be declared to be forthwith due and payable as provided in Article VIII of the Credit Agreement or Section 2.04(i) of the Credit Agreement, as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII of the Credit Agreement or Section 2.04(i) of the Credit Agreement, as applicable) for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by Holdings for purposes of Section 2.01.
          SECTION 2.06. Instrument for the Payment of Money. Holdings hereby acknowledges that the guarantee in this Article II constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender or the Administrative Agent, at its sole option, in the event of a dispute by Holdings in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.
          SECTION 2.07. Continuing Guarantee. The guarantee in this Article II is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Holdings represents and warrants that:
          SECTION 3.01. Organization; Powers. Holdings is duly organized, validly existing and in good standing under the laws of its state of organization. Holdings has all requisite power and authority under its organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance by Holdings of this Agreement are within its corporate power and have been duly authorized by all necessary corporate and, if required, stockholder action on its part. This Agreement has been duly executed and delivered by Holdings and constitutes a legal, valid and binding obligation of Holdings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by Holdings of this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other person, (b) will not violate any applicable law, policy or regulation or the charter or by-laws of Holdings or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, or any of its assets, or give rise to a right thereunder to require any payment to be made by Holdings, and (d) except for the Liens created hereunder, will not result in the creation or imposition of any Lien on any asset of Holdings.
          SECTION 3.04. Investment and Holding Company Status. Neither Holdings nor any of its subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.
          SECTION 3.05. Capitalization. The authorized capital stock of Holdings consists, on the date hereof, of an aggregate of 213,510,000 shares consisting of (i) 175,000,000 shares of Class A common stock, with par value of $.001 per share, of which, as of April 1, 2010, 77,026,230 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable,

(ii) 37,500,000 shares of Class B common stock, with par value of $.001 per share, of which, as of April 1, 2010, 15,172,865 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable, (iii) 10,000 shares of Class A preferred stock, with par value of $638.00 per share, of which, as of the date hereof, no shares are issued and outstanding, and (iv) 1,000,000 shares of undesignated preferred stock, with par value of $.001 per share, of which, as of April 1, 2010, 5,720 shares are designated as Series AA preferred stock, $.001 par value per share, and of which, as of as of April 1, 2010, 5,719.49 shares are validly issued and outstanding, each of which shares is fully paid and nonassessable. Except as set forth in Schedule 2 hereto, as of the date hereof, (x) there are no outstanding Equity Rights with respect to Holdings and (y) there are no outstanding obligations of Holdings or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of Holdings nor are there any outstanding obligations of Holdings or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of Holdings or any of its Subsidiaries.
          SECTION 3.06. The Collateral.
          (a) Title and Priority. Holdings is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Article IV and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for the pledge and security interest in favor of the Administrative Agent for the benefit of the Secured Parties created or provided for herein, which pledge and security interest will, upon perfection under the applicable provisions of the Uniform Commercial Code constitute a first priority perfected pledge and security interest in and to all of such Collateral, to the extent such pledge and security interest can be perfected under the Uniform Commercial Code.
          (b) Pledged Stock. The Pledged Stock is, and all other Pledged Stock in which Holdings shall hereafter grant a security interest pursuant to Article IV will be, duly authorized, validly existing, fully paid and non-assessable, and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter or by-laws of the Company, upon the transfer of such Pledged Stock (except for any such restriction contained herein or identified in Schedule 1).
          The Pledged Stock identified in Schedule 1 constitutes all of the issued and outstanding shares of capital stock of any class or character of the Company beneficially owned by Holdings on the date hereof (whether or not registered in the name of Holdings) and Schedule 1 correctly identifies, as at the date hereof, the respective class and par value of the shares comprising such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate.
          (c) Instruments. Schedule 3 sets forth a complete and correct list of all Instruments held by Holdings on the date hereof.
ARTICLE IV
COLLATERAL
          As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, Holdings hereby pledges and grants to the Administrative Agent, for the benefit of the Secured Parties as hereinafter provided, a security interest in all of Holdings’ right, title and interest in the following property, whether now owned by Holdings or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as “Collateral”):

     (a) the shares of common and preferred stock of the Company identified in Schedule 1 and all other shares of capital stock of whatever class or character of the Company, now or hereafter owned by Holdings, in each case together with the certificates evidencing the same (collectively, the “Pledged Stock”);
     (b) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Stock;
     (c) without affecting the obligations of Holdings under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger in which the Company is not the surviving entity, all ownership interests of any class or character of the successor entity (unless such successor entity is Holdings itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a) or (b) above and this clause (c) being herein collectively called the “Stock Collateral”);
     (d) all instruments identified in Schedule 3 (herein collectively called the “Instruments”); and
     (e) all proceeds of and to any of the property of Holdings described in the preceding clauses of this Article IV (including, without limitation, all causes of action, claims and warranties now or hereafter held by Holdings in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers.
ARTICLE V
COVENANTS
          Holdings agrees that it will not, until the payment and satisfaction in full of the Secured Obligations and the Commitments of the Lenders under the Credit Agreement shall have expired or been terminated:
     (a) enter into any transaction of merger, amalgamation or consolidation, or dissolve itself, other than any such transaction in which Holdings is the continuing or surviving corporation if, after giving effect thereto, no Default shall have occurred and be continuing;
     (b) create, incur, assume or suffer to exist any Lien upon any of the Collateral, other than Liens securing Indebtedness of the Borrowers under the Credit Agreement;
     (c) create, incur, or suffer to exist any Indebtedness, other than in respect of (i) the Credit Agreement, (ii) the Holdings Senior Notes, (iii) purchase money Indebtedness incurred or guaranteed by Holdings to support the business or operations of the Company or any Resstricted Subsidiary, or (iv) additional Indebtedness so long as (in the case of Indebtedness described in this clause (iv)) the covenants of such Indebtedness are not inconsistent with the covenants found in the Credit Agreement, as reasonably determined by the Administrative Agent and do not, in any event, impose restrictions upon borrowings and other extensions of credit under the Credit Agreement, such as the imposition of an incurrence test (except to the extent that such incurrence test expressly permits the incurrence of Indebtedness under the Credit Agreement up to amount equal to the then current aggregate amount of the Commitments thereunder) and (ii) Holdings furnishes to the Administrative Agent on the date of such issuance (other than in respect of purchase money Indebtedness in a principal amount of less than $1,000,000) a certificate of its chief financial officer demonstrating in reasonable detail compliance with the foregoing conditions;
     (d) engage in any business or other activity (including the ownership of operating assets) other than (i) the business of holding the shares of capital stock of the Company, (ii) holding shares or other equity interests in Special Acquisition Subsidiaries, (iii) activities relating to Qualified Holdings Obligations, (iv) incurrences of Indebtedness permitted pursuant to clause (c) of this Article V, (v) the incurrence of Surety Bond Obligations in respect of surety bonds issued to support the business or operations of the Company or any Restricted Subsidiary, (vi) the ownership and leasing of equipment for use by the Company and its Restricted Subsidiaries in the ordinary course of business, consistent with past practices and (vi) entering into and incurring liabilities under billboard site leases on behalf of the Company and the Company’s Restricted Subsidiaries in the ordinary course of business, consistent with past practices; and
     (e) permit any of the provisions of Section 7.09(a), 7.09(b) or 7.09(c) of the Credit Agreement to be breached.
ARTICLE VI
FURTHER ASSURANCES; REMEDIES
          In furtherance of the grant of the pledge and security interest pursuant to Article IV, Holdings hereby agrees as follows:
          SECTION 6.01. Delivery and Other Perfection. Holdings shall:
     (a) if any of the shares, securities, moneys or property required to be pledged by it under clauses (a), (b) or (c) of Article IV are received by Holdings, forthwith either (x) transfer and deliver to the Administrative Agent such shares or securities so received by Holdings (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Administrative Agent reasonably shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, moneys or property in said clauses (a), (b) and (c);
     (b) promptly (and in any event within 30 days of their acquisition) deliver and pledge to the Administrative Agent any and all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;
     (c) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including causing any or all of the Stock Collateral to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to Holdings copies of any notices and communications received by it with respect to the Stock Collateral);
     (d) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement; and
     (e) permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at Holdings’ place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by Holdings with respect to the Collateral, all in such manner as the Administrative Agent may reasonably require.
          SECTION 6.02. Other Financing Statements and Liens. Without the prior written consent of the Administrative Agent (granted with the authorization of the Required Lenders), Holdings shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties.
          SECTION 6.03. Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.
          SECTION 6.04. Special Provisions Relating to Stock Collateral and Instruments.
          (a) Voting Powers, Etc. So long as no Event of Default shall have occurred and be continuing, Holdings shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein, provided that Holdings agrees that it will not vote the Stock Collateral in any manner that is inconsistent with the terms of this Agreement, the other Loan Documents or any such other instrument or agreement; and the Administrative Agent shall execute and deliver to Holdings or cause to be executed and delivered to Holdings all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as Holdings may reasonably request for the purpose of enabling Holdings to exercise the rights and powers that it is entitled to exercise pursuant to this Section 6.04(a).
          (b) Retention of Dividends and Distributions. Unless and until an Event of Default has occurred and is continuing, Holdings shall, subject to Article VII of the Credit Agreement, be entitled to receive and retain any dividends, distributions or proceeds in respect of the Stock Collateral, provided, that in any event, Holdings shall be entitled to receive and retain such dividends, distributions or proceeds to the extent permitted under Section 7.06 of the Credit Agreement.
          (c) Rights with respect to Instruments. So long as no Event of Default shall have occurred and be continuing, Holdings shall have the right to exercise or waive any and all rights and remedies it may have as a payee under any Instrument, subject to any restrictions set forth in such Instrument, provided that Holdings agrees that it will not waive or exercise any such right or remedy in any manner that is inconsistent with the terms of this Agreement, the other Loan Documents or any such other instrument.

          SECTION 6.05. Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:
     (a) Holdings shall, at the request of the Administrative Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Administrative Agent and Holdings, designated in its request;
     (b) the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
     (c) the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and Holdings agrees to take all such action as may be appropriate to give effect to such right);
     (d) the Administrative Agent in its discretion may, in its name or in the name of Holdings or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and
     (e) the Administrative Agent may, upon ten business days’ prior written notice to Holdings of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent or any of its respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Administrative Agent or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Holdings, any such demand, notice and right or equity being hereby expressly waived and released. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
The proceeds of each collection, sale or other disposition under this Section 6.05 shall be applied in accordance with Section 6.08.
          Holdings recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Holdings acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit Holdings to register it for public sale.
          SECTION 6.06. Removals, Etc. Without at least 30 days’ prior written notice to the Administrative Agent, Holdings shall not (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business other than at the address for notices specified in Section 7.01, (ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto or (iii) change its jurisdiction of incorporation.
          SECTION 6.07. Private Sale. No Secured Party shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 6.05 conducted in a commercially reasonable manner. So long as such sale is conducted in a commercially reasonable manner, Holdings hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
          SECTION 6.08. Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent:
     First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Administrative Agent in connection therewith;
     Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree; and
     Finally, to the payment to Holdings, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
          As used in this Article VI, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of Holdings or any issuer of or obligor on any of the Collateral.
          SECTION 6.09. Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney-in-fact of Holdings for the purpose of carrying out the provisions of this Article and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article to make collections in respect of the Collateral, the

Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of Holdings representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
          SECTION 6.10. Perfection. Prior to or concurrently with the execution and delivery of this Agreement, Holdings shall (i) file such financing statements and other documents in such offices as the Administrative Agent may request to perfect the security interests granted by Article IV and (ii) deliver to the Administrative Agent all certificates identified in Schedule 1 hereto, accompanied by undated stock powers duly executed in blank.
          SECTION 6.11. Termination. When all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall promptly at the expense of the Company or Holdings cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of Holdings. The Administrative Agent shall also execute and deliver to Holdings upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by Holdings to effect the termination and release of the Liens on the Collateral.
          SECTION 6.12. Further Assurances. Holdings agrees that, from time to time upon the written request of the Administrative Agent, Holdings will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.
ARTICLE VII
MISCELLANEOUS
          SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to Holdings, to it at 5551 Corporate Boulevard, Baton Rouge, Louisiana, 70896, Attention of Keith Istre (Facsimile No. (225) 923-0658); and
     (b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Shadia Aminu (Facsimile No. (713) 750-2878), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Christophe Vohmann (Facsimile No. (212) 270-5127).
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 7.02. Waivers; Amendments.
          (a) No Deemed Waivers. No failure or delay by any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
          (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings and by the Administrative Agent with the consent of the appropriate Secured Parties as more particularly provided in Section 10.02(c) of the Credit Agreement.
          SECTION 7.03. Expenses.
          (a) Reimbursement of Expenses. Holdings agrees to reimburse each of the Secured Parties for all reasonable costs and expenses of the Secured Parties (including, without limitation, the reasonable fees and expenses of legal counsel; provided, that the Lenders and the Issuing Lenders (but not the Administrative Agent) shall be limited to one counsel together for the Lenders and the Issuing Lenders as a group so long as any Lender or any Issuing Lender, as the case may be, has not, in good faith (and based on advice of counsel for such Lender or such Issuing Lender, as the case may be), reasonably determined that its interests conflict sufficiently with those of the other Lenders to warrant the employment of separate counsel for such Lender or such Issuing Lender, as the case may be, in which case such Lender or such Issuing Lender shall be paid, or reimbursed for payment of, the fees, charges and disbursements of such separate counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of Holdings in respect of the Collateral that Holdings has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 7.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Article IV hereof.
          (b) Payment Upon Demand. All amounts due under this Section 7.03 shall be payable promptly after written demand therefor.
          SECTION 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Holdings, the Secured Parties and each holder of the Secured Obligations, except that Holdings may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by Holdings without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than Holdings and its respective successors and assigns, the Secured Parties and each holder of the Secured Obligations) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          SECTION 7.05. Counterparts. This Agreement may be executed in counterparts (and by the parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 7.07. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Holdings or its properties in the courts of any jurisdiction.
          (c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 7.07. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 7.08. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.08.
          SECTION 7.09. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 7.10. Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.
          SECTION 7.11. First Lien Intercreditor Agreement. In the event the Administrative Agent enters into the Intercreditor Agreement (as such term is defined in the Credit Agreement), the provisions of this Agreement shall be subject to the provisions of such Intercreditor Agreement and in the event of any conflict between this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Guaranty and Pledge Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAMAR ADVERTISING COMPANY
By:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:
Signature Page to the Holdings Guaranty and Pledge Agreement

EXHIBIT E
[Form of Joinder Agreement]
JOINDER AGREEMENT
          JOINDER AGREEMENT dated as of                     , 20___by                     , a                       corporation (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          Lamar Media Corp., a Delaware corporation (the “Company”), Lamar Advertising of Puerto Rico, Inc. (the “Subsidiary Borrower” and, together with each Additional Subsidiary Borrower that may become a party thereto, the “Subsidiary Borrowers” and collectively with the Company, the “Borrowers”) and certain of its subsidiaries (collectively, the “Existing Subsidiary Guarantors” and, together with the Borrowers, the “Securing Parties”) are parties to a Credit Agreement dated as of April 28, 2010 (as modified and supplemented and in effect from time to time, the “Credit Agreement”, providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by the Lenders named therein (collectively, together with any entity that becomes a “Lender” party to the Credit Agreement after the date hereof as provided therein, the “Lenders” and, together with Administrative Agent and any successors or assigns of any of the foregoing, the “Secured Parties”) to the Company in an aggregate principal or face amount not exceeding $1,125,000,000 (which, in the circumstances contemplated by Section 2.01(c) thereof, may be increased to $1,625,000,000 and made available to the Company and the Subsidiary Borrower). In addition, the Borrowers may from time to time be obligated to one or more of the Lenders under the Credit Agreement in respect of Swap Agreements under and as defined in the Credit Agreement (collectively, the “Swap Agreements”).
          In connection with the Credit Agreement, the Borrowers, the Existing Subsidiary Guarantors and the Administrative Agent are parties to a Pledge Agreement dated as of April 28, 2010 (the “Pledge Agreement”) pursuant to which the Securing Parties have, inter alia, granted a security interest in the Collateral (as defined in the Pledge Agreement) as collateral security for the Secured Obligations (as so defined). Terms defined in the Pledge Agreement are used herein as defined therein.
          To induce the Secured Parties to enter into the Credit Agreement, and to extend credit thereunder and to extend credit to the Borrowers under Swap Agreements, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Additional Subsidiary Guarantor has agreed to become a party to the Credit Agreement and the Pledge Agreement as a “Subsidiary Guarantor” thereunder, and to pledge and grant a security interest in the Collateral (as defined in the Pledge Agreement).
          Accordingly, the parties hereto agree as follows:
          Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.
          Section 2. Joinder to Agreements. Effective upon the execution and delivery hereof, the Additional Subsidiary Guarantor hereby agrees that it shall become a “Subsidiary Guarantor” under and for all purposes of the Credit Agreement and the Pledge Agreement with all the rights and obligations of a
Joinder Agreement

Subsidiary Guarantor thereunder. Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby:
     (i) jointly and severally with the other Subsidiary Guarantors party to the Credit Agreement guarantees to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article III of the Credit Agreement;
     (ii) pledges and grants the security interests in all right, title and interest of the Additional Subsidiary Guarantor in all Collateral (as defined in the Pledge Agreement) now owned or hereafter acquired by the Additional Subsidiary Guarantor and whether now existing or hereafter coming into existence provided for by Article III of the Pledge Agreement as collateral security for the Secured Obligations and agrees that Annex 1 thereof shall be supplemented as provided in Appendix A hereto;
     (iii) makes the representations and warranties set forth in Article IV of the Credit Agreement and in Article II of the Pledge Agreement, to the extent relating to the Additional Subsidiary Guarantor or to the Pledged Equity evidenced by the certificates, if any, identified in Appendix A hereto; and
     (iv) submits to the jurisdiction of the courts, and waives jury trial, as provided in Sections 10.09 and 10.10 of the Credit Agreement.
          The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 6.10(a)(iii) of the Credit Agreement to the Secured Parties.
Joinder Agreement

          IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]
By:
Title:

Accepted and agreed: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

Joinder Agreement

EXHIBIT F
[Form of Lender Addendum]
          Reference is made to the Credit Agreement, dated as of April 28, 2010 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), between LAMAR MEDIA CORP., a corporation duly organized and validly existing under the law of the State of Delaware (the “Company”), LAMAR ADVERTISING OF PUERTO RICO, INC., each Additional Subsidiary Borrower that may become a party thereto, any Subsidiary Guarantors party thereto, the lenders party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.14 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth opposite it signature below, effective as of the Effective Date.
          This Lender Addendum shall be construed in accordance with and governed by the law of the State of New York.
          This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
          IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this ___day of                     , ___.

Commitments:	[NAME OF LENDER]
By:
Name:
Title:

Lender Addendum

Accepted and agreed: LAMAR MEDIA CORP.
By:
Name:
Title:

LAMAR ADVERTISING OF PUERTO RICO, INC.
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

Lender Addendum

EXHIBIT G
[Form of Additional Subsidiary Borrower Designation Letter]
ADDITIONAL SUBSIDIARY BORROWER DESIGNATION LETTER
[Date]

To:	JPMorgan Chase Bank, N.A. as Administrative Agent Attention: [ ]
Re:	Credit Agreement dated as of April 28, 2010 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), between Lamar Media Corp. (the “Company”), Lamar Advertising of Puerto Rico, Inc., each Additional Subsidiary Borrower that become a party thereto, the Subsidiary Guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
Dear Ladies and Gentlemen:
          This letter is the “Additional Subsidiary Borrower Designation Letter” being delivered to you pursuant to the above-referenced Credit Agreement. Except as otherwise provided herein, terms defined in the Credit Agreement are used herein as defined therein.
          By its signature below, the Company hereby designates                      as an “Additional Subsidiary Borrower” under the Credit Agreement and the Pledge Agreement. By its signature below, the Additional Subsidiary Borrower hereby agrees to be bound by all of the provisions of the Credit Agreement and the Pledge Agreement applicable to it in its capacity as the “Additional Subsidiary Borrower” thereunder. In addition, the Additional Subsidiary Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
     (a) it is a Wholly Owned Subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of Puerto Rico, Canada (or a Province thereof), Mexico or any other U.S. or non-U.S. jurisdiction;
     (b) each of the representations and warranties applicable to it set forth in Article IV of the Credit Agreement, and Article II of the Pledge Agreement (to the extent relating to the Additional Subsidiary Guarantor or to the Pledged Equity evidenced by the certificates, if any, identified in Appendix A hereto), are true and complete on the date hereof as if set forth in full herein;
Additional Subsidiary Borrower Designation Letter

     (c) there are no filings or recordings of the Credit Agreement or any other document to be made with any Governmental Authority or any stamp or similar tax to be paid on or in respect of this Subsidiary Borrower Designation Letter, the Credit Agreement or any other document that if not made or paid would adversely affect the legality, validity, enforceability or admissibility in evidence of the Credit Agreement against it; and
     (d) [other representations with respect to applicable local law deemed appropriate in the reasonable determination of the Administrative Agent.]
          The Subsidiary Borrower hereby pledges and grants the security interests in all right, title and interest of the Subsidiary Borrower in all Collateral (as defined in the Pledge Agreement) now owned or hereafter acquired by the Subsidiary Borrower and whether now existing or hereafter coming into existence provided for by Article III of the Pledge Agreement as collateral security for its Secured Obligations and agrees that Annex 1 thereof shall be supplemented as provided in Appendix A hereto.
          The Subsidiary Borrower hereby requests that counsel to the Subsidiary Borrower deliver the opinion referred to in Section 2.01(c) of the Credit Agreement to the Administrative Agent and the Lenders.
          This Subsidiary Borrower Designation Letter shall be governed by and construed in accordance with the law of the State of New York.
Additional Subsidiary Borrower Designation Letter

          IN WITNESS WHEREOF, the Company and the Subsidiary Borrower have caused this Subsidiary Borrower Designation Letter to be duly executed and delivered as of the day and year first above written.

LAMAR MEDIA CORP.
By:
Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY BORROWER]
By:
Name:
Title:

Accepted and Agreed: JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

Additional Subsidiary Borrower Designation Letter

EXHIBIT H
FORM OF OFFERED RANGE PREPAYMENT OPTION NOTICE
Date:                     , 20__

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent
Ladies and Gentlemen:
     This Offered Range Prepayment Option Notice is delivered to you pursuant to Section 2.09(a)(ii) of that certain Credit Agreement, dated as of April 28, 2010 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Lamar Media Corp. (the “Company”), Lamar Advertising of Puerto Rico, Inc. (“Subsidiary Borrower”), each Additional Subsidiary Borrower that may become a party thereto (each an “Additional Subsidiary Borrower” and together with the Company and the Subsidiary Borrower, the “Borrowers”), the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties thereto.
     The Company [and the][Subsidiary Borrower][Additional Subsidiary Borrower identified on the signature page hereto], effective as of [                    , 20___], pursuant to Section 2.09(a)(ii) of the Agreement, hereby notifies each Lender that [it is][they are] seeking:
1.	to prepay [describe Class of Term Loans] at a discount (or such other price established through the procedures set forth in Section 2.09(a)(ii) of the Credit Agreement) in an aggregate principal amount of [$ ][7] (the “Proposed Offered Range Prepayment Amount”);

2.	a percentage of the par value of the principal amount of [describe Class of Term Loans] greater than or equal to % of par value but less than or equal to [ ]% of par value (the “Proposed Range”); and

3.	a Lender Participation Notice on or before [ , 20___][2], as determined pursuant to Section 2.09(a)(ii) of the Agreement (the “Acceptance Date”).
     The Company [and the undersigned Borrower] expressly agree[s] that this Offered Range Prepayment Option Notice is subject to the provisions of Section 2.09(a)(ii) of the Agreement.

[1]	Insert amount that is minimum of $10.0 million.

[2]	Insert date (a Business Day) that is at least five Business Days after date of the Offered Range Prepayment Option Notice.

     The Company [and the undersigned Borrower] hereby represent[s] and warrant[s] to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:
1.	No Default or Event of Default has occurred and is continuing, or would result from [the Company][[and][the undersigned Borrower] making the Offered Range Voluntary Prepayment (after giving effect to any related waivers or amendments as may be obtained in connection with such Offered Range Voluntary Prepayment).

2.	After giving effect to the Offered Range Voluntary Prepayment, the Company’s Senior Debt Ratio will be less than 3.25 to 1.00 and the Company will have at least $100,000,000 of Available Liquidity.

3.	The representations and warranties set forth in Article IV of the Agreement and each other Loan Document are true and correct in all material respects on and as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

4.	As of the date hereof, [the Company][[and][the undersigned Borrower] (i) has no knowledge, after reasonable inquiry, of the existence of any event or circumstance (actual or contingent), individually or in the aggregate, that will or would reasonably be expected to give rise to a mandatory prepayment of the Loans pursuant to Section 2.09 of the Credit Agreement (other than the accrual of Excess Cash Flow in the ordinary course) and (ii) has no Material Information with respect to Lamar Advertising Company (“Holdings”), the Company or any of their respective Subsidiaries or securities that has not been disclosed to the Administrative Agent for the benefit of the Lenders or to the public. “Material Information” shall mean the disclosure of the occurrence of any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, on (1) the business, property, operations, condition or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, (2) the ability of Holdings, the Company or its Subsidiaries to perform their obligations under the Loan Documents or (3) the rights or remedies available to the Agent and the Lenders under the Loan Documents.
     [The Company ][[and][the undersigned Borrower] respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Agreement of this Offered Range Prepayment Option Notice.

     IN WITNESS WHEREOF, the undersigned has executed this Offered Range Prepayment Option Notice as of the date first above written.

LAMAR MEDIA CORP.
By:
Name:
	Title:	[Chief Financial Officer]

[LAMAR ADVERTISING OF PUERTO RICO, INC.][INSERT NAME OF ADDITIONAL SUBSIDIARY BORROWER]
By:
Name:
Title:

EXHIBIT I
FORM OF LENDER PARTICIPATION NOTICE
Date:                     , 20__

To:	JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin Street, 10th Floor
Houston, Texas 77002-6925
Attention: Shadia Aminu
Telephone: (713) 750-7933
Facsimile: (713) 750-2878
Ladies and Gentlemen:
     Reference is made to (a) that certain Credit Agreement, dated as of April 28, 2010 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Lamar Media Corp. (the “Company”), Lamar Advertising of Puerto Rico, Inc. (the “Subsidiary Borrower”), each Additional Subsidiary Borrower that may become a party thereto, the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties thereto, and (b) that certain Offered Range Prepayment Option Notice, dated                     , 20___, from the Company [and the][Subsidiary Borrower][Additional Subsidiary Borrower identified on the signature page hereto] (the “Offered Range Prepayment Option Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Offered Range Prepayment Option Notice.
     The undersigned Lender hereby gives you notice, pursuant to Section 2.09(a)(ii) of the Agreement, that it is willing to accept an Offered Range Voluntary Prepayment on Term Loans held by such Lender:
1.	in a maximum aggregate principal amount of

$[ ] of Term A-1 Loans

$[ ] of Term A-2 Loans

$[ ] of Term B Loans (collectively, the “Offered Term Loans”), and

2.	at a purchase price equal to [ ]% [1] of the par value of the principal amount of Offered Loans (the “Acceptable Purchase Price”).
     The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.09(a)(ii) of the Agreement. Furthermore, conditioned upon the Applicable Purchase Price determined pursuant to Section 2.09(a)(ii) of the Agreement being a percentage of par value less than or equal to the Acceptable Purchase Price, the undersigned Lender hereby expressly consents and agrees to a prepayment

[1]	Insert amount within Offered Prepayment Range.

of its Offered Term Loans pursuant to Section 2.09(a) of the Agreement in an aggregate principal amount equal to the Offered Term Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Offered Range Prepayment Amount for the relevant Offered Prepayment Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]
By:
Name:
Title:

[By:
Name:
	Title:	][2]

[2]	If a second signature is required.

EXHIBIT J
FORM OF OFFERED RANGE VOLUNTARY PREPAYMENT NOTICE
     Date:                     , 20___

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent
Ladies and Gentlemen:
     This Offered Range Voluntary Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii) of that certain Credit Agreement, dated as of April 28, 2010 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Lamar Media Corp. (the “Company”), Lamar Advertising of Puerto Rico, Inc. (“Subsidiary Borrower”), each Additional Subsidiary Borrower that may become a party thereto (each an “Additional Subsidiary Borrower” and together with the Company and the Subsidiary Borrower, the “Borrowers”), the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties thereto.
     The Company [and the][Subsidiary Borrower][Additional Subsidiary Borrower identified on the signature page hereto] hereby irrevocably notifies you that, pursuant to Section 2.09(a)(ii) of the Agreement, the Company [and such Borrower] will make an Offered Range Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:
1.	on or before [ ], 20___[1], as determined pursuant to Section 2.09(a)(ii) of the Agreement,

2.	in the aggregate principal amount of

$[ ] of Term A-1 Loans

$[ ] of Term A-2 Loans

$[ ] of Term B Loans, and

3.	at a purchase price equal to [ ]% of the par value of the principal amount of the Loans (the “Applicable Purchase Price”).
     The Company [and the undersigned Borrower] expressly agrees that this Offered Range Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.09(a) of the Agreement.

[1]	Insert date (a Business Day) that is no later than three Business Days after date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Purchase Price and determine the amount and holders of Qualifying Loans).

     The Company [and the undersigned Borrower] hereby represent[s] and warrant[s] to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:
1.	No Default or Event of Default has occurred and is continuing or would result from [the Company][and][the undersigned Borrower] making the Offered Range Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Offered Range Voluntary Prepayment).

2.	After giving effect to the Offered Range Voluntary Prepayment, the Company’s Senior Debt Ratio will be less than 3.25 to 1.00 and the Company will have at least $100,000,000 of Available Liquidity.

3.	Each of the conditions to the Offered Range Voluntary Prepayment contained in Section 2.09(a)(ii) of the Agreement has been satisfied.

4.	The representations and warranties set forth in Article III of the Agreement and each other Loan Document are true and correct in all material respects on and as of the date hereof, the Acceptance Date and the date of the Offered Range Voluntary Prepayment (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

5.	As of the date hereof, the Company [and][the undersigned Borrower] (i) [has][have] no knowledge, after reasonable inquiry, of the existence of any event or circumstance (actual or contingent), individually or in the aggregate, that will or would reasonably be expected to give rise to a mandatory prepayment of the Loans pursuant to Section 2.09 of the Credit Agreement (other than the accrual of Excess Cash Flow in the ordinary course) and (ii) [has][have] no Material Information with respect to Lamar Advertising Company (“Holdings”), the Company or any of their respective Subsidiaries or securities that has not been disclosed to the Administrative Agent for the benefit of the Lenders or to the public. “Material Information” shall mean the disclosure of the occurrence of any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, on (1) the business, property, operations, condition or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, (2) the ability of Holdings, the Company or its Subsidiaries to perform their obligations under the Credit Documents or (3) the rights or remedies available to the Agent and the Lenders under the Loan Documents.
     The Company [and][the undersigned Borrower] agree[s] that if prior to the date of the Offered Range Voluntary Prepayment, any representation or warranty made herein by it will not be true and correct as of the date of the Offered Range Voluntary Prepayment as if then made, it will promptly notify the Administrative Agent in writing of such fact, who will promptly notify each participating Lender. After such notification, any participating Lender may revoke its Lender Participation Notice within two Business Days of receiving such notification.
     The Company [and][the undersigned Borrower] acknowledge[s] that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with extending Offered Loans and the acceptance of any Offered Range Voluntary Prepayment made as a result of this Offered Range Voluntary Prepayment Notice.
     The Company [has][have] respectfully request[s] that Administrative Agent promptly notify each of the Lenders party to the Agreement of this Offered Range Voluntary Prepayment Notice.

     IN WITNESS WHEREOF, the undersigned has executed this Offered Range Voluntary Prepayment Notice as of the date first above written.

LAMAR MEDIA CORP.
By:
Name:
	Title:	[Chief Financial Officer]

[LAMAR ADVERTISING OF PUERTO RICO, INC.][INSERT NAME OF ADDITIONAL SUBSIDIARY BORROWER]
By:
Name:
Title: